As filed pursuant to Rule 424(b)(3)

Registration No. 333-216023

PROSPECTUS

COOL TECHNOLOGIES, INC.

50,000,000 shares of Common Stock

This placement transactions and at varying prices. The prices at which Bellridge may sell the shares will be determined by the prevailing market price for the shares or in privately negotiated transactions. See “Plan of Distribution” for additional information.

Our commoprospectus relates to the resale, from time to time, of up to 50,000,000 shares of our common stock by Bellridge Capital, LP, a Delaware limited partnership (“Bellridge”). The shares of common stock being offered by Bellridge are issuable pursuant to a securities purchase agreement we entered into with Bellridge on December 6, 2016, which we refer to in this prospectus as the Equity Purchase Agreement.

See the section of this prospectus entitled “Bellridge Transaction” for a description of the Equity Purchase Agreement and the section entitled “Selling Stockholder” for additional information about Bellridge. We will not receive any proceeds from the sales of shares of our common stock by Bellridge; however, we may receive gross proceeds of up to $5,000,000 under the Equity Purchase Agreement.

Bellridge is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. Bellidge may offer the shares pursuant to this prospectus for resale in a number of different ways through public or private n stock is quoted on the OTCQB under the symbol "WARM". On November 22, 2017, the last reported sales price for our common stock as reported on the OTCQB was $0.07 per share.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE SECTION ENTITLED "RISK FACTORS" IN THIS PROSPECTUS BEGINNING ON PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

The date of this prospectus is December 12, 2017.

COOL TECHNOLOGIES, INC.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking statements". Forward-looking statements reflect the current view about future events. When used in this prospectus, the words "anticipate," "believe," "estimate," "expect," "future," "intend," "plan," or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, a continued decline in general economic conditions nationally and internationally; decreased demand for our products and services; market acceptance of our products and services; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize new and improved products and services; our ability to raise capital to fund continuing operations; changes in government regulation; our ability to complete customer transactions and capital raising transactions; and other factors (including the risks contained in the section of this prospectus entitled "Risk Factors") relating to our industry, our operations and results of operations and any businesses that may be acquired by us. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law we do not intend to update any of the forward-looking statements to conform these statements to actual results.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider in making your investment decision. You should read the entire prospectus carefully, especially the discussion regarding the risks of investing in our securities under the heading "Risk Factors" beginning on page 6 of this prospectus and our financial statements and related notes incorporated by reference in this prospectus, before investing in our securities. In this prospectus, "HPEV," the "Company," "we," "us," and "our" refer to HEPV, Inc., as our company was formerly known as until August 20, 2015, and "Cool Technologies, Inc." after such date.

Overview

We were incorporated on July 22, 2002 in the State of Nevada under the name Bibb Corporation. On September 3, 2010, we changed our name to Z3 Enterprises, Inc. ("Z3") and on April 5, 2012, to HPEV, Inc. On August 20, 2015, we changed our name to Cool Technologies, Inc. Our 95% owned subsidiary, Ultimate Power Truck, LLC ("UPT"), was formed on April 17, 2014 in the State of Florida.

On March 29, 2011, we entered into a share exchange agreement (which was amended on June 14, 2011) with HPEV, Inc., a Delaware corporation ("the Share Exchange Agreement") to acquire 100 shares, constituting all of the issued and outstanding shares of HPEV, Inc. in consideration for the issuance of 22,000,000 shares of common stock. Upon closing of the share exchange on April 15, 2011, HPEV, Inc. became our wholly owned subsidiary. There was a change of control of our company on April 15, 2011 as a result of the issuance of 21,880,000 shares of our common stock to the original shareholders of HPEV, Inc. pursuant to the terms of the Share Exchange Agreement. An additional 120,000 shares were issued during the fourth quarter of 2011 which completed the issuance of 22,000,000 shares of common stock under the terms of the amended Share Exchange Agreement.

We have developed and intend to commercialize thermal dispersion technologies in various product platforms and a parallel power input gearbox, around which we have designed a mobile generator system that can be retrofit onto new and existing trucks. In preparation, we have applied for trademarks for one of our technologies and its acronym.

Our technologies are divided into two distinct but complementary categories: heat dispersion technology and mobile power generation (MG).

We plan to commercialize thermal dispersion technologies based on proprietary composite heat structures and heat pipe architecture in various product platforms such as electric motors, pumps, turbines, bearings and vehicle components. We believe that our technologies can help increase the efficiency and lifespan as well as help meet regulatory emissions standards for heat producing equipment and components.

We believe that the simplicity of the heat pipe architecture as well as the fact that it provides effective new applications for existing manufacturing processes should enhance the cost structure in several large industries including motor/generator and engine manufacturing.

We also plan to commercialize an integrated parallel power input system that can be retrofit onto new and existing American trucks. The integrated system enables work trucks to run an on-board generator to deliver mobile electric power. When the generator is enhanced by our thermal technology, we believe it should be able to output more power than any other generator of its size on the market.

The markets we intend to serve with our mobile generation system include consumer, industrial and military markets, both in the U.S. and worldwide.

We opened our UPT headquarters in Largo, Florida in May 2014. We use the facility to perform research and development for our mobile generator business and it will serve as a sales showroom in the future.

As of November 22, 2017, we have seven US patents, one Mexican patent, four pending patent applications (2 in Canada, 1 in Brazil and 1 US) and one US provisional patent application, all in the area of composite heat structures, motors, and related structures, heat pipe architecture, applications (commonly referred to as 'thermal' or 'heat dispersion technology') and a parallel vehicle power platform. We also have a patent cooperation treaty ("PCT") application filed for a heat pipe cooled brake system, a parallel power input gearing system (“PPIG”) and radial vent thermal technology.

We hope to commercialize our patents by integrating our technology with Original Equipment Manufacturer (OEM) partners, by licensing our thermal technologies and applications to electric motor, generator, pump and vehicle component (brake, resistor, caliper) manufacturers; and by licensing or marketing a mobile electric power system powered by our proprietary gearing system to commercial vehicle and fleet owners.

On October 7, 2016, our Board of Directors and the holders of all of the issued and outstanding shares of Series B Stock of the Company representing 66 2/3% of the voting stock of the Company adopted resolutions which authorized the Company to act on a proposal to effect a reverse stock split on the issued and outstanding shares of common stock of the Company on a 15:1 basis (the “Reverse Split”). In lieu of pursuing FINRA’s approval for its contemplated Reverse Split, the Company (with Bellridge’s consent), filed an amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada increasing its authorized shares of common stock, from 140,000,000 shares to 350,000,000 shares, effective March 22, 2017. The Company currently believes that the increase in authorized share capital eliminates the need for any other type of corporate action such as a reverse stock split.

Our corporate headquarters are located at 8875 Hidden River Parkway, Suite 300, Tampa, Florida 33637 and our telephone number is (813) 975-7467.

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Bellridge Transaction

Equity Purchase Agreement

On December 6, 2015, we entered into an Equity Purchase Agreement and a registration rights agreement (the “Registration Rights Agreement”) with Bellridge, pursuant to which Bellridge has agreed to purchase from us up to $5,000,000 in shares of our common stock, subject to certain limitations from time to time over a 36-month period commencing on the date of effectiveness of a registration statement which provides for the resale of such shares pursuant to the Registration Agreement. The shares issuable to Bellridge under the Equity Purchase Agreement are being offered pursuant to this prospectus. The likelihood that the Company will receive the full amount of proceeds available under the Agreement and its reliance on Bellridge as a source of funding will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. At a price per share of $0.07, the Company would have to issue 71,428,572 shares to access the full $5,000,000 available under the agreement with Bellridge. No fees or commissions are required to be paid upon the sale to Bellridge of these shares.

Upon the effectiveness of a registration statement which provides for the resale of the shares, we may direct Bellridge, at our sole discretion and subject to certain conditions, to purchase a minimum of $25,000 and a maximum of $500,000 of shares (each a “Draw Down”) that is no more than 300% of the average trading volume of our common stock during the 10-day period immediately prior to the Draw Down. The purchase price of the shares under the Equity Purchase Agreement is the average of the lowest trade price of our common stock during the ten trading days immediately prior to each Draw Down notice plus a 20% discount.

We will control the timing and amount of any sales of common stock to Bellridge but we may not request a Draw Down less than ten business days apart.

The proceeds received by us under the Equity Purchase Agreement are expected to be used for general corporate purposes. The Equity Purchase Agreement limits our sales of shares of common stock to Bellridge to no more than the number of shares that would result in the beneficial ownership by Bellridge, at any single point in time, of more than 4.99% of the then outstanding shares of our common stock. However, the 4.99% limitation may be increased by Bellridge up to 9.99% upon at least 61 days’ prior notice to us. These ownership limitations do not prevent Bellridge from selling some of its shares and then receiving additional shares in a Draw Down.

As consideration for its commitment to purchase shares of common stock pursuant to the Equity Purchase Agreement, we agreed to issue to Bellridge 1,317,176 shares of common stock.

As of November 22, 2017, there were 152,586,983 shares of our common stock issued and outstanding. If all of the 50,000,000 shares offered by Bellridge under this prospectus were issued and outstanding as of such date, such shares would represent approximately 32.8% of the total common stock outstanding. Assuming a price per share of $0.07 and the sale of all 50,000,000 shares to Bellridge, the Company would only be able to raise net proceeds of $3,500,000.

The actual number of shares to be purchased by Bellridge under the Equity Purchase Agreement and ultimately offered for resale by Bellridge is variable, depending on the market price of our common stock at the time of each sale. Accordingly, we cannot predict the actual total number of shares to be issued to Bellridge.

On November 20, 2017, we entered into an amendment to the Equity Purchase Agreement with Bellridge to delete the requirement that our common stock have a price of at least $0.06 per share to effectuate a Draw Down. All other terms of the Equity Purchase Agreement remain in effect.

There are substantial risks to our stockholders as a result of the sale and issuance of common stock to Bellridge under the Equity Purchase Agreement. These risks include substantial dilution, significant declines in our stock price and our inability to draw sufficient funds when needed. See “Risk Factors.” Issuance of our common stock to Bellridge under the Equity Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Bellridge.

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SUMMARY OF THE OFFERING

The following is a summary of the shares being offered by this prospectus:

Common stock offered by the selling stockholder	Up to 50,000,000 shares of common stock which we may sell to Bellridge under the Equity Purchase Agreement.

Common stock outstanding prior to the offering	152,586,983 shares

Common stock to be outstanding after the offering	202,586,983 shares

Use of proceeds

We will not receive any proceeds from the sale of shares of our common stock by Bellridge; however, we may receive proceeds of up to $5,000,000 under the Equity Purchase Agreement for the sale of such shares to Bellridge. We intend to use the net proceeds from this offering for working capital purposes. We have agreed to bear the expenses relating to the registration of the shares for the selling stockholder.

Risk Factors	You should carefully read "Risk Factors" in this prospectus for a discussion of factors that you should consider before deciding to invest in our common stock.

The number of shares of our common stock that will be outstanding immediately after this offering is based on 152,586,983 shares of common stock outstanding as of November 22, 2017 and excludes an aggregate of 76,594,168 shares of common stock issuable upon the exercise of stock options and warrants which were outstanding as of November 22, 2017, and the conversion of preferred stock.

RISK FACTORS

An investment in the Company's common stock involves a high degree of risk. You should carefully consider the risks described below as well as other information provided to you in this prospectus, including information in the section of this document entitled "Forward Looking Statements." There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

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RISKS RELATED TO OUR BUSINESS AND INDUSTRY

Our independent auditors have expressed their concern as to our ability to continue as a going concern.

As a result of our financial condition, we have received a report from our independent registered public accounting firm for our financial statements for the years ended December 31, 2016 and 2015 that includes an explanatory paragraph describing the uncertainty as to our ability to continue as a going concern. As of September 30, 2017, we have incurred net losses of $44,222,918 since inception and have not fully commenced operations, raising substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on our ability to generate revenue, achieve profitable operations and repay our obligations when they come due. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty. We are negotiating additional funding arrangements to support completion of the initial phases of our business plan: to license its thermal technologies and applications, including submersible dry-pit applications; to license and sell mobile generation retrofit kits (our Ultimate Power Truck business) driven by our proprietary gearing system. There can be no assurance, however, that we will be successful in accomplishing these objectives.

Our limited operating history makes evaluating our business and future prospects difficult, and may increase the risk of your investment.

We have a very limited operating history on which investors can base an evaluation of our business, operating results and prospects. We have no operating history with respect to commercializing our heat pipe technology and licensing it to motor and generator manufacturers or selling mobile generators or translating our thermal technology from testing and one-off applications into mass market production. Consequently, it is difficult to predict our future revenues, if any, and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business.

We have only recently begun the final commercialization of our complete mobile power generation system. Completion of the initial commercialization of the mobile power generation system is dependent upon the availability of sufficient funds, final engineering, component procurement, and build out and testing. This limits our ability to accurately forecast the cost of the new vehicle installations or retrofits or to determine a precise date on which the commercial platform for vehicle installations or retrofits will be released. In addition, we may also need to do extensive testing to ensure that the installations and retrofits are in compliance with applicable National Highway Traffic Safety Administration safety regulations and EPA regulations prior to full distribution to our licensees. If the markets for mobile power generation installations or retrofits and/or electric motors enhanced with thermal technology and/or mobile generators do not develop as we expect or develop more slowly than we expect, our business, prospects, financial condition and operating results will be harmed.

We have a history of operating losses and expect to continue incurring losses for the foreseeable future.

We were incorporated in 2002 and in March 2011, we began commercialization of our technologies and research and development activities. We incurred cumulative net losses of $44,222,918 as of September 30, 2017. We cannot anticipate when, if ever, our operations will become profitable. We expect to incur significant net losses as we develop and commercialize our technologies and pursue our business strategy. We intend to invest significantly in our business before we expect cash flow from operations to be adequate to cover our operating expenses. If we are unable to execute our business strategy and grow our business, for any reason, our business, prospects, financial condition and results of operations will be adversely affected.

If we are unable to obtain additional funding, our business operations will be harmed.

We will require additional funds to implement our complete product development and to commercialize our products. We anticipate that we will require a minimum of $3,200,000 with anticipated expenses of $1.4 million for public company filings, consultants, vendors and professional fees and salaries) to fund our planned activities for the next twelve months. We may issue additional equity securities to raise needed capital. We may be unable to secure such funding when needed in adequate amounts or on acceptable terms, if at all. Any additional equity financing may involve substantial dilution to our then existing stockholders. The inability to raise the additional capital will restrict our ability to develop and conduct business operations.

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Additionally, after the effectiveness of a registration statement covering an additional 50,000,000 shares, we may direct Bellridge to purchase up to $5,000,000 worth of shares of our common stock under the Equity Purchase Agreement over a 36-month period. However, there can be no assurance that we will be able to receive any or all of the additional funds from Bellridge because the Equity Purchase Agreement contains limitations, restrictions and other provisions that could limit our ability to cause Bellridge to buy common stock from us, including that Bellridge shall not own more than 4.99% of our common stock under the Purchase Agreement. This ownership limitation does not prevent Bellridge from selling some of its shares and then receiving additional shares in a Draw Down.

Our reliance on Bellridge as a source of funding will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Bellridge were to prove unavailable or prohibitively dilutive, we will need to raise additional funds in order to commercialize our products.

The market for mobile power generation is relatively new.

Mobile Power Generation is evolving, as more hybrid and electric vehicles are sold and low power generation systems are incorporated in internal combustion trucks. Significant increases in the electrical output of existing mobile power systems, new government regulations or changes in consumer demand and behavior may slow the growth of our business and negatively impact our financial results.

If we are unable to keep up with rapid technological changes in our field, we will be unable to operate profitably.

Our industry is characterized by extensive research efforts and rapid technological progress. If we fail to anticipate or respond adequately to technological developments, our ability to operate profitably could suffer. We cannot assure you that research and discoveries by other companies will not render our technologies or potential products or services uneconomical or result in products superior to those we develop or that any technologies, products or services we develop will be preferred to any existing or newly-developed technologies, products or services.

Many of our potential competitors are better established and have significantly greater resources which may make it difficult for us to compete in the markets in which we intend to sell our products.

The market for the products we develop is highly competitive. Many of our potential competitors are well established with larger and better resources, longer relationships with customers and suppliers, greater name recognition and greater financial, technical and marketing resources than we have. Increased competition may result in price reductions, reduced gross margins, loss of market share and loss of licensees, any of which could materially and adversely affect our business, operating results and financial condition. We cannot ensure that prospective competitors will not adopt technologies or business plans similar to ours, or develop products which may be superior to ours or which may prove to be more popular. It is possible that new competitors will emerge and rapidly acquire market share. We cannot ensure that we will be able to compete successfully against future competitors or that the competitive pressures will not materially and adversely affect our business, operating results and financial condition.

We may experience significant delays in the design and implementation of our thermal technology into the motors and/or generators of the companies with which we have research and development agreements which could harm our business and prospects.

Motor manufacturers often experience delays in the design, manufacture and commercial release of new product lines. Any delay in the financing, design, and implementation of our thermal technology into the motor and/or generator lines of companies with which we may have research and development agreements could materially damage our brand, business, prospects, financial condition and operating results.

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If we are unable to adequately control the costs associated with operating our business, including our costs of sales and materials, our business, financial condition, operating results and prospects will suffer.

If we are unable to maintain a sufficiently low level of costs for designing, marketing, selling and distributing our conversion system and thermal technologies relative to their selling prices, our operating results, gross margins, business and prospects could be adversely impacted. We have made, and will be required to continue to make, significant investments for the design and sales of our system and technologies. There can be no assurances that our costs of producing and delivering our system and technologies will be less than the revenue, if any, we may generate from sales and/or licensing. We may be required to incur substantial marketing costs and expenses to promote our systems and technologies, even though our marketing expenses to date have been relatively limited. Many of the factors that impact our operating costs are beyond our control. For example, the costs of our components could increase due to shortages if global demand for such components increases.

We will be dependent on our suppliers, some of which are single or limited source suppliers and the inability or refusal of these suppliers to deliver components at prices and volumes acceptable to us would have an adverse effect on our business.

We are currently evaluating and selecting suppliers for our conversion system. We hope to source globally from a number of suppliers, some of whom may be single source suppliers for these components. While we hope to obtain components from multiple sources whenever possible, it may not always be possible to avoid purchasing from a single source. To date, we have not qualified alternative sources for any of our single-sourced components. We may be unable to establish alternate supply relationships and obtain or engineer replacements for our single source components, in the short term or at all, or at prices favorable to us. Qualifying alternate suppliers or developing our own replacements for certain highly customized components may be time consuming and costly.

Failure to obtain reliable sources of component supply that will enable us to meet quality, price, engineering, design and production standards, as well as the production volumes required to successfully market our conversion system could negatively affect our Company's revenues and business operations. Even if we are successful in developing a high volume conversion platform and reliable sources of component supply, we do not know whether we will be able to do so in a manner that avoids significant delays and cost overruns.

If we experience significant increased demand, or need to replace our existing suppliers, there can be no assurance that additional supplies of component parts will be available when required on terms that are favorable to us, or that a supplier would allocate sufficient supplies to us in order to meet our requirements or fill our orders in a timely manner. The loss of any single or limited source supplier or the disruption in the supply of components from these suppliers could lead to delays to our customers, which could hurt our relationships with our customers, result in negative publicity, damage our brand and adversely affect our business, prospects and operating results.

Any significant disruption in our supplier relationships, particularly relationships with sole source suppliers, could harm our business. Furthermore, some of our suppliers may not be able to handle any commodity cost volatility and/or sharply changing volumes while still performing as we expect. To the extent our suppliers experience supply disruptions, there is a risk for delivery delays, production delays, production issues or delivery of non-conforming products by our suppliers. Even where these risks do not materialize, we may incur costs as we try to make contingency plans for such risks.

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The use of, mobile generators or incorporation of our heat pipe technology in vehicle components or electric motors and generators may not become sufficiently accepted for us to develop our business.

In order to develop our business, we must license fleet, dealer and service center and manufacturing customers. We cannot guarantee that we will be able to develop these customers or that they will enter into license agreements with us. Whether we will be able to develop a customer base will depend on a number of factors, including the level of acceptance of mobile generation by fleet owners and the general public or the desire by vehicle parts or electric motor manufacturers to enhance their products with our heat pipe technology. If we are unable to develop a customer base we will be unable to develop and grow our business.

If there are advances in other alternative vehicle technologies, or if there are improvements in existing mobile power generation systems or in heat reduction or heat transfer technology, mobile power generation installations or retrofits and our other products may decline and our business may suffer.

While we are currently unaware of innovations in or introductions of new heat reduction or heat transfer technologies or mobile generation, competitors or others may introduce new technology that offers better or equivalent results at a lower price at any time which would have a detrimental effect on our business and operations.

Our research and commercialization efforts may not be sufficient to adapt to technological changes.

As technologies change, we plan to upgrade or adapt our mobile power generation system in order to continue to provide vehicles with the latest technology. However, our installations or retrofits may not compete effectively with alternative vehicles if we are not able to source and integrate the latest technology into our mobile power generation system. We plan to offer a no-idle system, however, since we do not plan to manufacture battery cells, we are dependent on suppliers of battery cell technology for our battery packs. Any failure to keep up with advances in electric or hybrid vehicle technology would result in a decline in our competitive position which would adversely affect our business, prospects, operating results and financial condition.

A prolonged economic downturn or economic uncertainty could adversely affect our business and cause us to require additional sources of financing, which may not be available.

Economic cycles and any related fluctuation in the businesses of our potential fleet customers, electric motor manufacturers or income of the general public may have a material adverse effect on our financial condition, results of operations or cash flows. If global economic conditions deteriorate or economic uncertainty increases, our potential customers may experience lowered incomes or deterioration of their businesses, which may result in the delay or cancellation of plans to convert their vehicles, reduced license sales or reduced royalties from sales by licensees. As a consequence, our cash flow could be adversely impacted.

Any changes in business credit availability or cost of borrowing could adversely affect our business.

Declines in the availability of business credit and increases in corporate borrowing costs could negatively impact the number of mobile generators installed and the number of electric motors and generators manufactured. Substantial declines in the number of installations or retrofits by our customers could have a material adverse effect on our business, results of operations and financial condition.

If we lose any of our key management personnel, we may not be able to successfully manage our business or achieve our objectives.

Our future success depends in large part upon the leadership and performance of our management and consultants. The Company's operations and business strategy are dependent upon the knowledge and business contacts of our executive officers and our consultants. We have employment agreements with our Chief Executive Officer, Vice President and Chief Technical Officer and a consulting agreement for the services of Quentin Ponder, our Chief Financial Officer. Although, we hope to retain the services of all of our officers, if an officer should choose to leave us for any reason before we have hired additional personnel, our operations may suffer. If we should lose their services before we are able to engage and retain qualified employees and consultants to execute our business plan, we may not be able to continue to develop our business as quickly or efficiently.

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In addition, we must be able to attract, train, motivate and retain highly skilled and experienced technical employees in order to successfully develop our business. Qualified technical employees often are in great demand and may be unavailable in the time frame required to satisfy our business requirements. We may not be able to attract and retain sufficient numbers of highly skilled technical employees in the future. The loss of technical personnel or our inability to hire or retain sufficient technical personnel at competitive rates of compensation could impair our ability to successfully grow our business. If we lose the services of any of our consultants, we may not be able to replace them with similarly qualified personnel, which could harm our business.

We may incur material losses and costs as a result of product defects, warranty claims or product liability actions that may be brought against us.

We face an inherent business risk of exposure to product liability in the event that our mobile power generation system or other products fail to perform as expected or failure of our products results in bodily injury or property damage.

If flaws in the design of our products were to occur, we could experience a rate of failure in our mobile power generation system or other products that could result in significant charges for product re-work or replacement costs. Although we plan to engage in extensive quality programs and processes, these may not be sufficient to avoid conversion or product failures, which could cause us to:

•	lose net revenue;
•	incur increased costs such as costs associated with customer support;
•	experience delays, cancellations or rescheduling of retrofits or orders for our products;
•	experience increased product returns or discounts; or
•	damage our reputation;

all of which could negatively affect our financial condition and results of operations.

If any of our mobile power generation systems or other products are or are alleged to be defective, we may be required to participate in a recall involving such installations or retrofits or products. A recall claim brought against us, or a product liability claim brought against us in excess of our insurance, may have a material adverse effect on our business.

Depending on the terms under which we supply products to a vehicle component or engine manufacturer, a manufacturer may attempt to hold us responsible for some or all of the repair or replacement costs of defective products under their warranties when the manufacturer asserts that the product supplied did not perform as warranted.

Developments or assertions by us or against us relating to intellectual property rights could materially impact our business.

We own significant intellectual property, including a number of patents, and intend to be involved in numerous licensing arrangements. Our intellectual property should play an important role in maintaining our competitive position in a number of the markets we intend to serve.

We will attempt to protect proprietary and intellectual property rights to our products and conversion system through available patent laws and licensing and distribution arrangements with reputable domestic and international companies. Despite these precautions, patent laws afford only limited practical protection in certain countries.

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Litigation may also be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others or to defend against claims of invalidity. Such litigation could result in substantial costs and the diversion of resources.

As we create or adopt new technology, we will also face an inherent risk of exposure to the claims of others that we have allegedly violated their intellectual property rights.

Our products could infringe on the intellectual property rights of others which may result in costly litigation and, if we do not prevail, could also cause us to pay substantial damages and prohibit us from selling or licensing our products.

Third parties may assert infringement or other intellectual property claims against us. We may have to pay substantial damages, including damages for past infringement if it is ultimately determined that our products or technology infringe a third party's proprietary rights. Further, we may be prohibited from selling or providing products before we obtain additional licenses, which, if available at all, may require us to pay substantial royalties or licensing fees. Even if claims are determined to be without merit, defending a lawsuit takes significant time, may be expensive and may divert management's attention from our other business concerns. Any public announcements related to litigation or interference proceedings initiated or threatened against us could cause our business to be harmed and our stock price to decline.

We may incur losses, additional costs or even interruption of business operations as a result of fines or sanctions brought by government regulators.

Our business will be subject to various U.S. federal, state and local, and non-U.S. environmental, transportation and safety laws and regulations.

We cannot assure you that we will be at all times in complete compliance with such laws, regulations and permits. If we violate or fail to comply with these laws, regulations or certifications, we could be fined or otherwise sanctioned by regulators.

We may face risks from doing business internationally.

If we are successful in commercializing our products, we may license, sell or distribute products outside the United States, and derive revenues from these sources. Consequently, our revenues and results of operations will be vulnerable to currency fluctuations. We will report our revenues and results of operations in United States dollars, but a significant portion of our revenues may be earned outside of the United States. We cannot accurately predict the impact of future exchange rate fluctuations on revenues and operating margins. Such fluctuations could have an adverse effect on our business, results of operations and financial condition.

Our business will also be subject to other risks inherent in the international marketplace, many of which are beyond our control. These risks include:

•	laws and policies affecting trade, investment and taxes, including laws and policies relating to the repatriation of funds and withholding taxes, and changes in these laws;
•	changes in local regulatory requirements, including restrictions on installations or retrofits;
•	differing cultural tastes and attitudes;
•	differing degrees of protection for intellectual property;
•	the instability of foreign economies and governments;
•	war and acts of terrorism.

Any of the foregoing could have an adverse effect on our business, financial condition and results of operations.

12

We are subject to extensive financial reporting and related requirements for which our accounting and other management systems and resources may not be adequately prepared.

We are subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended, including the requirements of Section 404 of the Sarbanes-Oxley Act. Section 404 requires us to conduct an annual management assessment of the effectiveness of our internal controls over financial reporting. These reporting and other obligations will place significant demands on our management, administrative, operational and accounting resources.

Management has determined that there are material weaknesses in our internal controls over financial reporting. This resulted from our relatively small number of personnel and the limited funding. However, in 2013 the funding improved dramatically which allowed us to implement changes that have significantly improved our internal controls. We have contracted with an external Certified Fraud Accountant to handle the entries into our computerized accounting system and to handle the bank accounts and reconciliations. Payroll will be handled by our financial institution. We also have an arrangement with a third party accountant to review the preparation of the financials to insure they meet the requirements of GAAP and all regulations/and or security laws, prior to submitting the financial to the audit firm of Anton & Chia.

Management believes these changes will result in adequate internal controls for the company in its present size. With growth there will be continuing evaluation as to whether these controls are adequate, and where necessary, we will upgrade the existing system and add the required personnel, including an internal audit function.

If we are unable to accomplish these objectives in a timely and effective manner, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to maintain effective internal controls could have a negative impact on our ability to manage our business and on our stock price.

We may be at risk to accurately report financial results or detect fraud if we fail to maintain an effective system of internal controls.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report that contains an assessment by management on the Company's internal control over financial reporting in their annual and quarterly reports on Form 10-K and 10-Q. We cannot assure you that significant deficiencies or material weaknesses in our disclosure controls and internal control over financial reporting will not be identified in the future. Also, future changes in our accounting, financial reporting, and regulatory environment may create new areas of risk exposure. Failure to modify our existing control environment accordingly may impair our controls over financial reporting and cause our investors to lose confidence in the reliability of our financial reporting, which may adversely affect our stock price.

RISKS ASSOCIATED WITH OUR COMMON STOCK

The issuance of shares upon conversion of our preferred stock and exercise of outstanding warrants and options will cause immediate and substantial dilution to our existing stockholders.

As of November 22, 2017, there are 33 shares of Series A preferred stock (“Series A Stock”) issued and outstanding (each such share of Series A Stock has the voting right of 50,000 shares of common stock) convertible into an aggregate of 1,650,000 shares of common stock and 2,727,270 shares of Series B preferred stock (“Series B Stock”) issued and outstanding. For so long as the Series B Stock is issued and outstanding, the holders of Series B Stock shall vote together as a single class with the holders of the common stock and the holders of any other class or series of shares entitled to vote with the common stock, with the holders of Series B Stock being entitled to 66 2/3% of the total votes on all such matters. There are also warrants to purchase an aggregate of 72,594,168 shares of common stock and options to purchase an aggregate of 4,000,000 shares of common stock outstanding. The issuance of shares upon conversion of preferred stock and exercise of warrants and options will result in substantial dilution to the interests of other stockholders.

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The holders of the Series B Stock have 66 2/3% of the voting rights of the Company.

Because the holders of the Series B Stock have 66 2/3% of the voting rights of the Company if they act together, may will be able to influence the outcome of all corporate actions requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions, which may result in corporate action with which other stockholders do not agree. If the Series B stockholders vote in favor of the foregoing action, and have sufficient voting power to approve such actions through their ownership of Series B Stock, no other stockholder approvals will be required.

Our common stock is subject to the "penny stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must: (i) obtain financial information and investment experience objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form: (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because we do not intend to pay any cash dividends on our shares of common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them at a price higher than that which they initially paid for such shares.

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The market price of our shares of common stock is subject to fluctuation.

The market prices of our shares may fluctuate significantly in response to factors, some of which are beyond our control, including:

•	The announcement of new products by our competitors
•	The release of new products by our competitors
•	Developments in our industry or target markets
•	General market conditions including factors unrelated to our operating performance

Recently, the stock market in general has experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme market volatility in the price of our shares of common stock which could cause a decline in the value of our shares.

There is a very limited trading market for our securities.

There is currently only a limited trading market for our common stock. We cannot predict the extent investor interest will lead to development of an active trading market or how liquid that trading market might become. If an active trading market does not develop or is not sustained, it may be difficult for investors to sell shares of our common stock at a price that is attractive or at all. In such a case, you may find that you are unable to achieve any benefit from your investment or liquidate your shares.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protections against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York Stock Exchange, the Amex Equities Exchanges and NASDAQ, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the NASAQ. Because we will not be seeking to be listed on any of the exchanges, we are not presently required to comply with many of the corporate governance provisions.

Although our shareholders recently appointed independent directors to the board, we do not currently have independent audit or compensation committees. Until then, the directors who are part of management have the ability, among other things, to determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

Our Articles of Incorporation allow for our board of directors to create new series of preferred stock without further approval by our stockholders which could adversely affect the rights of the holders of our common stock.

Our Board has the authority to fix and determine the relative rights and preferences of preferred stock. Our Board also has the authority to issue preferred stock without further stockholder approval. As a result, our Board could authorize the issuance of a series of preferred stock that would grant to such holders (i) the preferred right to our assets upon liquidation, (ii) the right to receive dividend payments before dividends are distributed to the holders of common stock and (iii) the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our Board could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing common stockholders.

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Any of the actions described in the preceding paragraph could significantly adversely affect the investment made by holders of our common stock. Holders of common stock could potentially not receive dividends that they might otherwise have received. In addition, holders of our common stock could receive less proceeds in connection with any future sale of the Company, whether in liquidation or on any other basis.

Our officers and directors own a substantial amount of our common stock and, therefore, exercise significant control over our corporate governance and affairs which may result in their taking actions with which other shareholders do not agree.

Our executive officers and directors control approximately 20.54% of our outstanding common stock. These stockholders, if they act together, may be able to exercise substantial influence over the outcome of all corporate actions requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions, which may result in corporate action with which other stockholders do not agree. This concentration of ownership may also have the effect of delaying or preventing a change in control which might be in other stockholders' best interest but which might negatively affect the market price of our common stock.

We are in breach of our agreements with certain investors for failure to timely file a registration statement with the SEC registering shares offered and sold to such investors.

In connection with the offer and sale shares and warrants to purchase shares of common stock, the Company agreed to file a registration statement with the SEC including these shares once the Company sold an aggregate of $1 million shares. The Company sold $1 million shares in July 2013. In addition, our placement agents also have "piggyback" registration rights for shares underlying warrants issued to them. If an investor or placement agent decides to bring an action against the Company before this registration statement is deemed effective we may be faced with litigation and other costs and damages if unsuccessful in any such action.

The sale or issuance of our common stock to Bellridge may cause dilution and the sale of the shares of common stock acquired by Bellridge, or the perception that such sales may occur, could cause the price of our common stock to fall.

Under the Equity Purchase Agreement with Bellridge, upon effectiveness of the registration statement for resale of the shares, and subject to other conditions, we may direct Bellridge to purchase up to $5,000,000 of our shares of common stock over a 36-month period. The number of shares ultimately offered for sale by Bellridge under this prospectus is dependent upon the number of shares purchased by Bellridge under the Equity Purchase Agreement. Depending on market liquidity at the time, sales of shares we issue to Bellridge may cause the trading price of our common stock to decline.

16

Subject to certain conditions, we generally have the right to control the timing and amount of any sales of our shares to Bellridge, except that, pursuant to the terms of the Equity Purchase Agreement, we would be unable to sell shares to Bellridge if Bellridge would own more than 4.99% of our common stock for stock sold to it under the Equity Purchase Agreement. This ownership limitation does not prevent Bellridge from selling some of its shares and then receiving additional shares in a Draw Down. The purchase price for the shares that we may sell to Bellridge will fluctuate based on the price of our common stock and other factors determined by us. As such, Bellridge may ultimately purchase all, some or none of the shares of our common stock offered pursuant to this prospectus and, after it has acquired shares, Bellridge may resell all, some or none of those shares. Therefore, sales to Bellridge by us pursuant to the Equity Purchase Agreement could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Bellridge, or the anticipation of such sales, could cause the trading price of our common stock to decline and could make it more difficult for us to sell equity or equity-related securities in the future.

We may, in the future, issue additional common shares, which would reduce investors' percent of ownership and may dilute our share value.

Our Articles of Incorporation authorizes the issuance of 350,000,000 shares of common stock, par value $0.001 per share, of which as of November 22, 2017, 152,586,983 shares are issued and outstanding. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing stockholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and may have an adverse effect on any trading market of our common stock.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market under Rule 144 or upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an "overhang" and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

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THE OFFERING

This prospectus relates to the resale by Bellridge, from time to time, of up to 50,000,000 shares of common stock issuable to Bellridge under the Equity Purchase Agreement.

USE OF PROCEEDS

We will not receive any proceeds from the sales of shares of our common stock by Bellridge; however, we may receive proceeds of up to $5,000,000 under the Equity Purchase Agreement over the 36-month period following the effective date of the registration statement of which this prospectus is a part assuming that we sell all of the shares available thereunder. However, there can be no assurance we will sell any or all of the shares to Bellridge or that they will resell such shares offered hereby.

We intend to use any such proceeds received for general corporate purposes. We have agreed to bear the expenses relating to the registration of the shares for the selling stockholder.

SELLING STOCKHOLDER

This prospectus relates to the possible resale by the selling stockholder, Bellridge, of shares of common stock that may be issued to Bellridge under the Equity Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Bellridge on December 6, 2016 concurrently with our execution of the Equity Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Bellridge of the shares of our common stock that may be issued to Bellridge under the Equity Purchase Agreement.

Bellridge, as the selling stockholder, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we may issue to Bellridge under the Equity Purchase Agreement. Bellridge may sell some, all or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

The following table sets forth the shares beneficially owned, as of November 22, 2017, by the selling stockholder prior to the offering contemplated by this prospectus, the number of shares that the selling stockholder may offer and sell from time to time under this prospectus and the number of shares which the selling stockholder would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentage of shares beneficially owned prior to the offering is based on 152,586,983 shares of our common stock outstanding as of November 22, 2017.

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Bellridge is not a registered broker-dealer or an affiliate of a registered broker-dealer. Neither Bellridge nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. The selling stockholder has acquired its shares solely for investment and not with a view to or for resale or distribution of such securities.

Name of Selling Stockholder	Beneficial Ownership Before the Offering		Percentage of Ownership Before the Offering		Shares of Common Stock Included in Prospectus assuming the Company issues the Maximum Number of Shares Under the Equity Purchase Agreement	Beneficial Ownership After the Offering	Percentage of Ownership After the Offering(3)

Bellridge Capital, LP (1)	51,881,632	(2)	34.0	%(3)	50,0000,000	1,881,632	1.2%

______________

(1)	Robert Klimov, the Managing Partner of Bellridge, is deemed to be beneficial owner of all of the shares of common stock owned by Bellridge. Mr. Klimov has sole voting and investment power over the shares being offered under the prospectus filed with the SEC in connection with the transactions contemplated under the Purchase Agreements.

(2)	Includes 50,000,000 shares issuable to Bellridge under the Equity Purchase Agreement assuming the sale of all of the shares of common stock offered under this prospectus will be sold based upon a purchase price of $0.10 per share. However, Bellridge can offer all, some or none of the shares of common stock under this prospectus.

(3)	Based on 152,586,983 outstanding shares of our common stock as of November 22, 2017.

BELLRIDGE TRANSACTION

On December 6, 2016, we entered into the Equity Purchase Agreement and the Registration Rights Agreement with Bellridge, pursuant to which the Company has the right to sell to Bellridge up to $5,000,000 in shares of its common stock, par value $0.001 per share.

Under the terms of the Equity Purchase Agreement, Bellridge is obligated to purchase up to $5,000,000 in shares of common stock (subject to certain limitations) from time to time over the 36-month period commencing on the date that a registration statement (the “Registration Statement”) is declared effective by the SEC. The Company may direct Bellridge, at its sole discretion and subject to certain conditions, to purchase a minimum of $25,000 and a maximum of $500,000 of shares (each a “Draw Down”) that is no more than 300% of the average trading volume of the common stock during the 10-day period immediately prior to the Draw Down; provided that this amount does not result in Bellridge beneficially owning in excess of 4.99% of the issued and outstanding common stock. However, the 4.99% limitation may be increased by Bellridge up to 9.99% upon at least 61 days’ prior notice to the Company.

The Company will control the timing and amount of any sales of common stock to Bellridge but the Company may not request a Draw Down less than ten business days apart. The purchase price of the shares under the Equity Purchase Agreement is the average of the lowest trade price of our common stock during the ten trading days immediately prior to each Draw Down notice plus a 20% discount.

On November 20, 2017, we entered into an amendment to the Equity Purchase Agreement with Bellridge to delete the requirement that our common stock have a price of at least $0.06 per share to effectuate a Draw Down. All other terms of the Equity Purchase Agreement remain in effect.

The likelihood that the Company will receive the full amount of proceeds available under the Agreement and its reliance on Bellridge as a source of funding will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources.

19

At a price per share of $0.07, the Company would have to issue 71,428,572 shares to access the full $5,000,000 available under the agreement with Bellridge. No fees or commissions are required to be paid upon the sale to Bellridge of these shares. However, 50,000,000 shares are being registered. Accordingly, assuming a price per share of $0.07 and the sale of all 50,000,000 shares to Bellridge, the Company would only be able to raise net proceeds of $3,500,000.

As consideration for its commitment to purchase shares of common stock pursuant to the Equity Purchase Agreement, the Company issued Bellridge 1,250,000 shares of Common Stock on February 16, 2017.

The Equity Purchase Agreement also provides for liquidated damages of $100 per trading day ($200 after five trading days) if the Company does not timely deliver the shares sold to Bellridge.

The Equity Purchase Agreement terminates if the common stock is delisted, the Company files for creditor protection or the Registration Statement is not declared effective by the SEC in 210 days from the execution of the Equity Purchase Agreement. The Company may also terminate the Equity Purchase Agreement upon five trading days’ notice if Bellridge fails to timely fund a Draw Down.

Bellridge is not obligated to purchase more than $500,000 of common stock in any single purchase. There is no upper limit on the price per share that Bellridge could be obligated to pay for shares of common stock under the Equity Purchase Agreement. Actual sales of shares of common stock to Bellridge under the Equity Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including (among others) market conditions, the trading price of the Common Stock and determinations by the Company as to the appropriate sources of funding for the Company and its operations.

Effect of Performance of the Equity Purchase Agreement on Our Stockholders

All shares of common stock to be issued to Bellridge pursuant to the Equity Purchase Agreement that are covered by this prospectus are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 36 months from the effective date of the registration statement. The sale by Bellridge of a significant amount of shares registered in such offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Bellridge may ultimately acquire all, some or none of the shares of common stock not yet issued but registered in an offering. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to Bellridge by us under the Equity Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to Bellridge under the Equity Purchase Agreement.

As of November 22, 2017, there were 152,586,983 shares of our common stock issued and outstanding. If all of the 50,000,000 shares offered by Bellridge under this prospectus were issued and outstanding as of the date hereof (without taking into account the 4.99% limitation), such shares would represent approximately 32.8% of the total common stock outstanding.

The number of shares ultimately offered for resale by Bellridge will be dependent upon the number of shares we sell to Bellridge under the Equity Purchase Agreement. The following table shows the number of shares that could be issued at various prices assuming we sell the $5,000,000 in shares under the Equity Purchase Agreement.

Assumed Average Purchase Price	Number of Shares Issuable at Assumed Prices (1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Bellridge (1)	Proceeds from the Sale of Shares to Bellridge Under the Purchase Agreement
$0.04	125,000,000	81.92%	$5,000,000
$0.06	83,333,333	54.61%	$5,000,000
$0.10	50,000,000	32.77%	$5,000,000
$0.20	25,000,000	16.38%	$5,000,000
$0.40	12,500,000	8.19%	$5,000,000

________________

(1)

The denominator is based on 152,586,982 shares outstanding as of November 22, 2017, including the number of shares set forth in the adjacent column which we would have sold to Bellridge. The numerator is based on the number of shares issuable under the Equity Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column.

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There are substantial risks to our stockholders as a result of the sale and issuance of common stock to Bellridge under the Equity Purchase Agreement. These risks include substantial dilution and declines in our stock price. See “Risk Factors.” Issuances of our common stock to Bellridge under the Equity Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Bellridge.

Representations and Warranties; Indemnification

The Equity Purchase Agreement includes customary representations and warranties by us and Bellridge. In addition, we have agreed to customary indemnification of Bellridge in connection with the Equity Purchase Agreement.

Negative Covenants

During the term of the Equity Purchase Agreement, Bellridge will not execute short sales.

Liquidated Damages; Buy In

In accordance with the Equity Purchase Agreement, the Company must pay Bellridge in cash as liquidated damages, $100 per trading day (and $200 after five trading days) for (i) each $1,000 of Draw Down Shares (based upon the VWAP of the common stock), that the stock legend is not timely removed and (ii) for each $1,000 that Draw Down Shares (based upon the closing price of the Common Stock on the applicable settlement date) are not timely delivered.

Note Purchase Agreement and Notes

On December 6, 2016, we also entered into a note purchase agreement (the “Note Purchase Agreement”) which provides for the purchase by Bellridge of up to an aggregate of $150,000 principal amount of convertible promissory notes (the “Notes”). The Notes have a 5% original issue discount and bear interest at 5% per annum (or the lesser of 22% per annum or the maximum amount permitted by applicable law in the event of a default as described in the Notes). On December 7, 2016, $85,000 was paid pursuant to the initial Note (after the deduction of $10,000 for Bellridge’s legal expenses); said Note is due on December 5, 2017. On December 28, 2016, after the filing by the Company of a registration statement with the SEC, the Company issued Bellridge another Note in the original principal amount of $50,000 for $47,500.

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The Notes may be prepaid in whole or in part by the Company at a 115% premium if within 120 days of the issue date or 125% after 120 days of the issue date. The Notes are convertible into common stock (“Conversion Shares”) at a 30% discount to the lowest trading price for the ten trading days immediately prior to the delivery of a conversion notice, provided that the conversion price will not be less than $0.06 per share. If the price per share of the common stock closes at less than $0.06 for any five out of ten consecutive trading days after the sooner to occur of the filing of the registration statement, of which this prospectus forms a part (the “Market Price Decline Period”), or six months from the date of the Note, the Company has the right to pre-pay the Note at an amount equal to 125% of the then principal and interest due on the Note. However, if the Company fails to prepay the Note in its entirety during the thirty days following a Market Price Decline Period, then the conversion price floor of $0.06 per share will no longer be applicable.

If the Company fails to timely deliver shares to Bellridge upon conversion of the Notes, Bellridge will be entitled to liquidated damages of $10 per trading day for each $1,000 being converted (and $20 per day after the tenth trading day). If the Company fails to timely deliver share certificates and Bellridge is required by its brokerage firm to purchase, or its brokerage firm otherwise purchases, common stock to deliver in satisfaction of a sale by Bellridge of the Conversion Shares which Bellridge was entitled to receive, then the Company will (A) pay in cash the amount by which (x) Bellridge’s total purchase price for the common stock so purchased exceeds (y) the product of (1) the aggregate number of shares of common stock that Bellridge was entitled to receive from the conversion multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed and (B) at the option of Bellridge, either reissue (if surrendered) the Note in a principal amount equal to the principal amount of the attempted conversion (in which case such conversion shall be deemed rescinded) or deliver to Bellridge the number of shares of common stock that would have been issued if the Company had timely complied with its delivery requirements.

The Notes may not be converted to the extent that after giving effect to the conversion Bellridge and its affiliates would beneficially own in excess of 4.99% of the number of shares of the common stock outstanding, which percentage may be increased to 9.99% upon not less than 61 days’ prior notice to the Company. These ownership limitations do not prevent Bellridge from selling some of its shares and then receiving additional shares in a Draw Down.

The Notes includes anti-dilution protection in the event of certain subsequent equity sales and dilutive issuances, purchase rights in subsequent rights offerings and pro rata distributions in the event of a dividend or other distribution by the Company. If the Company engages in a fundamental corporate action as described in the Note, Bellridge will be entitled to receive shares or other consideration that it would have received for each share that would have been issuable upon conversion immediately before such fundamental corporate action.

So long as the Notes are outstanding, unless with the consent of the holders of the majority in principal amount of the then outstanding Notes, the Company will not create certain indebtedness, amend its charter to adversely affect Bellridge, or enter into transactions with affiliates, unless at arm’s length and approved by the majority of disinterested directors.

The Note Purchase Agreement also provides that it is an event of default if the Company does not obtain FINRA’s approval to effectuate a 1:15 reverse stock split no later than January 15, 2017, which was extended by Bellridge to January 20, 2017 and further extended to February 15, 2017. The Company also agreed to reserve the greater of (i) 1,000,000 shares of common stock or (ii) 300% of the maximum aggregate number of shares issued or issuable to Bellridge (without giving effect to any beneficial ownership restrictions). On February 16, 2017, Bellridge agreed, pursuant to a letter agreement with the Company, to waive the requirement that the Company effectuate a reverse stock split if the Company increases its authorized shares by April 24, 2017. In lieu of pursuing FINRA’s approval for its contemplated reverse stock split, the Company filed an amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada increasing its authorized shares of common stock, from 140,000,000 shares to 350,000,000 shares, effective March 22, 2017. The Company currently believes that the increase in authorized share capital eliminates the need for any other type of corporate action such as a reverse stock split.

So long as Bellridge owns the Notes and the shares issuable under the Notes, if the Company fails to satisfy certain current public information requirements under Rule 144 for more than 30 consecutive days, the Company will be required to pay liquidated damages to Bellridge in cash equal to 5% of the aggregate conversion price of the Note(s) on the day of a such failure and on every 30th day thereafter. If the Company fails to make such liquidated damages payments in a timely manner, such payments will bear interest of 1.5% per month until paid in full.

On May 3, 2017, the Notes were converted in full and Bellridge was issued an aggregate of 1,411,426 shares of the Company’s common stock. The Note in the principal amount of $100,000 was converted into an aggregate of 941,867 shares of the Company’s common stock, which included 17,226 shares representing accrued interest of $1,863.01. The Note in the principal amount of $50,000 was converted into an aggregate of 469,559 shares of the Company’s common stock, which included 7,219 shares representing accrued interest of $780.82.

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DILUTION

Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock and the pro forma as adjusted net tangible book value per share of common stock immediately after completion of this offering. Since the Company is not offering new shares and it will not receive any proceeds from the offering, as a result there is no dilution as a result of the offering.

PLAN OF DISTRIBUTION

The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

•	ordinary brokers' transactions;
•	transactions involving cross or block trades;
•	through brokers, dealers, or underwriters who may act solely as agents;
•	"at the market" into an existing market for the common stock;
•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•	in privately negotiated transactions; or
•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholders and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

Bellridge is an “underwriter” within the meaning of the Securities Act.

Neither we nor Bellridge can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Bellridge, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling shareholder, and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. Any commissions, discounts or other fees payable to brokers-dealers in connection with any sale of the shares of common stock will be borne by SBI, the purchasers participating in such transaction, or both.

We have also agreed to indemnify Bellridge and affiliates and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

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With certain exceptions, Regulation M, promulgated under the Securities Exchange Act of 1934, as amended, precludes the selling security holders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

We and the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5.

This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling stockholder.

Our common stock is quoted on the OTCQB under the symbol "WARM".

Penny Stock Rules

Our shares of common stock are subject to the "penny stock" rules of the Securities Exchange Act of 1934 and various rules under this Act. In general terms, "penny stock" is defined as any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rules provide that any equity security is considered to be a penny stock unless that security is registered and traded on a national securities exchange meeting specified criteria set by the SEC, authorized for quotation from the NASDAQ stock market, issued by a registered investment company, and excluded from the definition on the basis of price (at least $5.00 per share), or based on the issuer's net tangible assets or revenues. In the last case, the issuer's net tangible assets must exceed $3,000,000 if in continuous operation for at least three years or $5,000,000 if in operation for less than three years, or the issuer's average revenues for each of the past three years must exceed $6,000,000.

Trading in shares of penny stock is subject to additional sales practice requirements for broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 (or $300,000 together with their spouse), and certain institutional investors. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of the security and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stocks. These rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock, to the extent it is penny stock, and may affect the ability of shareholders to sell their shares.

DESCRIPTION OF SECURITIES

The following description of our capital stock is only a summary and is qualified in its entirety by the provisions of our articles of incorporation and bylaws, each as amended. You should also refer to our articles of incorporation and bylaws, which have been filed as exhibits to the registration statement of which this prospectus forms a part before you make an investment decision with respect to our shares of common stock.

We are authorized to issue 350,000,000 shares of common stock, par value $0.001 per share, and 15,000,000 shares of preferred stock, par value $0.001 per share.

As of November 22, 2017, there are 152,586,983 shares of common stock, 33 shares of Series A Stock (each such share of Series A Stock has the voting right of 50,000 shares of common stock) convertible into an aggregate of 1,650,000 shares of common stock and 2,727,270 shares of Series B Stock issued and outstanding.

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Common Stock

Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. There is no provision in our articles of incorporation or bylaws that would delay, defer or prevent a change in control of our company.

Preferred Stock

Our Board may issue preferred stock in one or more series without shareholder approval. Our Board may determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. The rights of holders of our common stock described above, will be subject to, and may be adversely affected by, the rights of any preferred stock that we may designate and issue in the future.

Series A Stock

On December 17, 2012, the Company filed with the Secretary of State of the State of Nevada a Certificate of Designations of the Rights, Preferences, Privileges and Restrictions of Series A Preferred Stock ("Certificate of Designation"). The holders of each share of Series A Stock shall be entitled to be paid, out of the available funds and assets of the Company, and prior and in preference to any payment or distribution of any available funds and assets on any shares of Common Stock, at a liquidation price of $2,500 per share of the Series A Stock.

On June 24, 2013, an Amendment to the Certificate of Designation was filed with the Secretary of State of the State of Nevada which effectuated the change (i) to the conversion rate of each share of Series A Stock from being convertible at the rate of 20,000 shares to 50,000 shares of common stock and (ii) to the voting right of each share of Series A Stock from 20,000 shares to 50,000 shares of the common stock.

Series B Stock

On October 31, 2016, the Company filed an amended and restated Series B Stock Certificate of Designation (which was originally filed with the Secretary of State of Nevada on April 19, 2016, and amended on August 12, 2016) to designate 3,636,360 shares as Series B Stock and to provide for supermajority 66 2/3% voting rights for the Series B Stock. For so long as the Series B Stock is issued and outstanding, the holders of Series B Stock shall vote together as a single class with the holders of the common stock and the holders of any other class or series of shares entitled to vote with the common stock, with the holders of Series B Stock being entitled to 66 2/3% of the total votes on all such matters. The Series B Stock will not bear dividends, will not be entitled to receive any distributions in the event of any liquidation, dissolution or winding up of the Company, and will have no other preferences, rights, restrictions, or qualifications, except as otherwise provided by law or the articles of incorporation of the Company.

The holders of Series B Stock shall have the right, at such holder’s option, at any time to convert such shares into common stock, in a conversion ratio of one share of common stock for each share of Series B Stock. If the common stock trades or is quoted at a price per share in excess of $2.25 for any twenty consecutive day trading period, (subject to appropriate adjustment for forward or reverse stock splits, recapitalizations, stock dividends and the like), the Series B Stock will automatically convert into the common stock in a conversion ratio of one share of common stock for each share of Series B Stock. The Series B Stock may not be sold, hypothecated, transferred, assigned or disposed without the prior written consent of the Company and the holders of the outstanding Series B Stock.

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INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its affiliates as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

DESCRIPTION OF BUSINESS

Corporate History

We were incorporated on July 22, 2002 in the State of Nevada under the name Bibb Corporation. On September 3, 2010, we changed our name to Z3 Enterprises, Inc. ("Z3"), and on April 5, 2012, to HPEV, Inc. ("HPEV") and on August 19. 2015 our stockholders voted to approve a name change to Cool Technologies, Inc. Our 95% owned subsidiary, Ultimate Power Truck, LLC ("UPT"), was formed on April 17, 2014 in the State of Florida.

On March 29, 2011, we entered into a share exchange agreement (which was amended on June 14, 2011) with HPEV, Inc., a Delaware corporation ("the Share Exchange Agreement") to acquire 100 shares, constituting all of the issued and outstanding shares of HPEV, Inc. in consideration for the issuance of 22,000,000 shares of common stock. Upon closing of the share exchange on April 15, 2011, HPEV, Inc. became our wholly owned subsidiary. There was a change of control of our company on April 15, 2011 as a result of the issuance of 21,880,000 shares of our common stock to the original shareholders of HPEV, Inc. pursuant to the terms of the Share Exchange Agreement. An additional 120,000 shares were issued during the fourth quarter of 2011 which completed the issuance of 22,000,000 shares of common stock under the terms of the amended Share Exchange Agreement.

As of November 22, 2017, we have seven US patents, one Mexican patent, four pending patent applications (2 in Canada, 1 in Brazil and 1 US) and one US filed provisional application pending in the area of composite heat structures, motors, and related structures, heat pipe architecture, applications (commonly referred to as ”thermal” or ”heat dispersion technology”) and a parallel vehicle power platform. We also have a Patent Cooperation Treaty ("PCT") application filed for a heat pipe cooled brake system, a parallel power input gearing system (“PPIG”) and radial vent thermal technology. The Company intends to commercialize our patents by licensing our thermal technologies and applications to electric motor, pump and vehicle component manufacturers; by licensing or selling a mobile electric power system powered by the Company's proprietary gearing system to commercial vehicle and fleet owners.

Business Description

We have developed and are commercializing thermal dispersion technologies in various product platforms, and have developed and are commercializing a parallel power gearing system around which we have designed a vehicle retrofit system. In conjunction, we have applied for trademarks for one of our technologies and its acronym. The Company currently owns one trademark: TEHPC which stands for Totally Enclosed Heat Pipe Cooled.

We believe that our proprietary technologies, including our patent portfolio and trade secrets, can help increase the efficiency and reduce manufacturing cost structure in several large industries beginning with motor/generator and fleet vehicles.

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The markets for products utilizing our technology include consumer, industrial and military markets, both in the U.S. and worldwide. Our initial target markets include those involved in moving materials and moving people, such as:

•	Motors/Generators,
•	Mobile auxiliary power via up-fitters, truck service centers and commercial dealerships
•	Vehicles: Class 3 to class 8
•	Turbines (Wind, Micro),
•	Bearings,
•	Electric Vehicles: rail, off-highway, mining, delivery, refuse,
•	Brakes/rotors/calipers,
•	Pumps/fans,
•	Passenger vehicles: auto, RV, bus, train, aircraft,
•	Commercial vehicles: SUV, light truck, tram, bucket truck
•	Military: boats, Humvee, truck, aircraft, and
•	Marine: boats ranging in size from 30 feet to 120 feet and beyond.

Our Technologies

Our technologies are divided into two distinct but complementary categories: heat dispersion technology and mobile power generation (MG).

Heat Dispersion Technology

Heat is an undesirable byproduct of anything that moves, especially motors and generators. Historically, a large percentage of the cost of manufacturing any motor has been in the technology necessary to remove heat during its operation to prevent failure and increase power. Heat can destroy motors, generators and many other types of machinery, and the energy necessary to remove heat can limit output.

Our patented thermal dispersion technology removes heat via composite heat structures and heat pipe architecture. Heat pipes have been utilized for more than 50 years, but we have a proprietary process and design technology that makes our heat pipes usable in many applications that have previously not been effective. The key is that our heat pipes move heat in any direction in a system that requires little or no maintenance and can be applied to almost any motor, generator or industrial product. We believe that this allows for more efficient, smaller, and higher output machines, resulting in cooler motors and a longer operating life.

Our patent portfolio covers the application and integration of our heat pipes into various cooling schemes for enhanced heat removal in motors, generators and numerous other industrial applications including marine, aviation and military. We believe that our technologies have the potential to deliver power output increases and cost reductions, depending on the machine type or motor/generator size, as follows:

1.	Increase power density of current motor platforms by 20% to 40%,

2.	Reduce total product cost by 12.5% to 25%,

3.	Increase motor and generator efficiency by 1% to 2%, and

4.	Increase motor and generator life.

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We also believe that products produced with our technologies have the potential to deliver operational savings as well, including savings from:

-	reduced maintenance costs,

-	the standardization of multiple platforms down to a single platform,

-	the standardization of drawings and data around existing platforms,

-	the ability to use standard designs and standard insulation systems versus customization, and

-	the ability to integrate and produce on existing production lines with no retooling and no additional, or minimal, capital investment.

Recent tests by independent laboratories showed a 200% increase in horsepower capability for a dry pit submersible pump and a 25 to 35% increase in power density for a 650 kilovolt amp (kVA) alternator.

On December 6, 2013, ESSCO Pumps and Controls, a member of the Hydraulic Institute, conducted the tests in accordance with standards set forth by the Institute. The tests examined the tolerances of an industrial electric motor in an extreme situation. The tolerances determine the amount of power that can be driven through pumps run by the motor and are a strong predictor of the maintenance and other service downtime the pump will require. The original pump motor is rated to run, without submersion, for up to 15 minutes before the pump's protective circuits will turn it off to prevent overheating. This heat limitation restricts the output of the motor. The test pump used the same industrial electric motor, except with our thermal dispersion technology incorporated. The result: the test pump ran without submersion for more than two hours at or above full power without reaching critical temperatures that would have caused an automatic shutdown.

On December 13, 2013, Mohler Technology, Inc. of Boonville, Indiana completed tests of an alternator enhanced with our thermal technology. A 650kVA alternator (generator) was run at full load to test its operational limits. The heat produced by generators of that size must be removed or controlled in order for the alternator to operate effectively. Manufacturers' current best practice is to add either a liquid cooling system or an extra large frame around the motor to provide additional surface area to help dissipate the heat. Both practices increase the cost and complexity of the generators.

The alternator tested used our thermal technology with no other cooling of any kind. The results showed a minimum of 25% improvement in power density over the manufacturer's rating for the alternator when operating without water cooling. In fact, the alternator achieved power densities comparable to a liquid-cooled or over-framed one.

The tests confirmed our belief that our heat pipe cooling system equals the effectiveness of a more complex water-cooled system. Extrapolating the results leads us to believe that simple designs incorporating our thermal technology combined with the increase in potential output will result in lower costs to manufacture by reducing the amount of material needed to produce a product with a specific output.

In October 2015, Kato Engineering, a business unit of Nidec, conducted two heat run tests. The tests were performed at a 0.8 power factor and tested rated load temperature using the Emerson LS 625KVA generator with and without our heat dispersion system. Our results were then compared with results of tests performed at a 0.8 power factor using the generator's standard-issue, totally enclosed water-to-air cooled (TEWAC) system.

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A comparison of all test results produced by the various testing agencies revealed a minor variance in some readings. A plan has been designed to optimize our technology to produce consistent results within a specific parameter. We believe this should enable an OEM (original equipment manufacturer) to offer our technology as an option.

The successful testing also represents a significant advance in our product development agreements with manufacturing partners. We anticipate that we will begin to enter into license agreements upon completion of the required design refinements and field testing to industry or governmental standards. At this point, the product will be ready to be manufactured on the licensee's regular production line. Any additional field tests will be at the discretion of the licensee.

We also plan to incorporate heat pipes in vehicle components which generate heat such as brake calipers, resistors and rotors. The new brake components should be incorporated in conversion vehicles if and when we generate revenues to justify their testing and production.

Our revenue model for the heat dispersion technology is to license the technology in exchange for royalties.

Mobile Power Generation (MG)

The Company has a proprietary gearing system, which is used to power an on-board generator, eliminating the need for some commercial vehicles to tow a mobile generator to a work site. Management believes that there is a need for on-board, continuous generation of up to 200 kilowatts (kW) of power to remote jobsites, as well as mobile generation of emergency power in the event of an outage or disaster. We intend to offer an on-board generator installation kit as a stand-alone (Mobile Generator) for third parties and as part of an in-house brand (Ultimate Work Truck).

Company management, along with key directors and members of the Board of Advisors have utilized 2016 to do extensive market research, interview prospective customers, hold up-fitter meetings and perform channel to market evaluation. They have put the plans in place for coverage for upfront sales, specification influence, full up-fitting capabilities with aftermarket parts and service. In the fourth quarter of 2016, we demonstrated the Mobile Generation system to associates of the Company and potential customers. In the first quarter of 2017, we provided the first public demonstration of a 30 (kVA) MG system at the North American International Auto Show in Detroit, Michigan.

On November 7, 2017, we entered into an agreement of principal terms with Jatropha, Inc. (“Jatropha”) pursuant to which we will furnish Jatropha with a MG80 prototype retro-fitted onto a Ford F-350 truck within 60 business days. Jatropha will have the use of the prototype for a subsequent period of 60 days. When the MG80 prototype meets the desired technical criteria Jatropha will release the purchase order of 233 additional MG units and production will start no later than the second quarter of 2018. 50% of the purchase price will be paid at the time of order and 50% at the time of shipment, each payable with a bank letter of credit. Projected lead time to procure material is 10-12 weeks for the first 25 units and one month for every 25 additional units thereafter. Once the material has been received, we will begin to ship 5 units per week with additional time allotted for the procurement of trucks. If the MG80 prototype does not meet the mutually agreed upon technical criteria, there will be a 30 day cure period. If the technical criteria still has not been met after the cure period, Jatropha will return the Ford F-350 truck with the installed MG80 prototype and we will refund the cost to Jatropha.

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Our revenue model for Mobile Generation will be driven by the efforts of partner up-fitters and truck body builders along with regional sales teams and independent representatives.

We believe that in head-to-head competition with tow behind generators, our mobile generation technology should prove very disruptive. Operators in such markets as utility, telecom and tree service, to name a few, will be able to work in remote locations without having to tow or drop in a generator. We believe that the reduction in overall weight and size should also deliver significant operating efficiencies and savings to work truck fleets.

Competition

Heat Dispersion Technology

Cooling solutions to remove or control heat produced by industrial electric motors, generators and alternators are provided by the manufacturers. Their current best practices are based on technology that is over 50 years old. They either add a liquid cooling system to the motor or build an extra large frame around the motor to provide additional surface area to help dissipate the heat. Both practices increase the cost and complexity of their products.

The Company is not aware of any new alternatives on the market.

Mobile Electric Power (MG30-MG200)

Management believes that the Company can compete in the mobile electric power market because there is a need for on-board generators, as opposed to trailer-mounted generators towed behind a vehicle. We believe that a primary benefit will be that the under-chassis installation will allow a truck to tow other trailers and equipment, however, we believe that the greatest selling point will be value. In comparison to the purchase price of new Doosan towable generator, we believe we can provide up to 200 kilowatts ("kW") of auxiliary mobile power to any location for less than half the production cost of a towable, trailer-mounted generator, which may weigh over 10,000 pounds. We intend to deliver the same power at under 3,000 pounds. Our Mobile Generation system will also offer the same features of a tow behind generator including single and three phase outputs as well as a full function generator panel with enhanced capabilities including a touchscreen, digital controls and optional telematics.

Our target markets will initially center on industries and entities that rarely or never unhook their tow-behind generators from their work trucks. In industry parlance, they are always plugged in.

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We believe our competition in the mobile generator market will be from well-established companies such as Cummins, Caterpillar, Doosan, WackerNeuson, Multi Quip and Generac. All of them offer towable, trailer-mounted generators. Only Cummins Onan offers an onboard generator and it is specifically engineered for mobile emergency vehicle use.

Portable generators also address a need for mobile electric power in the commercial, leisure and residential markets. As outputs tend to range from 1 to 20 kilowatts, the competition they provide is only at the lowest end of our power output spectrum and only from the higher power, higher quality and higher price commercial level units. Onan, Honda and Kohler are among the well-established brand names in the market. There are more than 40 -manufacturing companies in the U.S that produce portable generators.

A standard option that is usually ordered from the manufacturer when purchasing a truck is a power take-off or PTO. PTOs are mounted to a truck’s drivetrain and redirect engine power to operate onboard equipment. Integrated power systems use the PTO to run an alternating current generator.

Real Power from Contour Hardening, Inc. offers one and three phase AC power systems driven by a PTO. According to their website, system voltages range from 10 to 200 kW. Systems under 100 kW retrofit under the beds of diesel trucks as small as Ford F-250s. Systems larger than 100 kW require Class 6 diesel trucks and a side mount. The retrofits integrate with the fuel system and generator speed is controlled automatically by the vehicle’s engine.

Modular integrated systems offer varying combinations of air compressors, welders, hydraulics and generators. Vanair Manufacturing, Inc’s Underdeck uses a PTO to power air compressors, hydraulics and either 6.6 or 9.6 kW generators, according to the company’s website. Their truck-mounted Air ‘n’ Arc All in One Power system adds welding and battery charger/booster capabilities and exports 4.2 to 7 kW from generators run by a second separate engine.

HIPPO Multipower packages hydraulic, air, electric and welding into a single unit. The company website showcases two models, one which connects to a truck’s PTO. The other is powered by a separate diesel engine. Power exported ranges from 5.2 to 9 kW. Units are traditionally mounted on the side or in the bed of a work truck.

The Miller Enpak from Miller Electric Manufacturing Company which is owned by Illinois Tool Works, Inc. offers the same package powered by a separate diesel engine that exports 6 kW of power, according to Miller’s website.

Many electric vehicles (“EV”) and plug-in hybrid electric vehicles (“PHEV”) can use excess battery capacity to provide exportable power with no idling. Most can be recharged from either the electrical grid or the vehicle’s engine.

According to the VIA Motors Inc. website, the company is converting Chevrolet Silverado pick-up trucks into hybrids with a panel to provide AC power through 115 and 240 volt electrical plugs. The optional power export module provides 14.4 kW at 60 amps. The company is also working on a utility-grade output module to deliver 50 kW. VIA Motors is producing crew-cab versions with prices in the $65,000 range, according to a January 2015 article in Bloomberg.com.

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Workhouse Group, Inc. has announced on their website plans to offer 7.2 Kilowatts of exportable power with an option for 14.4 kilowatts from their Plug-in Electric Pickup Truck. The company is taking pre-orders.

Odyne Systems, LLC, is a manufacturer of hybrid systems for medium and heavy-duty work trucks over 14,000 pounds. According to their website, the systems are capable of exporting 6 to 18 kW of AC power.

Another way EV and PHEV can power onboard equipment is through an ePTO or electric power take-off which is essentially a battery-powered version of a PTO.

Terex’s Corporation’s hybrid-electric system, HyPower, targets the utility industry, specifically aerial lift, bucket truck and digger derrick applications. According to the company’s website, it features a plug-in ePTO that harnesses stored energy from rechargeable batteries to power onboard equipment and export up to 3.8 kW of power for up to six hours before needing to be recharged.

Efficient Drivetrains, Inc. (“EDI”) develops and markets a range of PHEV and EV drivetrain systems. The drivetrain integrates with light, medium, or heavy duty vehicle designs. Their exportable power options provide 50 up to 120 kW of power for up to 12 hours. As noted in their website, the company recently introduced a Class 6 plug-in hybrid electric truck that exports as much as 160 kW of power.

We believe that EDI is one of the few companies that offers an option to export synchronized power that enables the vehicle to connect directly to the utility power grid.

According to their website, Electric Vehicles International, LLC, is developing a plug-in series hybrid truck that will have a 100 kW exportable power option.

Other companies use a vehicle's engine to charge on-board batteries, which then run the generator when the vehicle is stopped. While this eliminates idling, output tends to be less than 50 kilowatts (kW) and lithium-ion batteries typically power the system. The batteries have limited runtimes and a shorter lifespan than acid batteries. In addition, they must be cooled to operate properly.

Altec Inc. JEMS (Jobsite Energy Management System) is an integrated plug-in system that uses stored electrical energy to power equipment and provide up to 18.3 kW of exportable power, according to the company’s website.

Two companies dominate belt driven systems: Aura Systems, Inc. and Mobile Electric Power Solutions, Inc. ("MEPS"). Both systems use a vehicle's engine to power a generator and produce electricity whenever the engine is running. The interface to the vehicle is under the hood via a separate belt system. Both are very efficient, capable of delivering the rated power at or near the engine's idle revolutions per minute ("RPM").

MEPS uses the alternator to power a belt-driven system that provides up to 15 kW. Both companies provide clean power to operate sophisticated electronic equipment. MEPS delivers alternating current ("AC") power, whereas Aura Systems outputs both AC and direct current ("DC").

A variety of MEPS engine or transmission-based electrical power take-off systems also provide exportable power. They tend to output small amounts in the range of 7 kW of 110/220 volt power. MEPS is able to align two generators to double the output to 15 kW.

Our Mobile Generation system can also be used as a Level 2 charging unit for electric vehicles. ‘Levels’ indicate the charging power. The higher the level, the higher the power. More power equals shorter charging times. Level 2 is typically 240 volt AC current. It is compatible with most electric and plug-in hybrid vehicles. Depending on the battery technology, it takes about 4 to 6 hours to fully charge an electric vehicle. By utilizing the system’s telematics capability and its associated connection to the Internet, an MG retrofitted truck can be alerted by either the driver or the electric vehicle itself.

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We currently intend to offer Level 3 charging which relies on 480 volt DC (direct current) power within a year. Most Level 3 chargers provide an 80% charge in 30 minutes. At that point, we believe that the system should become a viable and cost effective substitute for a standard charging station.

The only competition for mobile electric vehicle charging of which we are aware is Real Power, a division of Contour Hardening, Inc. Their self-contained system allows for Level 3 DC fast charging of compatible electric vehicles and uses a PTO driven generator.

Some of our potential competitors are significantly larger than we are, have been in business much longer than we have, and have significantly more resources at their disposal and may be able to respond more quickly and efficiently to changes in the marketplace, whether as a result of technological, economic or customer requirements or preferences.

This also enhances their ability to obtain top engineering talent as well as sales representatives with strong industry ties. Plus, their greater market clout could effectively overwhelm our promotional and marketing efforts.

Equipment

As a company that intends to commercialize or license its proprietary technology for others to install, manufacture and/or distribute, our equipment needs are project specific and temporary. We do not intend to purchase any production equipment to implement our business operations, but instead we will rent, lease or outsource as needed.

Manufacturing

We do not plan to manufacture in-house. The Company plans to partner with manufacturers utilizing their assets and system integrators to up-fit our Mobile Generation technology. For our thermal technologies, the Company plans to rely on product development agreements with manufacturers who will then pay a license or royalty per unit. We anticipate that such agreements will delineate the respective intellectual property owned by both companies, describe the goal of the testing to verify the savings and value to a particular company, the equipment to be modified, the criteria that constitute successful testing, how and where the tests will be conducted and the next steps to be taken in the event of successful testing.

Suppliers

For mobile power generation, the required software and its vehicle integration will be supplied by Czero, Inc. along with partner truck up-fitters.

Production level quantities will be handled by Kato Engineering, a business unit of Nidec Motor Corporation (“NMC”) with a backup of multiple other sources, if needed, such as Regal Beloit, Generac, etc. As for suppliers of our PPIG gearing system, we have identified and are working with both North American and Asian partners.. We hope to obtain the balance of the components from a number of other suppliers.

For the thermal technology applications in electric motors, Thermacore, Inc. (“Thermacore”) will supply the heat pipes and mechanical structure, which combine to make the heat exchangers. We will coordinate with Thermacore to combine our thermal technology with Thermacore technology in the creation of heat exchangers.

For dry pit submersibles, we intend to purchase the wound stator and the rotor-shaft from Nidec Motor Corporation or other partner sources such as Baldor Electric, Regal Beloit and others. We intend to purchase the fully-machined castings from the Quality Castings Company, located in Orville, Ohio. We intend to have these components assembled and tested by Consulting Point, Inc. located in Brownsville, Texas or another partner assembler in the USA.

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Intellectual Property

Our success depends in part on our ability to protect our technology and intellectual property. To accomplish this, we rely on a combination of patents, patent applications, trade secrets, copyright laws, trademarks, intellectual property licenses and other contractual rights to establish and protect our proprietary rights. Currently, we have no licenses or contractual rights in place to protect our technology and intellectual property, only patents or patents pending.

As of November 22, 2017, we have seven US patents, one Mexican patent, four pending patent applications (2 in Canadian, 1 in Brazilian, 1 US) and one filed US provisional application pending in the area of composite heat structures, motors and related structures, heat pipe architecture, applications (commonly referred to as "thermal" or "heat dispersion technology") and a parallel vehicle platform system. We also have a Patent Cooperation Treaty (“PCT”) application filed for a heat pipe cooled brake system, a parallel power input gearing system (“PPIG”) and radial vent thermal technology. In addition, we have applied for and received a trademark for an acronym for one of our technologies: "TEHPC"

Our success will likely depend upon our ability to preserve our proprietary technologies and operate without infringing the proprietary rights of other parties. However, we may also rely on certain proprietary technologies and know-how that are not patentable.

We strive to protect such proprietary information, in part, by the use of confidentiality agreements with our employees, consultants and contractors. The Company has a policy of not disclosing its patent applications in order to protect the underlying technology.

The following table sets forth the patents we own or license which we believe support our technology.

Number Patent	Country	Filing Date	Issue Date	Expiration Date	Title
8,283,818 B2	US	February 4, 2010	October 9, 2012	October 9, 2032	Electric Motor with Heat Pipes
8,134,260 B2	US	July 31, 2009	March 13, 2012	March 13, 2032	Electric Motor with Heat Pipes
8,148,858 B2	US	August 6, 2009	April 3, 2012	April 3, 2032	Totally Enclosed Heat Pipe Cooled Motor
8,198,770 B2	US	April 3, 2009	June 12, 2012	June 12, 2032	Heat Pipe Bearing Cooler Systems and Methods
7,569,955 B2	US	June 19, 2007	August 4, 2009	August 4, 2029	Electric Motor with Heat Pipes
9,543,809	US	February 25, 2014	January 10, 2017	January 10, 2037	Radial Vent Heat Pipes
9.618,068	US	December 18, 2014	April 11, 2017	April 11, 2037	Heat Pipe Cooled Wet Brake
9,543,809	US	February 25, 2014	January 10, 2017	January 10, 2037	Radial Vent Composite Heat Pipe
346856	Mexico	August 25, 2015	April 3, 2017	February 25, 2034	Radial Vent Composite Heat Pipe

Government and Industry Regulation

We intend to conduct business worldwide and, therefore, we must comply with local, state, federal, and international regulations, both in operations and for our products.

As a company, we do not plan to manufacture any of our products. Therefore, the government regulations we will be subject to will be limited to storage and involve rotating the shafts of stored electric motors on a regular basis.

Applicable laws and regulations include those governing, among other things, the handling, storage and transportation of materials and products as well as noise and employee safety.

In addition, some of our products are subject to various laws and regulations relating to, among other things, emissions and fuel requirements.

Accordingly, we may be required or may voluntarily determine to obtain approval of our products from one or more of the organizations engaged in regulating product or environmental safety. These approvals could require significant time and resources from our technical staff and, if redesign were necessary, could result in a delay in the introduction of our products in various markets and applications.

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Although we believe that our operations and products are in material compliance with current applicable regulations noted within this section, there can be no assurance that changes in such laws and regulations will not impose costly compliance requirements on us or otherwise subject us to future liabilities. New regulations could also require our licensees to redesign their products which could cause us to redesign our technologies which, consequently, could affect market growth for our products.

As our thermal technologies are incorporated in existing motors, generators and other manufactured products that are already subject to regulation. The regulatory burden will fall on the original equipment manufacturers that license our technology.

The Company intends to add a mobile power generation system to Class 3-7 work trucks. In addition to an existing generator incorporating our thermal technology, the stand-alone version of our auxiliary mobile power system will include a specialized gearing package, which connects the drive train to a generator that will be added on-board. We believe that the vehicle and drive train will operate normally in accordance with manufacturer's specifications and that no regulations will be violated or exceeded as well. Nonetheless, in some markets, the Company will have to certify that it meets federal, state or local noise and emission regulations.

Our designs comply with current EPA emission standards and we believe they will comply with future requirements.

No original vehicle parts will be significantly modified in the retrofitting process. There will be some additional parts (generator, gearing system, touchscreens, software, sensors and controls) added, but these parts will not change how the vehicle operates in any way. Although we plan to add a gearing package to connect the drive train to the generator, the rest of the drive train will operate according to the manufacturer's specifications. Therefore, we believe that the original warranty will remain in effect and we do not believe that the conversion will violate the Magnuson-Moss Act.

The Magnuson-Moss Warranty Act is a federal law that protects consumers by barring a vehicle manufacturer from voiding the warranty on a vehicle due to an aftermarket part unless the manufacturer can prove that the aftermarket part caused or contributed to the failure in the vehicle. The Company currently intends to warrant the Parallel Power Input Gearbox it has designed and commissioned. Most of our other components (generator, human machine interface, software, controller/sensors) will be warranted by their respective manufacturers

The Department of Transportation, National Highway Traffic Safety Administration ("NHTSA") is charged with writing and enforcing safety and fuel economy standards for motor vehicles through their Federal Motor Vehicle Safety Standards. These standards require manufacturers to design their electrically powered vehicles so that, in the event of a crash, the electrical energy storage, conversion, and traction systems are either electrically isolated from the vehicle's chassis or their voltage is below specified levels considered safe from electric shock hazards. Our planned no-idle version of our Mobile Generation system will be designed to meet or exceed these requirements.

In addition, the total weight of the additional components should remain within the vehicle's gross vehicle weight rating. As a result, we believe that our conversions will be in compliance with federal and state transportation regulations.

While we do not create and market our products around government subsidies and tax incentives, an MG truck equipped with a charger can provide a Level II charge to one or more electric vehicles. Our 200 kVA truck will enable Level III DC fast charging capability. Assuming the MG truck qualifies as a charging station,. we believe that currently at least 26 states and a number of municipalities offer tax credits or rebates for electric vehicle charging stations.

If we fulfill all elements of our business plan, we will have to prepare for, understand and ultimately meet emerging product environmental regulations around the world. Our products will have to comply with the current emission standards that went into effect in the European Union in 2015. as well as the standards in other international markets, including Japan, Mexico, Australia, Brazil, Russia, India and China that are becoming more stringent.

Research and Development

During 2016 and 2015, we incurred research and development costs of $251,722 and $824,711, respectively. Such costs were not borne directly by customers.

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Employees

As of November 22, 2017, we had three full time employees and no part time employees. We hope to hire additional employees, on an as-needed basis, subject to sufficient funding, as products and services are developed.

DESCRIPTION OF PROPERTY

The Company rents a virtual office, which it uses as its corporate headquarters for a monthly rent of $300. The office is located at 8875 Hidden River Parkway, Suite 300, Tampa, Florida 33637. We believe that currently this space is adequate. The Company rents a standalone commercial building on a month-to-month basis located at 13800 US Highway 19 North, Clearwater, Florida 33764, which it uses as the headquarters for UPT, for a monthly rent of $2,568.

LEGAL PROCEEDINGS

Spirit Bear Ltd.

Effective May 1, 2015, we executed a First Amendment to Settlement Agreement (the "Amendment") with Spirit Bear Ltd. (“Spirit Bear”) and the parties identified as the assignees of Spirit Bear who are signatories to the Amendment, which amends certain provisions of the Settlement Agreement. In accordance with the terms of the Amendment, Jay Palmer, Carrie Dwyer and Donica Holt, the Spirit Bear holdover directors, tendered their resignations from the Board of Directors of the Company. Spirit Bear also agreed that it will no longer have any rights to appoint nominees to the Board of Directors. Pursuant to the Amendment, the Company agreed to file a registration statement on Form S-1 covering an aggregate of 14,845,072 shares of common stock, preferred stock and warrants on behalf of Spirit Bear and its assignees no later than July 15, 2015, which was filed with the SEC on July 15, 2015. A representative of Spirit Bear agreed that the obligation to register the shares on a Form S-1 need only include shares of common stock and shares of common stock issuable upon conversion of the Series A Stock and exercise of the warrants held by Spirit Bear and its assignees. The Company agreed to issue replacement warrants for certain previously-issued warrants, which will be canceled in connection with the replacement issuance. Within 10 business days of June 1, 2015, the parties agreed to dismiss all of the pending litigation between and among them.

On August 28, 2015, the parties filed a stipulation to dismiss the direct claims of the Company against Spirit Bear and of Spirit Bear against the Company in the Nevada lawsuit. By order dated September 1, 2015, and filed September 2, 2015, the court ordered dismissal of all direct claims in the Nevada lawsuit.

Additionally, on February 20, 2015, the Court issued its preliminary approval to the derivative action settlement agreement (the “DASA’), which would lead to the ultimate dismissal of the derivative suit also filed by Spirit Bear in the same action. The Court has scheduled a fairness hearing for November 20, 2015, to consider giving its final approval to the DASA. No shareholder filed any objections to the DASA by April 30, 2015, which was the deadline established by the Court for filing objections. On October 22, 2015, however, Peak Finance, LLC (“Peak Finance”) filed a Motion to Intervene in the action seeking, among other things, approval to file a new derivative Complaint in this matter. The Company has opposed this Motion.

At the November 20, 2015 fairness hearing, the Court denied Peak Finance’s Motion to Intervene. However, the Court did allow Peak Finance to formally argue its objections to the DASA. The Court ordered additional briefing on certain issues. The Court further ordered another hearing to consider the DASA on April 1, 2016.

On April 1, 2016, Peak Finance and the Company advised the Court that they had agreed in principle to a settlement that would include withdrawal of Peak Finance’s objection to the DASA. On April 20, 2016, the parties filed a Stipulation and Proposed Order for Withdrawal of Objection to DASA which was granted by the Court on April 21, 2016. On May 3, 2016, the Court issued an Order which fully and finally approved the DASA and dismissed the case, with prejudice.

On November 4, 2016, Spirit Bear agreed to the withdrawal of the registration statement in exchange for confirmation that the warrants owned by Spirit Bear and its associate which were subject to a separate court action shall not expire even if the court action continued beyond the warrants’ initial expiration date. The registration had not been declared effective by the SEC and the Company filed a request to withdraw the Registration Statement on November 14, 2016.

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SEC Subpoena

On September 18, 2013, separate and distinct from the settlement of the lawsuit discussed above, the SEC served the Company with a subpoena entitled In the Matter of HPEV, Inc. The subpoena requested documents relating to several matters, including Spirit Bear, Robert Olins and all of their respective affiliates. The Company has not heard anything further concerning the investigation.

U.S. District Court, District of Nevada

On August 31, 2015, the Company received notice of a summons in the matter styled Peak Finance, LLC, Derivatively on Behalf of Nominal Defendant, HPEV, Inc. v. Hassett, et al., No. 2:15-cv-01590-GMN-CWH, filed in the United States District Court for the District of Nevada (the “Peak Finance Claim”). Plaintiff Peak Finance, LLC (“Peak Finance”) alleges that certain members of the Company’s Board of Directors and officers caused a misleading proxy statement to issue and breached alleged fiduciary duties from and after June 18, 2013. Peak Finance further alleges that its claim is related to the Spirit Bear Lawsuit described above. The Company has not determined that there is any merit to the allegations, and has decided to submit the claims to an Independent Director Committee consisting of Directors Christopher McKee, Richard J. “Dick” Schul, and Donald Bowman for their review and consideration. Additionally, on September 28, 2015, the Company filed a motion to dismiss the initial Complaint filed by Peak Finance. On October 22, 2015, rather than oppose the motion to dismiss, Peak Finance filed an amended complaint in this case in addition to the Motion to Intervene in the pending Spirit Bear litigation set forth above. On November 9, 2015, the Company filed a new motion to dismiss the first amended complaint filed by Peak Finance on October 22, 2015. No hearing is presently scheduled on this motion to dismiss.

On April 20, 2016, the parties filed a Stipulation and Proposed Order Regarding Settlement. This Stipulation sought the Court’s preliminary approval of a settlement agreement negotiated between the parties (“Settlement Agreement”) which, if fully and finally approved by the Court, would lead to the dismissal of this action. By Order dated May 18, 2016, the Court, subject to receipt and consideration of any objections filed by non-party shareholders, preliminarily approved the proposed Settlement Agreement. The Court further set a deadline of July 29, 2016 for filing objections to the Settlement Agreement. No objections to the Settlement Agreement were filed by July 29, 2016. The parties intend on filing a stipulation seeking final approval of the Settlement Agreement and dismissal of the case as soon as practicable.

On October 11, 2016, the United States District Court, District of Nevada orally approved the derivative action settlement agreement (“Peak Settlement Agreement”) reached in Peak Finance, LLC v. Timothy J. Hassett et. al., Case No. 2:15-cv-01590-GMN-CWH. Noting that no non-party shareholder filed any objections to the Peak Settlement Agreement, the District Court specifically found that it is “fundamentally fair, reasonable and adequate” and serves the best interest of the Company. The Court further directed that counsel for the parties prepare a proposed formal written order finally approving the Peak Settlement Agreement and dismissing the case.

On October 20, 2016, the Derivative Action Settlement Agreement was formally approved and the case was formally dismissed with prejudice.

Subsequent to the dismissal, an Independent Directors Committee consisting of directors Christopher McKee, Richard J. "Dick" Schul and Donald Bowman reviewed the allegations made by Peak Finance, LLC to determine a proper corporate response. On December 6, 2016, a quorum of the members of the Independent Directors Committee met with Peak Finance, LLC in New York City, in order to fulfill the judges’ final orders. No further action is required by the Company in this matter.

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On October 7, 2016, the Company received a complaint, Wang et al v. Cool Technologies, Inc. et al, filed on July 28, 2016 in the U.S. District Court for the Eastern District of New York (Brooklyn) Civil docket #1:16-CV-04101-RRM-PK against the Company and Timothy Hassett, the Company’s Chief Executive Office alleging damages of $1,100,000 for breach of contract for failing to register shares sold to the Plaintiffs in February and March 2014. On March 30, 2017, the Company and Timothy Hassett, the Company’s Chief Executive Officer, requested leave of the court to move to dismiss the matter, on both substantive and jurisdictional grounds. On April 13, 2017, the Honorable Roslynn R. Mauskopf granted leave to renew the Company’s March 30, 2017 request for a pre-motion conference after the initial conference before Magistrate Judge Kuo. At the initial conference, the court was informed the court that the Company, in fact, filed a registration statement for said shares in July 2014 and the warrants were in the possession of Plaintiff Gary Zse Kong J.D. and located on his computer and printed at his office in the Law Offices of Gary Park. Magistrate Judge Peggy Kuo directed plaintiff to file an amended complaint and directed plaintiff Gary Sze Kong to preserve all computer and other records which may still be at the Law Offices of Gary Park. Defendants were also granted leave to subpoena such records if they are no longer under the control of Plaintiff Kong. On June 30, 2017 the Plaintiff filed an “attorney verified” amended complaint inter alia admitting that the Company registered the shares. On August 7, 2017, leave for a pre-motion conference to move to dismiss the matter was requested. On October 10, 2017, the Honorable Magistrate Judge Roslynn R. Mauskopf issued an order that by October 17, 2017, plaintiffs shall file a letter with the Court setting forth the legal and factual bases on which they intend to oppose the defendants' proposed motion to dismiss. November 22, 2017, the Plaintiff has not complied with the Court’s order.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our Management's Discussion and Analysis contains not only statements that are historical facts, but also statements that are forward-looking. Forward-looking statements are, by their very nature, uncertain and risky. These risks and uncertainties include international, national and local general economic and market conditions; demographic changes; our ability to sustain, manage, or forecast growth; our ability to successfully make and integrate acquisitions; raw material costs and availability; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; changes in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; and other risks that might be detailed from time to time in our filings with the SEC.

Because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. The following discussion and analysis of financial condition and results of operations of the Company is based upon, and should be read in conjunction with, the audited financial statements and related notes elsewhere in this prospectus.

We opened our UPT headquarters in Largo, Florida in May 2014. We use the facility to perform research and development for our mobile generator business and it will serve as a sales showroom in the future.

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Plan of Operation

We have developed and intend to commercialize thermal dispersion technologies in various product platforms, a parallel power input gearbox, around which we have designed a mobile generator system and an electric load assist around which we have designed a vehicle retrofit system. As part of our commercialization efforts, we have applied for and received a trademark for our Totally Enclosed Heat Pipe Cooled technology or 'TEHPC'.

We have not generated any revenues to date. We generated our first Mobile Generation (MG) order during the quarter ended June 30, 2014, and received a partial deposit in advance of completing the sale. Subsequently, we received an order for 10 MG systems from Craftsmen Industries during the quarter ended June 30, 2017. There can be no assurances that we will be able to fulfill the order, however, a software upgrade is being completed on an 80 kVA truck and conversion is under way on a larger truck with a 125 kVA system. We generally incur expenses to commercialize our products, which include costs for research and development, professional fees and general operations.

Management is currently negotiating additional funding arrangements to support completion of the initial phases of our business plan, which is to license our thermal technologies (radial vent heat pipe and wet disc clutch/brake) and applications; to license or sell mobile generation units (MG30–MG200) powered by the Company’s proprietary and patent-pending MG system; and to license its submersible motor dry pit technologies and/or to bring to market its technologies and applications through key distribution partners.

Company management, along with key directors and members of the Board of Advisors have utilized 2016 to do extensive market research, interview prospective customers, hold up-fitter meetings and perform channel-to market evaluation. They have put the plans in place for coverage for upfront sales, specification influence, full up-fitting capabilities with aftermarket parts and service. In the fourth quarter of 2016, we demonstrated the Mobile Generation system to associates of the Company and potential customers. In the first quarter of 2017, we provided the first public demonstration of a 30 kilovolt amp (kVA) MG system at the North American International Auto Show in Detroit, Michigan.

Currently, our primary focus is on the mobile generation systems from M G 30 to MG 125. Appearances at public events such as the North American International Auto Show and the Kentucky Derby as well as presentations at private events such as Craftsmen Industries 35th Anniversary Party have generated interest from potential customers including truck manufacturers, distributors and up-fitters, trailer manufacturers, the US military and military vehicle providers, disaster relief agencies, and a global conglomerate. The Company is working to turn the interest into orders. Craftsmen is currently testing the Ford F-350 80 kVA work truck. The Company is in the process of acquiring and retrofitting Class 4 and 7 trucks to address the specific needs of interested customers. The Company is working to turn the interest into orders. To that end, it is in the process of acquiring and retrofitting Class 4 and 7 trucks to address the specific needs of interested customers. We believe that interest has been generated by such presentations, and additional demonstrations targeting specific industries are being arranged.

Recent Developments

PGC Investments

On July 1, 2014, we entered into a 36-month independent contractor agreement ("PGC Agreement"), with PGC Investments LLC, a Florida limited liability company ("PGC") to provide the full-time services of Dennis Campbell to manage the day-to-day operations of our subsidiary, UPT. Under the PGC Agreement, PGC and Mr. Campbell may not solicit or hire any of the Company's current or former (within one year) employees, consultants or contractors for six months following the termination of the PGC Agreement. Either party to the PGC Agreement may terminate the PGC Agreement upon 30 days’ notice to the other party. The Company may immediately terminate the PGC Agreement for "cause" (as defined in the PGC Agreement), subject to a 10-day cure period. We also issued PGC three-year warrants as a sign-on bonus to purchase an aggregate of 350,000 shares of our common stock at an exercise price of $1.00 per share exercisable upon the Company receiving revenues in excess of $1,000,000. Until the sign-on warrants become exercisable, upon termination, PGC is entitled to a severance payment equal to three months of consulting fees and any earned bonuses, warrants and shares. As consideration for such consulting services, PGC will be paid monthly consulting fees (payable at the end of each month) of $10,000 during the first year, with a $10,000 bonus to be paid upon the opening of the Tampa Bay store; $12,000 in the second year with a $10,000 bonus payable in the last month of the second year upon satisfactory performance; and $13,500 in the third year with a $10,000 bonus payable in the last month of the third year upon satisfactory performance.

PGC will be entitled to (i) a three-year (commencing upon vesting) cashless warrant to purchase an aggregate of 1,530,000 shares of common stock exercisable at $1,00 per share that vests ratably upon reaching incremental revenues of $3,000,000 (from MG product sales which result from the efforts of Dennis Campbell and PGC) with a total target revenue of $100,000,000 and (ii) a three-year cashless warrant to purchase an aggregate of 720,000 shares of common stock at an exercise price of $1.00 that vests ratably on a quarterly basis; and (iii) 500,000 shares of our common stock that vest upon reaching revenues of $100,000,000 or upon sale of the Company. PGC will also be entitled to a $25,000 cash bonus at sales milestones for every $5,000,000 in new revenue.

On July 30, 2014, we reached preliminary terms on a LLC Agreement (the "Preliminary LLC Agreement") with Alfred A. Cullere ("Cullere") concerning the governance and operations of UPT. Under the terms of the Preliminary LLC Agreement, we would own 95% of the membership interests and Cullere would own 5%. Cullere's interest cannot be diluted, even if additional membership interests are issued. These terms may change upon formalizing the final agreement.

The Company's current operations include product development with MJ Engineering and Quality Castings and other companies developing products that include the Company's intellectual property.

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Amendment of Series B Preferred Stock

On October 31, 2016, the Company filed an amended and restated Series B Preferred Stock Certificate of Designation (which was originally filed with the Secretary of State of Nevada on April 19, 2016, and amended on August 12, 2016) to designate 3,636,360 shares as Series B Preferred Stock and to provide for supermajority 66 2/3% voting rights for the Series B Preferred Stock. The Series B Preferred Stock will not bear dividends, will not be entitled to receive any distributions in the event of any liquidation, dissolution or winding up of the Company, and will have no other preferences, rights, restrictions, or qualifications, except as otherwise provided by law or the articles of incorporation of the Company. The holders of Class B Stock shall have the right, at such holder’s option, at any time to convert such shares into common stock, in a conversion ratio of one share of common stock for each share of Class B Stock. If the common stock trades or is quoted at a price per share in excess of $2.25 for any twenty consecutive day trading period, (subject to appropriate adjustment for forward or reverse stock splits, recapitalizations, stock dividends and the like), the Series B Stock will automatically be convertible into the common stock in a conversion ratio of one share of common stock for each share of Series B Stock. The Series B Stock may not be sold, hypothecated, transferred, assigned or disposed without the prior written consent of the Company and the holders of the outstanding Series B Preferred Stock.

Bellridge Capital, LP

On March 14, 2017, the Company entered into an additional securities purchase agreement pursuant to which we issued Bellridge a one-year 5% convertible note in the principal amount of $78,750 for which we received $75,000. The terms of the securities purchase agreement entered into and the note issued to Bellridge on March 14, 2017 are the same as the terms of the securities purchase agreement and Notes dated December 6, 2016 described above, including the waiver by Bellridge of a reverse stock split if the Company’s authorized shares were increased by April 24, 2017. On March 14, 2017, we also issued 200,000 shares of common stock to Bellridge for agreeing to enter into such agreement. The note issued to Bellridge on March 14, 2017 was converted in full and 1,382,889 shares and 434,836 shares of common stock were issued to Bellridge on September 14, 2017 and September 26, 2017, respectively.

On May 3, 2017, the Notes issued on December 6, 2016 were converted in full and Bellridge was issued an aggregate of 1,411,426 shares of the Company’s common stock. The Note in the principal amount of $100,000 was converted into an aggregate of 941,867 shares of the Company’s common stock, which included 17,226 shares representing accrued interest of $1,863.01. The Note in the principal amount of $50,000 was converted into an aggregate of 469,559 shares of the Company’s common stock, which included 7,219 shares representing accrued interest of $780.82.

Amended Articles of Incorporation

We filed an amendment to our Articles of Incorporation with the Secretary of State of the State of Nevada increasing our authorized shares of common stock, from 140,000,000 shares to 350,000,000 shares, effective March 22, 2017. We currently believe that the increase in authorized share capital eliminates the need for any other type of corporate action such as a reverse stock split.

Craftsmen Industries, Inc.

As a consequence of the first public demonstration of the MG 30 kilovolt amp (“kVA”) system at the North America International Auto Show in Detroit in January 2017, the Company entered into an agreement in principle, dated February 21, 2017, with Craftsmen Industries, Inc.(“Craftsmen’), a company engaged in the design, engineering and production of mobile marketing vehicles, experiential marketing platforms and industrial mobile solutions.

On April 25, 2017, we delivered to Craftsmen Industries, a Class III Vehicle (Ford F-350 dually) up-fitted with a production-ready MG 30 kVA (single phase/three phase) system.

Subsequently, Craftsmen invited the Company to demonstrate its mobile generation technology and the potential benefits for Craftsmen products at Craftsmen’s 35th Anniversary Party on April 27, 2017. Over 100 current and prospective Craftsmen customers were in the audience for the demonstrations.

On June 9, 2017, the Company received a purchase order for 10 MG systems from Craftsmen, each in the amount of $29,500 with 50% paid as a down payment at the time of customer acceptance.

After conducting internal design reviews, the Company decided to enhance the MG’s control and software system to accommodate class 6-8 trucks with accelerator pedal sensors (APP) and Fords with special idle controls (SEIC).

The Company currently expects to have its 80 and 125 kVA MGs ready for production by the end of 2017.

Veteran Technology Group

On May 26, 2017, the Company entered into a five-year strategic alliance agreement with Veteran Technology Group LLC (“Vet Tech”), a developer of artificial intelligence (“AI”) software for advanced troubleshooting of complex systems. The agreement automatically renews for successive one-year terms unless terminated by either party 30 days prior to its expiration. The agreement may be earlier terminated by either party upon 60 days prior notice. The parties agreed not to solicit the other parties’ employees or contractors for six months after the expiration or termination of the agreement.

The agreement provides that the Company market and provide its MG product and services to customers referred by Vet Tech and Vet Tech will market and provide GAIT software and other AI services for clients referred by the Company.

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Cornerstone Growth Partners

On June 5, 2017, the Company entered into a Master Retainer Agreement (“Cornerstone Retainer Agreement”) with Cornerstone Growth Advisors (“Cornerstone”) to retain the advisory and business development services in the commercial vehicle industry of its managing partner, David Gerrard. The term of the Agreement is until April 20, 2019 and may be terminated by either party upon three months prior notice. The Company will pay Cornerstone $4,000 per month for its services. In addition, Cornerstone is entitled to a commission of 5% of gross revenues on all new business generated by it for the Company, payable monthly and continuing for five years. Under the Cornerstone Retainer Agreement, Cornerstone is also entitled to the award of from 5,000 to 20,000 warrants upon the acquisition of certain customers. On July 3, 2017, the Company issued Cornerstone, a three-year warrant to purchase 100,000 shares of Common Stock at an exercise price of $0.07, in lieu of cash payments due under the Agreement for the months of May and June 2017. The warrant includes a provision for cashless exercise.

We believe that Mr. Gerrard will help position the Company, and nurture client relationships to help secure new customers and manage sales with Fortune 500 companies for Class 3 to 7 work trucks with applications ranging from disaster relief units, mobile kitchens and command centers, utility and telecom vehicles, digger derricks, crane trucks, bucket trucks, refrigerated trucks, electric vehicle chargers and mobile power platforms.

Reclassification of Common Share Equivalents

On April 12, 2017, management concluded, following discussions with its registered public accounting firm, that the Company’s Current Report on Form 10-Q for fiscal quarter ending September 30, 2016 did not properly represent a reclassification of common share equivalents to derivative liabilities as a result of insufficient authorized but unissued shares. The Company filed an amended Form 10-Q for the fiscal quarter ended September 30, 2016 with restated consolidated financial statements on April 24, 2017 which reflected the appropriate classification of common share equivalents as derivative liabilities rather than additional paid-in capital.

Jatropha

On November 7, 2017, we entered into an agreement of principal terms with Jatropha, Inc. (“Jatropha”) pursuant to which we will furnish Jatropha with a MG80 prototype retro-fitted onto a Ford F-350 truck within 60 business days. Jatropha will have the use of the prototype for a subsequent period of 60 days. When the MG80 prototype meets the desired technical criteria Jatropha will release the purchase order of 233 additional MG units and production will start no later than the second quarter of 2018. 50% of the purchase price will be paid at the time of order and 50% at the time of shipment, each payable with a bank letter of credit. Projected lead time to procure material is 10-12 weeks for the first 25 units and one month for every 25 additional units thereafter. Once the material has been received, we will begin to ship 5 units per week with additional time allotted for the procurement of trucks. If the MG80 prototype does not meet the mutually agreed upon technical criteria, there will be a 30-day cure period. If the technical criteria still has not been met after the cure period, Jatropha will return the Ford F-350 truck with the installed MG80 prototype and we will refund the cost to Jatropha.

Going Concern

As a result of our financial condition, we have received a report from our independent registered public accounting firm for our financial statements for the years ended December 31, 2015 and 2016, which includes an explanatory paragraph describing the uncertainty as to our ability to continue as a going concern. As of September 30, 2017 we have incurred net losses of $44,222,918 since inception and have not fully commenced operations, raising substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on our ability to generate revenue, achieve profitable operations and repay our obligations when they come due. This raises substantial doubt about our ability to continue as a going concern.

Results of Operations

Years ended December 31, 2016 and December 31, 2015

The following table sets forth, for the periods indicated, consolidated statements of operations data. The table and the discussion below should be read in conjunction with the accompanying consolidated financial statements and the notes thereto, appearing elsewhere in this report.

	Year ended December 31,
	2016	2015	Change	%

Revenues	$--	$--	N/A	N/A

Operating expenses
Payroll and related expenses	533,199	803,426	(250,227)	(31.1)%
Consulting	2,081,714	867,356	(1,214,358)	(140.0)%
Professional fees	332,767	614,935	(282,168)	(45.9)%
Research and development	251,724	824,711	(572,987)	(69.5)%
General and administrative	738,816	1,939,230	(1,200,414)	(61.9)%
Total operating expenses	3,958,220	5,049,658	(1,091,438)	(21.6)%

Other income and (expense)	3,102,334	(1,889,832)	4,992,166	264.2%

Net loss	(855,866)	(6,939,490)	6,083,604	(87.7)%

Less: Noncontrolling interest	(11,717)	(16,390)	(4,673)	(28.5)%

Net loss to Cool Tech shareholders	$(844,169)	$(6,923,100)	$6,078,931	(87.8)%

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Revenues

During the years ended December 31, 2016 and 2015, and since inception, we have not generated any revenues. We generated our first Mobile Generation order during the quarter ended June 30, 2014, and received a partial deposit in advance of completing the sale with companies controlled by the individual who is a 5% owner of UPT and a shareholder of our Company.

Operating Expenses

Operating expenses decreased during the year ended December 31, 2016 compared to December 31, 2015, due primarily to a reduction in general and administrative costs which accounts for $1,200,414 of the decrease. During the year ended December 31, 2016, the Company’s officers received reduced salaries and had limited travel expense. The remaining decrease was due primarily to a decrease in research and development costs of $572,987 necessitated by limited funds.

Other Income and Expense

Interest expense during the years ended December 31, 2016 and 2015 related primarily to our debt. The change in fair value of derivative liability reflects the change in fair value of the warrants and conversion features embedded in the convertible debt agreements entered into in February, May, August, November and December 2016 as well as September and December 2015, and also includes the change in fair value of common share equivalents previously reclassified to derivative liability as a result of insufficient authorized but unissued shares. The legal settlement expense in 2016 represents the difference between the value of the original warrants and the replacement warrants issued to Spirit Bear under the Waiver of Performance and Second Amendment to Settlement Agreement with Spirit Bear.

Net Loss and Noncontrolling Interest

Since we have incurred losses since inception, we have not recorded any income tax expense or benefit. Accordingly, our net loss is driven by our operating and other expenses. Noncontrolling interest represents the 5% third-party ownership in UPT, which is subtracted to calculate Net loss to shareholders.

Cash Flows

Our cash flows from operating, investing and financing activities were as follows:

	Year ended December 31,
	2016	2015
Net cash used in operating activities	$(1,324,076)	$(2,240,049)
Net cash used in investing activities	(12,968)	(18,634)
Net cash provided by financing activities	1,388,453	2,097,694

Net cash used in operating activities decreased primarily due to managing expenses, in particular travel costs. Our investing activity relates to the development of patents, which has remained steady since inception, and the purchase of test vehicles. Net cash provided by financing activities decreased due to fewer sales of our common stock, which was partially offset by debt borrowings.

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Liquidity and Capital Resources

We have historically met our liquidity requirements primarily through the public sale and private placement of equity securities, debt financing, and exchanging common stock warrants and options for professional and consulting services. At December 31, 2016, we had cash of $62,291.

Working capital is the amount by which current assets exceed current liabilities. We had negative working capital of $8,257,314 and $3,252,314 at December 31, 2016 and December 31, 2015, respectively. The decrease in working capital was due to an increase in derivative liability, accounts payable, amounts due to related parties, and incurring debt for working capital purposes.

September 2015 Convertible Note – In September 2015, we entered into a convertible note agreement, which allows us to borrow up to $250,000, bearing interest at 10%, with principal and interest payable on September 15, 2017. We borrowed $75,000 in September 2015 and $50,000 in November 2015, for a total of $125,000 due on September 15, 2017. At the holder’s option, a portion or all of the unpaid principal and interest may be converted into shares of our common stock at the lesser of $0.305 per share or 65% of the volume weighted average price of our common stock during the five consecutive trading days immediately preceding the applicable conversion date. We determined that the conversion feature meets the requirements for derivative treatment and have recorded a derivative liability and a corresponding debt discount on the condensed consolidated balance sheet. In February 2016, the $75,000 note and interest of $16,667 was settled in exchange for 531,429 shares of our common stock.

On May 30, 2016, we executed an amendment to the convertible note agreement. In consideration for removing limitations, until November 15, 2016, on sales of securities of at least $500,000 including variable rate transactions, convertible notes and third party transactions set forth in the Securities Purchase Agreement signed on December 3, 2015 as well as authorizing the withdrawal of a registration statement filed on January 11, 2016, we agreed to file a new registration statement covering the shares issuable to the holder of the Notes.

In consideration for amending the Notes to permit borrowings by the Company of up to $6,500,000, we agreed to amend the Notes to enable the conversion price to be equal to the lesser of $0.12 and 70% of the average of three VWAPs from the 20 trading days prior to the notice of conversion. Furthermore, we agreed that if it were to issue new notes with greater discounts than those detailed above, the existing Notes would be reset to match the lower conversion price. Finally, we agreed to lower the exercise prices (from $0.21 to $0.168, and from $0.175 to $0.140, respectively) on two existing warrants totaling 500,000 shares previously issued to the holder of the Notes and to issue a cashless, two year warrant to purchase 250,000 shares at an exercise price of $0.168 per share.

December 2015 Convertible Notes – In December 2015, we entered into a convertible note agreement, bearing interest payable quarterly at 10%, allowing us to borrow up to $248,800. In December 2015, we received $200,000 under the convertible note agreement, with an original issue discount of $20,350 and $20,000 distributed to the lender’s legal counsel, for a total amount of $240,350 due on December 1, 2016, with a debt discount of $40,350. In January 2016, we received the remaining $48,800 with an original issue discount of $5,850, for a total amount of $54,650 due on February 26, 2017. At the holder’s option, a portion or all of the unpaid principal balance may be converted into shares of our common stock at a rate of $0.12 per share. In the event of a default, the conversion price becomes 70% of the volume weighted average price of our common stock during the three consecutive trading days immediately preceding the applicable conversion date. We also issued warrants to purchase 500,000 shares of our common stock in two separate tranches for 250,000 shares each, with exercise prices of 125% and 150% of our common stock price on the day prior to closing the agreement, or $0.175 per share and $0.21 per share. We determined that the conversion feature and the warrants meet the requirements for derivative treatment and have recorded a derivative liability and a corresponding debt discount on the condensed consolidated balance sheet. The convertible notes have prepayment penalties of 115%, 120%, 125% and 130%, respectively, in the event the note is settled within 45 days, 46-90 days, 91-120 days, and 121 days through the due date. We placed 13,291,667 shares of our common stock in escrow as collateral for this agreement.

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February 2016 Convertible Note – In February 2016, we entered into a convertible note agreement. We received $125,000, with an original issue discount of $15,500 in lieu of interest, for a total amount of $140,500 due on August 10, 2016. In the event of default, the interest rate will be 22% per annum. At any time following an event of default, the lender has the right to convert a portion or all of the unpaid principal balance at a rate of 65% of the average of the three lowest closing prices in the twenty trading days immediately preceding the request for conversion date. We determined that the conversion feature meets the requirements for derivative treatment and have recorded a derivative liability and a corresponding debt discount on the condensed consolidated balance sheet.

May 2016 Convertible Note – In May 2016, we entered into a convertible note agreement. We received $120,600, bearing interest at 12%, with principal and interest payable on September 15, 2017 in a total amount of $141,102. In the event of default, the interest rate will be 18% per annum. At any time following after the 180th day from the date of issuance, the lender has the right to convert a portion or all of the unpaid principal balance at a rate of 60% of the average of the lowest trading price in the fifteen trading days immediately preceding the request for conversion date. We determined that the conversion feature meets the requirements for derivative treatment and have recorded a derivative liability and a corresponding debt discount on the condensed consolidated balance sheet.

On July 18, 2016, the lender increased the share reserve from 7,000,000 to 18,572,365 shares. Following a request on August 19, 2016 to increase the share reserve to 48,000,000 shares that we could not accommodate, the company paid off the principal of $120,600 on August 29, 2016 and interest of $4,243 on August 30, 2016. On September 7, 2016, the lender declared the company in default and the Company commenced negotiations on a final pre-payment fee. On October 3, 2016, a settlement agreement was signed and on October 4, 2016 and $42,210 was wired to the lender.

August 2016 Convertible Note – In August 2016, the Company entered into a senior convertible note agreement. We received $400,000, bearing interest at 3%, with principal and interest payable on August 24, 2018. In addition, the Company received the right to require the buyer to purchase from the company four million restricted shares of common stock at a purchase price of $0.05 per share and a warrant to purchase four million shares of common stock with an exercise price of $0.06 per share. At the same time, the Company granted the buyer the right to require the company to sell to the buyer four million restricted shares of common stock at a purchase price of $0.05 per share and a warrant to purchase four million shares of common stock with an exercise price of $0.06 per share. In the event of default, the interest rate will be 18% per annum, require the Company to (i) redeem all or any portion of the note at a premium of 150% or (ii) convert any portion of this note then held by noteholder into shares of common stock at the conversion price of $0.025, equal to a number of shares of common stock equal to the principal amount outstanding on the note (divided by 0.025) and multiplied by the premium of 150%.

The note may be converted at any time into shares of the common stock at the conversion price pursuant to the terms of the note. The buyer may not, however, convert more than 50% of the note’s purchase price prior to September 30, 2016. We determined that the conversion feature meets the requirements for derivative treatment and have recorded a derivative liability and a corresponding debt discount on the condensed consolidated balance sheet.

September 2016 Promissory Notes – In September2016, we sold two promissory notes in the aggregate principal amount of $225,000. The notes totaled $180,000 and $45,000, respectively. Each note bears the same terms: 5% interest per annum with a maturity date of June 30, 2017. In the event of a default, the interest rate will increase to 18%.

November 2016 Convertible Note – In November 2016, we entered into a convertible note agreement, We received $100,000 with an original issue discount of $10,000 in lieu of interest for a total amount of $110,000 due on June 9, 2017. In the event of default, the outstanding balance will increase by 25%. At any time, the lender has the right to convert a portion or all of the unpaid principal balance and interest at a conversion price of $0.07 per share.

December 2016 Equity Line of Credit -- On December 6, 2016, we entered into the equity line of credit with Bellridge as described above. As consideration for its commitment to purchase shares of common stock pursuant to the securities purchase agreement, we issued Bellridge 1,250,000 shares of common stock on February 16, 2017.

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December 2016 Convertible Promissory Notes -- On December 6, 2016, we also entered into a note purchase agreement for an aggregate of $150,000 principal amount of the Notes. On May 3, 2017, the Notes were converted in full and Bellridge was issued an aggregate of 1,411,426 shares of the Company’s common stock. The Note in the principal amount of $100,000 was converted into an aggregate of 941,867 shares of the Company’s common stock, which included 17,226 shares representing accrued interest of $1,863.01. The Note in the principal amount of $50,000 was converted into an aggregate of 469,559 shares of the Company’s common stock, which included 7,219 shares representing accrued interest of $780.82.

March 2017 Convertible Note. On March 14, 2017, the Company entered into a n additional note purchase agreement with Bellridge which provides for the purchase of a $78,750 convertible promissory note on the same terms as the December 6, 2016 Notes The note has a 5% original issue discount and bears interest at 5% per annum. The maturity date is March 14, 2018.

As consideration for its commitment to purchase the note, we issued to Bellridge 200,000 shares of common stock on March 14, 2017.

Cash Flows

Our cash flows from operating, investing and financing activities were as follows:

	Year Ended December 31,
	2016	2015
Net cash used in operating activities	$(1,324,076)	$(2,240,049)
Net cash used in investing activities	(12,968)	(18,634)
Net cash provided by financing activities	1,388,453	2,097,694

Net cash used in operating activities decreased primarily due to managing expenses, in particular travel costs. Our investing activity relates to the development of patents, which has remained steady since inception, and the purchase of test vehicles. Net cash provided by financing activities decreased due to fewersales of our common stock, which was partially offset by debt borrowings.

Management believes the Company’s funds are insufficient to provide for its projected needs for operations for the next 12 months. The Company's capital requirements for the next 12 months will consist of $6 million with anticipated expenses of $1.5 million for salaries, public company filings, and consultants and professional fees.

We will need additional funding to support product development and working capital needs. We hope to raise additional funds by selling our equity securities; however, there can be no assurance that we will be able to raise such additional financing.

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Three Months Ended September 30, 2017 and September 30, 2016

The following table sets forth, for the periods indicated, condensed consolidated statements of operations data. The table and the discussion below should be read in conjunction with the accompanying condensed consolidated financial statements and the notes thereto, appearing elsewhere in this report.

	Three months ended September 30,
	2017	2016	Change	%

Revenues	$--	$--	N/A	N/A

Operating expenses
Payroll and related expenses	132,754	129,668	3,086	2.4%
Consulting	309,968	157,500	152,468	96.8%
Professional fees	72,210	33,113	39,097	118.1%
Research and development	77,034	156,484	(79,450)	-50.8%
General and administrative	92,152	63,130	29,022	46.0%
Total operating expenses	684,118	539,895	144,223	26.7%

Interest expense, net	(295,064)	(207,087)	(87,977)	-42.5%
Change in fair value of derivative liability	(5,148)	409,994	(415,142)	-101.3%
Loss on extinguishment of debt	--	(56,221)	(56,221)	N.A.

Net loss	(984,330)	(393,209)	(591,121)	-150.3%

Less: Noncontrolling interest	(3,276)	(3,389)	113	3.3%

Net loss to shareholders	$(981,054)	$(389,820)	$(591,234)	-151.7%

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	Nine months ended September 30,
	2017	2016	Change	%

Revenues	$--	$--	N/A	N/A

Operating expenses
Payroll and related expenses	397,702	540,320	(142,618)	-26.4%
Consulting	641,997	1,523,041	(881,044)	57.8%
Professional fees	176,493	241,488	(64,995)	-26.9%
Research and development	188,832	175,739	13,093	7.5%
General and administrative	235,190	661,420	(426,230)	-64.4%
Total operating expenses	1,640,214	3,142,008	(1,501,794)	-47.8%

Interest expense, net	(861,409)	(1,023,818)	(162,409)	15.9%
Change in fair value of derivative liability	(1,542,548)	1,164,806	1,119,450	-232.4%
Loss on extinguishment of debt	--	(628,510)	(628,510)	100%

Net loss	(4,044,171)	(3,629,530)	(414,641)	-11.4%

Less: Noncontrolling interest	(9,665)	(9,134)	(531)	-5.8%

Net loss to shareholders	$(4,034,506)	$(3,620,396)	$(414,110)	-11.4%

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Revenues

During the three months and nine months ended September 30, 2017, and since inception, we have not generated any revenues.

Operating Expenses

Payroll and related expenses increased slightly in the three months ended September 30, 2017 compared to the three months ended September 30, 2016. Payroll and related expenses decreased from the nine months ended September 30, 2016 to the nine months ended September 30, 2017 because of the resignation of an officer. Consulting expense increased from $157,500 for the three months ended September 30, 2016 to $309,968 for the three month period ended September 30, 2017 due to the issuance of service warrants, an increase in financing costs and compensation associated with an advisory and business development agreement. For the nine months ended September 30, 2017, consulting expense decreased from $1,523,041 for the nine months ended September 30, 2016 to $641,997 in the nine months ended September 30, 2017 due to a reduction in share-based payments for financing advisory services and for our board of advisors.

Professional fees increased from $33,113 during the three months ended September 30, 2016 to $72,210 in the three months ended September 30, 2017 due to the filing of a registration statement and compilation of responses to an SEC comment letter. Professional fees decreased for the nine months ended September 30, 2017 to $176,493 from $241,488 for the nine months ended September 30, 2016 due to a settlement of a lawsuit with Peak Finance in October 2016.

Research and development expenses decreased during the three months ended September 30, 2017 to $77,034 from $156,484 in the three months ended September 30, 2016 due to a change in software developers and increased for the nine months ended September 30, 2017 to $188,832 from $175,739 for the nine months ended September 30, 2016.

General and administrative expense increased during the three months ended September 30, 2017 to $92,152 from $63,130 during the three months ended September 30, 2016 due to additional spending on sales and promotion and decreased for the nine months ended September 30, 2017 to $235,190 from $661,420 in the nine months ended September 30, 2016 due to the reduction of $327,000 in stock-based compensation in 2017.

Other Income and Expense

Interest expense increased during the three months ended September 30, 2017 compared to the three months ended September 30, 2016 due to accelerated debt discount amortization upon the conversion of convertible notes. Interest expense Interest expense decreased during the nine months ended September 30, 2017 compared to the nine months ended September 30, 2016 due to fewer borrowings, and recording fewer debt-related derivatives as interest expense.

Net Loss and Noncontrolling interest

Since we have incurred losses since inception, we have not recorded any income tax expense or benefit. Accordingly, our net loss is a result of our operating and other expenses. Noncontrolling interest represents the 5% third-party ownership in UPT, which is subtracted from ‘Net loss’ to calculate ‘Net loss to shareholders’.

Liquidity and Capital Resources

We have historically met our liquidity requirements primarily through the public sale and private placement of equity securities, debt financing, and exchanging common stock warrants and options for professional and consulting services. At September 30, 2017, we had cash of $456,545.

Working capital is the amount by which current assets exceed current liabilities. We had negative working capital of $3,349,038 and $8,257,987, at September 30, 2017 and December 31, 2016, respectively. The decrease in working capital was due to an increase in prepaid expense, accounts payable and a significant decrease in derivative liability as a result of a reclassification of derivative liabilities to common share equivalents.

August 2016 Convertible Note – In August 2016, the Company entered into a senior convertible note agreement. We received $400,0000, bearing interest at 3%, with principal and interest payable on August 24, 2018. In addition, the Company received the right to require the buyer to purchase from the company four million restricted shares of common stock at a purchase price of $0.05 per share and a warrant to purchase four million shares of common stock with an exercise price of $0.06 per share. At the same time, the Company granted the buyer the right to require the company to sell to the buyer four million restricted shares of common stock at a purchase price of $0.05 per share and a warrant to purchase four million shares of common stock with an exercise price of $0.06 per share. In the event of default, the interest rate will be 18% per annum, require the Company to (i) redeem all or any portion of the note at a premium of 150% or (ii) convert any portion of this note then held by noteholder into shares of common stock at the conversion price of $0.025, equal to a number of shares of common stock equal to the principal amount outstanding on the note (divided by 0.025) and multiplied by the premium of 150%.

The note may be converted at any time into shares of the common stock at the conversion price pursuant to the terms of the note. The buyer may not, however, convert more than 50% of the note’s purchase price prior to September 30, 2016. We determined that the conversion feature meets the requirements for derivative treatment and have recorded a derivative liability and a corresponding debt discount on the consolidated balance sheet.

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September 2016 Promissory Notes – In September 2016, we sold two promissory notes in the aggregate principal amount of $225,000. The notes totaled $180,000 and $45,000, respectively. Each note bears the same terms: 5% interest per annum with a maturity date of June 30, 2017. In the event of a default, the interest rate will increase to 18%.

On June 30, 2017, the two promissory note holders signed an extension agreement that extended the maturity date of the promissory notes to September 30, 2017. The terms and conditions remain the same,

December 2016 Equity Line of Credit -- On December 6, 2016, we entered into a securities purchase agreement and a registration rights agreement with Bellridge, pursuant to which Bellridge has agreed to purchase from us up to $5,000,000 in shares of our common stock, subject to certain limitations including an effective registration statement registering the shares issuable to Bellridge under the line of credit, which registration statement has not yet been declared effective by the Securities and Exchange Commission, from time to time over a 36 month period commencing on the date of effectiveness of the registration statement which provides for the resale of such shares pursuant to the Registration Rights Agreement. We may direct Bellridge, at our sole discretion and subject to certain conditions, to purchase a minimum of $25,000 and a maximum of $500,000 of shares that is no more than 300% of the average trading volume of our common stock during the 10 day period immediately prior to the Draw Down. We will control the timing and amount of any sales of common stock to Bellridge but we may not request a Draw Down less than ten business days apart. The proceeds received by us are expected to be used for general corporate purposes. The securities purchase agreement limits our sales of shares of common stock to Bellridge to no more than the number of shares that would result in the beneficial ownership by Bellridge, at any single point in time, of more than 4.99% of the then outstanding shares of our common stock. However, the 4.99% limitation may be increased by Bellridge up to 9.99% upon at least 61 days’ prior notice to us. As consideration for its commitment to purchase shares of common stock pursuant to the securities purchase agreement, we issued to Bellridge 1,250,000 shares of common stock on February 16, 2017.

December 2016 Convertible Promissory Notes -- On December 6, 2016, we also entered into a note purchase agreement which provides for the purchase by Bellridge of up to an aggregate of $150,000 principal amount of the Notes. The Notes have a 5% original issue discount and bear interest at 5% per annum (or the lesser of 22% per annum or the maximum amount permitted by applicable law in the event of a default as described in the Notes). On December 7, 2016, $85,000 was paid pursuant to the initial Note (after the deduction of $10,000 for Bellridge’s legal expenses) which is due on December 5, 2017. On December 28, 2016, after the filing by the Company of a registration statement with the SEC, the Company issued Bellridge another Note in the original principal amount of $50,000 for $47,500.

On May 3, 2017, the Notes were converted in full and Bellridge was issued an aggregate of 1,411,426 shares of the Company’s common stock. The Note in the principal amount of $100,000 was converted into an aggregate of 941,867 shares of the Company’s common stock, which included 17,226 shares representing accrued interest of $1,863.01. The Note in the principal amount of $50,000 was converted into an aggregate of 469,559 shares of the Company’s common stock, which included 7,219 shares representing accrued interest of $780.82.

February Convertible Note – On February 7, 2017, the Company entered into a convertible note agreement. We issued 200,000 inducement shares of restricted common stock and received $100,000, with an original issue discount of $10,000 in lieu of interest, for a total amount of $115,000 due on September 7, 2017. At the holder’s option, a portion or all of the unpaid principal and interest may be converted into shares of our common stock at $0.08 per share. In the event of default, the outstanding balance will increase by 25% and a daily penalty of $100 will accrue until the default is remedied. Shares reserved for future conversions must equal at least 100% of the full number of shares of common stock issuable upon conversion of all outstanding amounts under this note.

On August 15, 2017, we issued 186,643 shares of our common stock pursuant to the terms of a securities purchase agreement entered into on February 7, 2017, which required the issuance of additional inducement shares if the price of our common stock decreased six months from the date of the agreement so that the aggregate value of the shares issued on the closing date would equal the aggregate value of the shares after six months.

On August 24, 2017, the Company amended the February 7, 2017 convertible promissory note to extend the maturity date to September 30, 2017 and reduce the conversion price from $0.08 to $0.05 per share.

Subsequent to the signing of the amendment, from August 25, 2017 to September 20, 2017, a total of $72,500 was converted into an aggregate of 1,450,000 shares of common stock. On September 27, 2017, the holder of the note converted $25,000 into 816,000 shares of common stock and the note was retired.

March 2017 Convertible Note. On March 14, 2017, the Company entered into an additional note purchase agreement with Bellridge which provides for the purchase of a $78,750 convertible promissory note on the same terms as the December 6, and December 28, 2016 Notes. The note has a 5% original issue discount and bears interest at 5% per annum. The maturity date is March 14, 2018. On March 14, 2017, we also issued 200,000 shares of common stock to Bellridge for agreeing to enter into such agreement.

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The Note may be prepaid in whole or in part at a 115% premium if within 120 days of the issue date or 125% after 120 days of the issue date. The Note is convertible into common stock at a 30% discount to the lowest trading price for the ten trading days immediately prior to the delivery of a conversion notice, provided that the conversion price will not be less than $0.06 per share.

After 180 days the conversion floor of $0.06 expired. The Note was converted in full and 1,382,889 shares and 434,836 shares of common stock were issued to Bellridge on September 14, 2017 and September 26, 2017, respectively.

April Convertible Note – On April 5, 2017, the Company entered into a convertible note agreement. We issued 300,000 inducement shares of restricted common stock and received $150,000, with an original issue discount of $15,000 in lieu of interest, for a total amount of $165,000 due on November 5, 2017. At the holder’s option, a portion or all of the unpaid principal and interest may be converted into shares of our common stock at $0.10 per share. In the event of default, the outstanding balance will increase by 25% and a daily penalty of $100 will accrue until the default is remedied. Shares reserved for future conversions must equal to at least 100% of the full number of shares of common stock issuable upon conversion of all outstanding amounts under this note.

After 180 days the conversion floor of $0.06 expired. The note was converted in full and 1,382,889 shares and 434,836 shares of common stock were issued to Bellridge on September 14, 2017 and September 26, 2017, respectively.

Cash Flows

Our cash flows from operating, investing and financing activities were as follows:

	Nine months ended September 30,
	2017	2016
Net cash used in operating activities	$(1,316,637)	$(832,703)
Net cash used in investing activities	(15,680)	(7,736)
Net cash provided by financing activities	1,726,571	830,284

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Net cash used in operating activities decreased for the nine months ended September 30, 2017 as compared to the nine months ended September 30, 2016 primarily due to deferring payment to vendors and management.

Net cash used in investing activities relates to purchasing equipment in 2015 and the development of patents in both periods. Cash provided by financing activities included sale of common stock for $1,166,000 and $555,500 and debt borrowings of $574,985 and $643,347, respectively, during 2017 and 2016.

The Company's capital requirements for the next 12 months will consist of $6 million with anticipated expenses of $1.5 million for salaries, public company filings, and consultants and professional fees.

Management believes the Company's funds are insufficient to provide for its projected needs for operations for the next 12 months. We will need additional funding to support product development and working capital needs. We hope to raise additional funds by selling our equity securities; however, there can be no assurance that we will be able to raise such additional financing.

Going Concern

We have incurred net losses as of September 30, 2017 of $44,222,918 since inception and have not fully commenced operations, raising substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on our ability to raise capital, generate revenue, achieve profitable operations and repay our obligations when they come due. We will have to obtain additional debt and / or equity financing; however, we cannot provide investors with assurance that we will be able to raise sufficient capital to fund our operations. Management is negotiating additional funding arrangements to support completion of the initial phases of our business plan: to license our thermal technologies and applications, including submersible dry-pit applications; and to license and sell mobile generation retrofit kits (our Ultimate Power Truck business) driven by our proprietary gearing system. There can be no assurance, however, that we will be successful in negotiating any such funding arrangements or raising additional financing and accomplishing these objectives.

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Critical Accounting Estimates

Our condensed consolidated financial statements and the accompanying notes have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires management to make estimates, judgments and assumptions that affect reported amounts of assets, liabilities, and expenses. We continually evaluate the accounting policies and estimates used to prepare the condensed consolidated financial statements. The estimates are based on historical experience and assumptions believed to be reasonable under current facts and circumstances. Actual amounts and results could differ from these estimates made by management. Certain accounting policies that require significant management estimates and are deemed critical to our results of operations and financial position are discussed in our Annual Report on Form 10-K for the year ended December 31, 2016 in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Off Balance Sheet Arrangements

We currently have no off-sheet balance arrangements.

MARKET PRICE FOR OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock was quoted on the OTC Bulletin Board from July 30, 2009 to March 26, 2010 under the symbol BIBB. Prior to September 2010, there was no active market for our common stock. Our common stock is currently quoted on the OTCQB under the trading symbol WARM.

The following table sets forth the high and low sales prices as reported on the OTCQB. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Quarter Ended	High	Low
March 31, 2017	$0.15	$0.08
June 30, 2017	$0.26	$0.07
September 30, 2017	$0.09	$0.05
March 31, 2016	$0.53	$0.16
June 30, 2016	$0.30	$0.08
September 30, 2016	$0.18	$0.02
December 31, 2016	$0.17	$0.09
March 31, 2015	$0.74	$0.46
June 30, 2015	$0.58	$0.37
September 30, 2015	$0.43	$0.17
December 31, 2015	$0.30	$0.10

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The last reported sales price of our common stock on the OTCQB on November 22, 2017 was $0.07.

As of November 22, 2017 there were 209 stockholders of record of our common stock.

Dividend Policy

The Company has never paid dividends on its common stock and does not anticipate that it will pay dividends in the foreseeable future. It intends to use any future earnings for the expansion of its business. Any future determination of applicable dividends will be made at the discretion of the board of directors and will depend on the results of operations, financial condition, capital requirements and other factors deemed relevant.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information regarding our equity compensation plans as of December 31, 2016:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	0		0	0
Equity compensation plans not approved by security holders	7,474,090	(1)	$1.28	0

___________

(1)

Represents (i) options to purchase 1,000,000 shares of common stock at $2.00 per share to each of Timothy Hassett and Mark Hodowanec; (iii) options to purchase 2,000,000 shares of common stock at $2.00 per share to Judson Bibb; and (iv) warrants to purchase 3,474,090 shares of common stock.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive officers and directors of the Company

The following table sets forth the names, ages and positions of our current board members and executive officers:

Name	Age	Position(s)

Timothy Hassett	56	Chairman and Chief Executive Officer and Director
Quentin Ponder	88	Vice Chairman, Chief Financial Officer and Director
Judson Bibb	60	Vice President, Secretary and Director
Mark Hodowanec	52	Chief Technical Officer
Christopher McKee	48	Director
Richard "Dick" Schul	70	Director
Donald Bowman	49	Director
Daniel Ustian	66	Director

Our directors are elected for a term of one year and serve such director's successor is duly elected and qualified. Each executive officer serves at the pleasure of the Board.

The Company has no nominating, audit or compensation committees at this time.

Background Information

The following summarizes the occupational and business experience of our officers and directors.

Timothy Hassett is a co-founder of the Company and has been its Chairman since its inception and Chief Executive Officer since April 5, 2012. Mr. Hassett began his career as a marketing and business manager, for Rockwell Automation Incorporated's Motor Special Products division from 1990 to 1995, where he launched new product platforms and developed and implemented global distribution initiatives and channels. Mr. Hassett worked at General Electric from January 1996 to February 1998, as a general manager of Distribution Services in the Industrial Systems Division and from February 1998 to March 2000, in the Electric Motors Unit of the Industrial Systems Division where he restructured the unit, consolidated product lines and grew the business. From March 2000 to August 2003, he served as President of Hawk Motors and Rotors, a division of Hawk Corporation, a brake manufacturer, where he restructured the company. From August 2003 to October 2005, Mr. Hassett served as Vice President and General Manager of Wavecrest Laboratories, a propulsion systems and controls start-up, where he led the development and launch of four new product platforms. From June 2006 to October 2010, Mr. Hassett served as President and Managing Director of LEMO USA, a Swiss-based connector company, where he restructured the company, helped contain costs and improved operating margins and business. From December 2010 to October 2011, Mr. Hassett served as President of Cavometrix, a connector company serving the medical, energy and alternative energy industries. Mr. Hassett has a BS in Mechanical Engineering technology from Cleveland State University and a BS in Physics from Youngstown State University. Mr. Hassett's patents and patents pending and his extensive experience and professional contacts in the electric motor industry led to the decision to appoint him to the Board.

Quentin Ponder has served as President from October 20, 2011 until April 5, 2012, Secretary from October 20, 2011 until November 11, 2011 and Treasurer of the Company since October 20, 2011. On April 5, 2012, Mr. Ponder was appointed Chief Financial Officer and Vice Chairman. Mr. Ponder is a seasoned executive with over 40 years of management experience. From November 1962 to July 1967, Mr. Ponder served as Senior Manufacturing Engineer at General Electric where he worked in the development of a flow manufacturing system. From July 1980 to June 1985, he was President of Franklin Electric, Inc., an electric motor company, where he restructured the company which became a global leader in submersible motors for water wells. From July 1985 to March 1990, Mr. Ponder was President of Baldor Electric, Inc., an electric motor company, where he restructured the company. From April 1990 to May 1997, Mr. Ponder worked for Lincoln Electric, Inc., as a consultant. From May 1990 to the present, Mr. Ponder has worked as an independent management consultant. Mr. Ponder serves as a director and is a 33.3% owner of Reliable Electric Motor Company, Inc., an electric motor importer. Mr. Ponder is the sole owner and a director of Summit Management Consulting, Inc. (“Summit”) and Capital Alternatives, Inc., a semi-trailer leasing company. Mr. Ponder earned a Ph.D. from Columbia University in general management, accounting, and economics. Mr. Ponder's extensive experience in the electric motor industry led to the decision to appoint him to the Board.

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Judson W. Bibb has been a director of the Company since April 15, 2011. Mr. Bibb was appointed Secretary on November 11, 2011 and Vice President on April 5, 2012.Since 1983, Mr. Bibb has been a self-employed freelance multi-media producer. His services include: producer, writer, director, cinematographer, videographer, still photographer, audio and video editor, voiceover talent, marketer, ad designer and Internet search engine optimizer. Over the past five years, he has worked as a writer and director for Image Alliance Inc., writing and producing segments for KPMG, T. Rowe Price, Agstar Financial Services, Briggs & Stratton, Caterpillar, Georgia-Pacific, Lowes, Celebrity Cruises, Alaska Air, Pepsico, Hewlett-Packard, Bayer, Caremark, Wellpoint and T-Mobile. Mr. Bibb graduated cum laude from the University of South Florida with a B.A. in mass communications-film. Mr. Bibb's broad background and wide variety of resources, including experience in marketing and public relations and business experience in automotive, trucking, electronics, retail, direct response and the Internet led to the decision to appoint him to the Board.

Mark Hodowanec has been Chief Technical Officer of the Company since February 14, 2014. Mr. Hodowanec was a program manager and lead engineer for Curtiss-Wright Corporation from September 2006 through February 2014. From May 2004 through September 2006 he operated his own consulting firm, MMH Consulting, assisting research and development, and product development companies develop custom motors solutions. From September 2004 through October 2005, Mr. Hodowanec worked at Wavecrest Laboratories. From May 1994 through February 2004, Mr. Hodowanec was at Siemens Energy & Automation as a Manager, Mechanical Engineering. Mr. Hodowanec received a B.S. and M.S. degree in mechanical engineering from the University of Akron and his M.B.A. from Xavier University.

Christopher McKee has been a director of the Company since August 19, 2015. Mr. McKee joined GTT Communications, Inc. ("GTT") (NYSE GTT) in 2008 and is GTT's General Counsel and EVP, Corporate Development and Corporate Secretary for the GTT Board. Mr. McKee is responsible for all of the company's corporate legal requirements, human resources and supplier management. Mr. McKee also oversees the development of strategic business opportunities for the company, including all merger and acquisition activities. Mr. McKee has over 20 years of broad legal experience in the telecommunications industry. Prior to joining GTT, he served as General Counsel for StarVox Communications where he was responsible for the company's legal department, mergers and acquisitions, employment law, litigation, and legal support for the sales teams. Mr. McKee also formerly served as Vice President and Assistant General Counsel for Covad Communications where he headed its Washington, DC office and directed its federal and state regulatory compliance and advocacy efforts. Mr. McKee previously worked for XO Communications, Net2000 Communications and was in private practice in Washington, DC as an associate at Dickstein Shapiro and Cooley LLP. Mr. McKee earned a law degree from Syracuse University and received his Bachelor of Arts from Colby College. Mr. McKee's background of supply chain, micro cap and small cap as well as his M&A background and his knowledge and experience of regulatory compliance and company legal structure led to the decision to appoint Mr. McKee to the board.

Richard J. "Dick" Schul has been a director of the Company since August 19, 2015. Since November 2013, Mr. Schul has been an independent management consultant providing management and strategic planning services to company executives. Mr. Schul started his career with Emerson Electric in St. Louis in 1981, where he held positions of increasing responsibility throughout, including marketing manager, director of marketing and vice president of marketing for Emerson Motors (a global leader in generator technology) through 1989. In 1990, Mr. Schul was named president of Alco Controls Division of Emerson in Maryland Heights. In 1997, Mr. Schul was named president of Emerson's Air Moving Motors Division. In 1998 Mr. Schul was named president of Specialty and Air Moving Motors and in 2000 was named group vice president of Emerson's Commercial Industrial Motors group. In 2004, Mr. Schul was named group vice president of Emerson Climate Technologies. Mr. Shul received the Richard Schultz award and the Distinguished Service Award (highest award given by the Air Conditioning, Heating, and Refrigeration Institute in November 2011. Mr. Schul retired from Emerson in November 2011 after 43 years in the HVACR industry. Mr. Schul continued to work part-time as a consultant for Emerson through 2013. Mr. Schul graduated from Indiana Institute of Technology with a BS in Mechanical Engineering in 1969 and an MBA from the University of Dayton in 1976. Mr. Schul's background in the motor and generator industries as well as his business relationships led to the decision to appoint Mr. Schul to the board.

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Donald L. Bowman has been a director of the Company since August 19, 2015. Mr. Bowman has been Chief Executive Officer of BVU Authority (formerly known as Bristol Virginia Utilities) since November 2013. BVU Authority is a utility system that provides electric, water, wastewater and fiber optic telecommunication and information services to the City of Bristol and the surrounding area. From 2011 to November 2013, Mr. Bowman provided consulting services to the legal industry and various California businesses. Mr. Bowman served as Operations and Business Development Manager and consultant to the General Manager of Lemo USA Inc., kfrom 2006-2011. Prior thereto from 2004 to 2006, Mr. Bowman served as Vice President and General Counsel of WaveCrest Laboratories LLC, a technology company in Northern Virginia ("WaveCrest"). Prior to WaveCrest, Mr. Bowman served as Associate General Corporate Counsel of MeadWestvaco from 2001 to 2004. Mr. Bowman was an associate at the law firm of Dickstein Shapiro in Washington D.C. from 1999 to 2001. Mr. Bowman's has a Juris Doctorate from the University Of Virginia School Of Law (1998), a Master in Engineering Management from the Florida Institute of Technology (1993), a Master in Civil and Environmental Engineering from Old Dominion University (1992), and a Bachelor of Science in Civil Engineering with Highest Honors from Virginia Military Institute (1990). He is a licensed professional engineer in the state of Virginia. He has been a registered patent attorney with the U.S. Patent and Trademark Office for over fourteen years. Mr. Bowman served five years on active duty as an officer with the United States Navy and retired as Commander from the U.S. Naval Reserves in 2011. Mr. Bowman's business and legal background led to the decision to appoint Mr. Bowman to the board.

Daniel C. Ustian has been a director of the Company since August 19, 2015. Mr. Ustian served as the Chairman of the Board of Navistar International Corporation, a holding company of Navistar, Inc. from February 17, 2004 until August 2012 and its Chief Executive Officer since February 19, 2003 and President from April 2002 to August 2012. Mr. Ustian served as the Chief Operating Officer of Navistar, Inc. and Navistar International Corporation from April 2002 to February 2003. Prior to this, Mr. Ustian served as the President of the Engine Group of Navistar, Inc. from 1999 to 2002. He served as Group Vice President and General Manager of Engine & Foundry from 1990 to 1999. Mr. Ustian served as a Director of AGCO Corporation from March 17, 2011 to October 25, 2012. Mr. Ustian served as a Director of Monaco Coach Corp. from June 2003 to June 4, 2009. He is a Member of the Society of Automotive Engineers and the American Foundry Association and participates in the Electrical Council for the Economy. He was a Member of the Business Roundtable, Society of Automotive Engineers. Mr. Ustian holds a Bachelor's degree in Business Administration from DePaul University in 1972. Mr. Ustian's business experience led to the decision to appoint Mr. Ustian to the board.

Committees of the Board of Directors

The Company does not have an audit committee. We are not a "listed company" under SEC rules and are therefore not required to have an audit committee comprised of independent directors.

We do not currently have a "financial expert" within the meaning of the rules and regulations of the SEC.

We have no nominating or compensation committees at this time. The entire Board participates in the nomination and audit oversight processes and considers executive and director compensation. Given the size of the Company and its stage of development, the entire Board is involved in such decision making processes. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executive officers or directors.

Family relationships

There are no family relationships among any of our officers or directors.

Involvement in legal proceedings

Other than as described above in "Legal Proceedings", there are no legal proceedings that have occurred within the past ten years concerning our directors, or control persons which involved a criminal conviction, a criminal proceeding, an administrative or civil proceeding limiting one's participation in the securities or banking industries, or a finding of securities or commodities law violations,except for one of our directors, Daniel Ustian.

Mr. Ustian was Chairman and CEO of Navistar International Corporation from 2003 to 2012. The SEC filed a claim against Navistar and Mr. Ustian in March 2016 regarding proper disclosure of the difficulty Navistar was having in meeting emissions regulations on one of their truck models.

Navistar chose to settle this claim, without admitting or denying the charges, by paying a penalty. Mr. Ustian disagrees with the claims and decided not to settle.

The complaint alleges that Ustian violated Section 10(b) of the Exchange Act and Rules 10b-5 and 13a-14 thereunder and Section 17(a) of the Securities Act and that he is liable as a control person under Section 20(a) of the Exchange Act and for aiding and abetting Navistar's uncharged violations of Section 10(b) of the Exchange Act and Rule 10b-5 thereunder and Section 17(a)(1) of the Securities Act, and its separately charged violations set forth in a settled order with Navistar.

Mr. Ustian is contesting all of these claims. Discovery on this civil action has been set to conclude in May 2018. A trial date has not been set.

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Board of Advisors

The Company has a Board of Advisors which currently consists of seven members. Scott Van Dorn (appointed March 18, 2014), currently engineering director at Navistar Corporation, has more than 20 years of experience in global engineering and management in vehicles, engines electronics and design. Richard.Schul (appointed December 31, 2013) is a veteran of the motor/generator industry. The other members include: Bill Finley (appointed July 7, 2014), Chief Technology Officer of Siemens Industry Drive Technology; Daniel Ustian (appointed September 10, 2014), a former chief executive officer of Navistar; Christopher McKee (appointed June 1, 2014), executive vice president and general counsel of GTT; Andrew Scherr (appointed May 21, 2014), an investor, entrepreneur and strategic consultant; and Gurminder Bedi (appointed January 1, 2016), managing partner at Compass Acquisitions, LLC.

Upon the signing of an advisory board agreement, the Company issues a non-qualified warrant to purchase 200,000 shares of the Company's common stock at an exercise price that has varied from $0.35 to $0.80 per share depending on the Company's current share price. The warrant is immediately exercisable.

Summary Compensation Table

The following table provides certain information regarding compensation awarded to, earned by or paid to persons serving as our Chief Executive Officer during fiscal 2016 and 2015 and our two other most highly compensated officers who had total compensation exceeding $100,000 for fiscal 2016 (each a "named executive officer").

Name and Principal Position	Fiscal Year Ended 12/31	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other ($)		Total ($)

Timothy Hassett	2016	210,000	(4)	--	--	--	10,315	(1)	220,315
CEO and Chairman	2015	210,000	(5)		--		15,433	(1)	225,433

Judson Bibb	2016	120,000	(6)	--	--		10,315	(1)	130,315
Vice President, Secretary and Director

Theodore Banzhaf,	2016	180,000	(7)	--	--	--	26,700	(2)	206,700
Former President(8)	2015	240,000			--		32,753	(3)	272,753

Mark Hodowanec	2016	175,000	(9)	--	--	--	10,315	(1)	185,315
	2015	174,000					15,433	(1)	189,433

____________

(1)	Represents health care insurance paid by the Company.

(2)	Represents (i) automobile insurance of $2,729 and (ii) health insurance of $10,315 paid by the Company and (iii) $13,656 for Company car.

(3)	Represents (i) automobile insurance of $3,664 and (ii) health insurance of $15,433 paid by the Company and (iii) $13,656 for Company car.

(4)	Mr. Hassett was paid $152,927 with the balance of $57,073 being earned and accrued.

(5)	Mr. Hassett was paid $107,000 with the balance of $103,000 being earned and accrued.

(6)	Mr. Bibb was paid $34,250 with the balance of $85,750 being earned and accrued.

(7)	Mr. Banzhaf was paid $65,500

(8)

Pursuant to a Resignation, Waiver and Release (the “Resignation”) with the Company, Mr. Banzhaf resigned as President of the Company, effective October 1, 2016, and was paid $10,000 as full and final payment for any amounts owed to him by the Company. The Resignation contains a release of the Company by Mr. Banzhaf for any liabilities and also contains an 18-month non-competition provision. Mr. Banzhaf waived any rights and claims resulting from his employment with and/or service to the Company, including any amounts owing as salary or incentive compensation of any kind including stock options and severance.

(9)	Mr. Hodowanec was paid $85,800 with the balance of $89,200 being earned and accrued.

We have no pension annuity, bonus, insurance, stock option, profit sharing or similar benefit plans.

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Employment Agreements

We entered into an employment agreement, dated March 5, 2014, with Timothy Hassett to serve as our Chief Executive Officer for an initial annual salary of $210,000, to be paid in equal monthly installments. If the Company is cash flow positive for three consecutive months, the monthly compensation will increase to $25,000 per month. If the Company maintains profitability for four consecutive quarters, the monthly compensation will increase to $30,000 per month. The Company also agreed to reimburse Mr. Hassett for his healthcare costs until the Company adopts a healthcare plan (As of June 15, 2016, the company contracted with Freedom Life Insurance Company of America to provide a healthcare plan for its employees. Consequently, the company is no longer reimbursing Mr. Hassett for his healthcare costs). If Mr. Hassett's employment is terminated without cause, he will be entitled to severance in the amount of two years' salary in effect at such time to be paid by the Company in one payment or in four equal installments at the end of each quarter following termination, at the Company's discretion. Such severance obligation shall accelerate and become immediately payable upon change of control of the Company. The Company will also pay any excise tax on Mr. Hassett's behalf that may be triggered under the Internal Revenue Code as a result. Mr. Hassett will not compete with the Company during the term of the agreement.

We entered into an employment agreement, dated February 10, 2014, with Mark Hodowanec to serve as our Chief Technical Officer for an initial annual salary of $175,000, to be paid in equal monthly installments. Mr. Hodowanec's annual salary shall be increased to $210,000 upon commercialization of the 25/50 kW mobile generators; to $240,000 upon the Company generating $100,000 in revenues or $1,000,000 in new financing; to $300,000 upon the Company achieving profitability; and to $360,000 upon the Company maintaining profitability for four consecutive quarters. The Company also agreed to reimburse Mr. Hodowanec for his healthcare costs until the Company adopts a healthcare plan (As of June 15, 2016, the company contracted with Freedom Life Insurance Company of America to provide a healthcare plan for its employees. Consequently, the company is no longer reimbursing Mr. Hodowanec for his healthcare costs). If Mr. Hodowanec's employment is terminated without cause, he will be entitled to severance in the amount of two years' salary in effect at such time to be paid by the Company in one payment or in four equal installments at the end of each quarter following termination, at the Company's discretion. Such severance obligation shall accelerate and become immediately payable upon change of control of the Company. The Company will also pay any excise tax on Mr. Hodowanec's behalf that may be triggered under the Internal Revenue Code as a result. Mr. Hodowanec will not compete with the Company during the term of the agreement.

On August 9, 2016, we entered into an employment agreement with Judson Bibb to serve as our Vice President for an initial annual salary of $120,000, to be paid in equal monthly installments. Mr. Bibb's annual salary shall be increased to $150,000 upon the Company remaining cash flow positive for three consecutive months and to $180,000 upon the Company maintaining profitability for four consecutive quarters. The Company also agreed to include Mr. Bibb on its healthcare plan (As of June 15, 2016, the company contracted with Freedom Life Insurance Company of America to provide a healthcare plan for its employees.). If Mr. Bibb's employment is terminated without cause, he will be entitled to severance in the amount of two years' salary in effect at such time to be paid by the Company in one payment or in four equal installments at the end of each quarter following termination, at the Company's discretion. Such severance obligation shall accelerate and become immediately payable upon change of control of the Company. The Company will also pay any excise tax on Mr. Bibb's behalf that may be triggered under the Internal Revenue Code as a result. Mr. Bibb will not compete with the Company during the term of the agreement.

Consulting Agreements

We entered into a consulting agreement with Summit Management in April 2011 for services provided by Quentin Ponder to the Company for a consulting fee of $5,000 per month which fee was increased to $7,500 per month effective January 1, 2012. During 2012, Mr. Ponder agreed to forgo four months' payment under the consulting agreement due to the financial condition of the Company. Mr. Ponder was paid $7,500 per month from January 2013 through July 2013 and accrued $2,500 during those months (except for the first month in which he accrued $1,250); was paid $10,000 per month from August 2013 through April 2014; and was paid $12,000 per month from May 2014 through December 2016. On December 28, 2016, the Company entered into a new consulting agreement with Summit, effective January 1, 2017 to provide Mr. Ponder’s services for so long as they are needed by the Company.

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We entered into a consulting agreement with Timothy Hassett in April 2011 pursuant to which he received $5,000 per month which consulting fee was increased to $10,000 per month effective January 1, 2012. During 2012, Mr. Hassett agreed to forgo four months' payment on the agreement due to the financial condition of the Company. Mr. Hassett was paid $10,000 per month from January 2013 through July 2013 and accrued $3,500 during those months (except for the first month in which he accrued $1,750) and was paid $13,500 per month from August 2013 through October 2013. Such consulting agreement terminated on November 1, 2013, the date Mr. Hassett became a full-time, salaried employee of the Company.

On May 1, 2012, we entered into a consulting agreement with Bibb Productions & Consulting for Judson Bibb's services for a monthly consulting fee of $6,000 conditional upon the financial ability of the Company. Mr. Bibb's monthly consulting fee under this agreement was accrued but unpaid from May 2012 through April 2013 and was paid to Mr. Bibb for the months of May, June, July and August 2013. Such consulting agreement terminated on January 1, 2014, the date Mr. Bibb became a full-time, salaried employee of the Company and was paid $8,000 per month. Mr. Bibb's compensation increased to $10,000 per month in May 2014.

Outstanding Equity Awards

The table below reflects all outstanding equity awards made to any named executive officer that were outstanding at December 31, 2016.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2016

	Option Awards
		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised	Option	Option
		Options (#)	Options (#)	Exercise	Expiration
Name	Grant Date	Exercisable	Unexercisable	Price ($)	Date

Timothy Hassett	3/31/14	1,000,000	--	2.00	(1)

Judson Bibb	3/31/14	2,000,000	--	2.00	(1)

Mark Hodowanec	3/31/14	1,000,000	--	2.00	(1)

_____________

(1)	No expiration date.

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Compensation of Officers

On January 13, 2014, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), and Section 14A of the Securities Exchange Act of 1934, as amended, our stockholders voted, on an advisory basis, to approve the compensation of the management team. This proposal, commonly known as a "say-on-pay" proposal, gave the Company's stockholders the opportunity to express their views on the compensation of the Chairman and Chief Executive Officer, Timothy Hassett, and the rest of the management team.

The compensation of the management team was approved by 77.46% of the shares voted.

On February 20, 2013, the Board approved the following compensation for its officers: (i) $13,500 per month for Timothy Hassett, as Chief Executive Officer, (ii) $10,000 per month for Quentin Ponder, as Chief Financial Officer and Treasurer, (iii) $12,500 per month for Theodore Banzhaf, our former President, (iv) $14,500 per month for a still undesignated Chief Technical Officer and (v) $8,000 per month for Judson Bibb, as Vice-President and Secretary. Such compensation accrued commencing January 15, 2013 until July 2013 when the Company raised $1 million.

On February 20, 2013, the Board also approved increased compensation if and when the Company achieves certain milestones as follows: (1) generating $1 million in additional funding, (2) generating $100,000 in revenue or an additional $1 million in funding, (3) achieving profitability (being cash flow positive for three consecutive months) and (4) maintaining profitability for four consecutive quarters. With the achievement of the first milestone, the compensation for the President and the Chief Technical Officer will increase to $17,500 per month. With the achievement of the second milestone, the compensation for the Chief Executive Officer shall increase to $17,500 per month, the compensation for the Chief Financial Officer and Treasurer shall increase to $12,000 per month, the compensation for the President and the Chief Technical Officer shall increase to $20,000 per month, and the compensation for the Vice President and Secretary shall increase to $10,000 per month. With the achievement of the third milestone, the compensation for the Chief Executive Officer shall increase to $25,000 per month, the compensation for the Chief Financial Officer and Treasurer shall increase to $18,000 per month, the compensation for the President shall increase to $24,000 per month, the compensation for the Chief Technical Officer shall increase to $25,000 per month, and the compensation for the Vice President and Secretary shall increase to $12,000 per month. With the achievement of the fourth milestone, the compensation for the Chief Executive Officer shall increase to $30,000 per month, the compensation for the Chief Financial Officer and Treasurer shall increase to $24,000 per month, the compensation for the President shall increase to $29,000 per month, the compensation for the Chief Technical Officer shall increase to $30,000 per month, and the compensation for the Vice President and Secretary shall increase to $15,000 per month. The litigation with Spirit Bear has been settled at described above in Legal Proceedings.

In addition, the Board authorized the Chief Executive Officer to make quarterly bonuses of $50,000 and/or 50,000 shares of, or options for Common Stock available for each officer in addition to performance payments from 5% of the Company's net income to be given for individual contributions, such as the awarding of patents or the signing of major customer contracts.

The Board also approved the decrease in the exercise price of the five outstanding options to purchase 1,000,000 shares held by Theodore Banzhaf, our former President, and to provide for cashless exercise of these options. The milestone stock prices were reduced to $2.00, $3.00, $4.00, $4.50 and $5.00 for 20 consecutive trading days each. These milestone stock prices had been changed from $2.00, $3.00, $5.00, $7.50 and $10.00. Once the stock has traded at these prices for 20 consecutive trading days, Mr. Banzhaf had the right to exercise an option to purchase 1,000,000 shares of common stock at each milestone stock price. These options expire one year after Mr. Banzhaf has been terminated without cause. On March 24, 2013, the Company and Theodore Banzhaf signed an agreement rescinding the decrease in the milestone price of the five options to purchase 1,000,000 shares as well as the cashless exercise thereof. On March 31, 2014, the Board amended Mr. Banzhaf's options to provide for cashless exercise and for the stock price milestones to be: $1.50, $1.75, $2.00, $2.25 and $2.50 in lieu of the current milestone prices of $2.00, $3.00, $5.00, $7.50 and $10.00. In connection with Mr. Banzhaf’s resignation as President of the Company on October 1, 2016, he waived all rights to such options.

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On March 31, 2014, the Board approved the grant of options to Judson Bibb to purchase 2,000,000 shares of common stock at an exercise price of $2.00 per share and the grant of options to purchase 1,000,000 shares of common stock at $2.00 per share to each of Messrs. Hassett, Hodowanec and Banzhaf. In connection with Mr. Banzhaf’s resignation as President of the Company on October 1, 2016, he waived all rights to such options.

Compensation of Directors

The Company has not yet established a compensation plan for its directors, however on September 20, 2017, each of our directors were issued three-year warrants to purchase 200,000 shares of the Company’s common stock at $0.08536 per share for serving on the board of directors. The warrants may be exercised on a cashless basis.

In 2011, Judson Bibb received a gift of 5,000,000 shares from PPEG. For accounting purposes, the shares are being classified as compensation. The shares were subsequently returned on April 13, 2012 and no financial benefit was accrued.

On February 20, 2013, the Board granted Judson Bibb an option to purchase 2,000,000 shares of common stock, at a purchase price of par value, or $0.001 per share. The option was not exercised and on March 21, 2013, the Company and Judson Bibb signed an agreement rescinding such option grant.

On March 8, 2015, Christopher McKee was granted a 2.5 year warrant to purchase 200,000 shares of the Company's common stock at $0.80 per share for his participation on the Company's Board of Advisors and on February 3, 2016, Mr. McKee was granted a 3-year warrant to purchase 100,000 shares of the Company's common stock at purchase price of $0.27 per share for his assistance in the Company's business development. The warrant may be exercised on a cashless basis.

On December 31, 2013, Richard J. "Dick" Schul was granted a 2.5-year warrant to purchase 200,000 shares of the Company's common stock at $0.50 per share for his participation on the Company's Board of Advisors and on February 22, 2016, Mr. Schul was granted a 3-year warrant to purchase 100,000 shares of the Company's common stock at purchase price of $0.27 per share for his assistance in the Company's business development. The warrant may be exercised on a cashless basis.

On September 10, 2014, Daniel Ustian was granted a warrant to purchase 200,000 shares of the Company's common stock at $0.80 per share for his participation on the Company's Board of Advisors and on February 3, 2016, Mr. Ustian was granted a 3-year warrant to purchase 100,000 shares of the Company's common stock at purchase price of $0.27 per share for his assistance in the Company's business development. The warrant may be exercised on a cashless basis.

On March 14, 2014, Donald Bowman was granted a five-year warrant to purchase 250,000 shares of the Company's common stock at $0.60 per share for legal services provided to the Company. The warrant may be exercised on a cashless basis.

On September 20, 2017, Christopher McKee and Richard Schul were each granted three-year warrants to purchase 100,000 shares of the Company’s common stock at $0.08536 per share for assistance and services provided to the Company. The warrants may be exercised on a cashless basis.

On September 20, 2017, Daniel Ustian was granted a three-year warrant to purchase 250,000 shares of the Company’s common stock at $0.08536 per share for assistance and services provided to the Company. The warrants may be exercised on a cashless basis.

On September 20, 2017, Quentin Ponder and Judson Bibb were each granted three-year warrants to purchase 200,000 shares of the Company’s common stock at $0.08536 per share in recognition for their efforts for maintain and advance the Company since inception. The warrants may be exercised on a cashless basis.

On September 20, 2017, Timothy Hassett was awarded $100,000 in consideration for the two patents he and Mark Hodowanec received in 2017 and, subsequently, assigned to the Company. The award was added to his accrued salary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of November 22, 2017, the number shares of common stock beneficially owned by (i) each person or entity known to the Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each executive officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power. Unless otherwise indicated, the business address of each such person is c/o Cool Technologies, Inc., 8875 Hidden River Parkway, Suite 300, Tampa, Florida 33637.

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The percentages below are calculated based on 152,586,983 issued and outstanding shares of common stock and 33 issued and outstanding shares of Series A Stock (each such share of Series A Stock has the voting right of 50,000 shares of Common Stock) as of November 22, 2017.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage

5% or Greater Stockholders Abdalla Bamashmus 2234 Surfside Drive Anderson, South Carolina 29625	8,887,202	(1)	5.72%

Gemini Master Fund, Ltd. (2) % Gemini Strategies Inc. 619 Vulcan Avenue, Suite 203 Encinitas, California 92024	11,898,036		7.80%

Eric Paul Brown 1877 S. Wiesbrook Road Wheaton, Illinois 60189	12,588,178	(3)	66.66	%(4)

Christopher J. Jones 1314 E. Forest Avenue Wheaton, Illinois 60189	3,043,632	(5)	66.66	%(4)

KHIC, LLC (6) 120 West 45th Street New York, New York 10036	27,629,592	(7)	15.62%

Directors and executive officers

Timothy Hassett	8,547,928	(8)	5.53%

Quentin Ponder	5,200,000	(9)	3.37%

Judson Bibb	7,126,900	(10)	4.54%

Christopher McKee	844,444	(11)	*

Richard J. "Dick" Schul	600,000	(12)	*

Donald Bowman	450,000	(13)	*

Daniel C. Ustian	5,430,804	(14)	66.66	%(4)

All executive officers and directors as a group (8 persons)(18)	34,200,076		20.54%

____________

*	less than 1%
(1)	Includes currently exercisable warrants to purchase an aggregate of 2,811,597 shares of Common Stock.

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(2)	Steven Winters, President of Gemini Strategies Inc., investment manager of Gemini Master Fund, Ltd. has sole voting and dispositive power over shares held by Gemini Master Fund, Ltd.
(3)

Includes (i) 909,090 shares of Series B Stock which are convertible by the Series B stockholder into Common Stock on a one-to-one basis and automatically convert into Common Stock on a one-to-one basis if the Common Stock trades in excess of $2.25 for any consecutive 20-day period, (ii) a warrant to purchase 909,090 shares of Common Stock at $0.07 per share (iii) a warrant to purchase 309,090 shares of Common Stock at $0.07 per share and (iv) a warrant to purchase 60,909 shares of Common Stock at $0.75 per share.

(4)	The Series B Stock votes together as a single class with the holders of the Common Stock, with the holders of Series B Stock being entitled to 66 2/3% of the total votes.
(5)

Includes (i) 909,090 shares of Series B Stock which are convertible by the Series B stockholder into Common Stock on a one-to-one basis and automatically convert into Common Stock on a one-to-one basis if the Common Stock trades in excess of $2.25 for any consecutive 20-day period, (ii) a warrant to purchase 909,090 shares of Common Stock at $0.07 per share (iii) a warrant to purchase 309,090 shares of Common Stock at $0.07 per share, and (iv) a warrant to purchase 243,636 shares of Common Stock at $0.75 per share.

(6)	Eric Hess, member and Secretary of KHIC, LLC, has sole voting and dispositive power over the shares held by KHIC, LLC.
(7)

Includes (i) 150,000 shares of common stock underlying 3 shares of Series A Preferred Stock (having voting rights to 50,000 shares of common stock for each share of Series A Stock), (ii) currently exercisable warrants to purchase 8,000,000 shares of common stock at $0.06 per share, (iii)14,179,592 shares of Common Stock issuable upon the conversion of a convertible promissory note at a conversion price of $0.025 per share, (iv) a currently exercisable warrant to purchase 650,000 shares of common stock at $0.15 per share, (v) a currently exercisable warrant to purchase 650,000 shares of common stock at $0.15 per share, and (vi) a currently exercisable warrant to purchase 650,000 shares of common stock at $0.12 per share.

(8)

Includes (i) an option to purchase 1,000,000 shares of Common Stock at $2.00 per share, (ii) a currently exercisable warrant to purchase 625,000 shares of Common Stock at $0.22 per share and (iii) a currently exercisable warrant to purchase 285,714 shares of common stock at $0.10 per share which expires on July 20, 2022. Does not include an aggregate of 90,000 shares held by Mr. Hassett’s minor children.

(9)

Includes (i) a currently exercisable warrant to purchase 400,000 shares of Common Stock at $0.22 per share (ii) a currently exercisable warrant to purchase 1,000,000 shares of Common Stock at $0.10 per share, and (iii) currently exercisable warrants to purchase 400,000 shares of Common Stock at $0.08536 per share.

(10)

Includes (i) options to purchase 2,000,000 shares of Common Stock at $2.00 per share, and (ii) a currently exercisable warrant to purchase 750,000 shares of Common Stock at $0.22 per share, (iii) a currently exercisable warrant to purchase 1,400,000 shares of Common Stock at $0.10 per share, and (iv) currently exercisable warrants to purchase 400,000 shares of Common Stock at $0.08536 per share.

(11)

Includes (i) a currently exercisable warrant to purchase 222,222 shares of Common Stock at $0.57 per share, (ii) currently exercisable warrant to purchase 100,000 shares of Common Stock at $0.27 per share. and (iii) currently exercisable warrants to purchase 300,000 shares of Common Stock at $0.08536 per share.

(12)

Includes (i) a currently exercisable warrant to purchase 100,000 shares of common stock at $0.27 per share, (ii) a currently exercisable warrant to purchase 100,000 shares of common stock at $0.22 and (iii) currently exercisable warrants to purchase 300,000 shares of Common Stock at $0.08536 per share.

(13)

Represents (i) a currently exercisable warrant to purchase 250,000 shares of Common Stock at $0.60 per share and (ii) a currently exercisable warrant to purchase 200,000 shares of Common Stock at $0.08536 per share.

(14)

Includes (i) 909,090 shares of Series B Stock which are convertible by Mr. Ustian into Common Stock on a one-to-one basis and automatically convert into Common Stock on a one-to-one basis if the Company’s common stock trades in excess of $2.25 for any consecutive 20-day period, (ii) a currently exercisable warrant to purchase 909,090 shares of Common Stock at $0.07 per share, (iii) a currently exercisable warrant to purchase 222,222 shares of Common Stock at $0.57 per share; (iv) a currently exercisable warrant to purchase 100,000 shares of Common Stock at $0.27, (vi) a currently exercisable warrant to purchase 1,000,000 shares of Common Stock at $0.22 per share, (vi) currently exercisable warrants to purchase 450,000 shares of Common Stock at $0.08536 per share, and (vii) a currently exercisable warrant to purchase 309,090 shares of Common Stock at $0.07 per share.

(15)	Includes Mark Hodowanec, Chief Technology Officer.

Change-in-Control Agreements

The Company does not have any change-in-control agreements with any of its executive officers, except that severance payments, if any, to which Messrs. Hodowanec and Hassett may be entitled under their employment agreements as described above in "Employment Agreements", accelerate in the event of a change of control.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND CORPORATE GOVERNANCE

Certain Relationships and Related Transactions

UPT leases its Largo, Florida premises from Dennis Campbell, the managing member of PGC, a significant contractor running our UPT operations, under the Largo Lease on a month-to-month basis for $2,140 per month.

In May 2014, Alfred Cullere, a selling stockholder, and 5% owner of UPT, made advanced payments to us of an aggregate of $400,000 by companies controlled by Mr. Cullere on purchase orders that have not yet been fulfilled by the Company. On January 5, 2015, Mr, Cullere also loaned UPT $250,000.

On March 31, 2014, the Board approved the grant of options to Judson Bibb, our Vice President and Secretary and a director, to purchase 2,000,000 shares of common stock at an exercise price of $2.00 per share and the grant of options to purchase 1,000,000 shares of common stock at $2.00 per share to each of Messrs. Hassett (Chairman and Chief Executive Officer), Hodowanec (Chief Technical Officer) and Banzhaf (former President). Mr. Banzhaf waived his rights to such option upon his resignation as President of the Company on October 1, 2016.

On December 2, 2014, Abdalla Bamashmus, a 5% shareholder, purchased 50,000 shares of common stock and a five-year warrant to purchase 50,000 shares of common stock at an exercise price of $0.70 per share. We received $27,500 for the sale of such securities.

On March 3, 2015, we issued 288,968 shares of common stock to Spirit Bear, a 5% stockholder, upon the cashless exercise of 591,054 warrants.

On April 29, 2015, Christopher McKee, a director, purchased 222,222 shares of common stock and a five-year warrant to purchase 222,222 shares of common stock at an exercise price of $0.57 per share. We received $100,000 for the sale of such securities.

On May 1, 2015, we issued Daniel Ustian, a director, purchased 222,222 shares of common stock and a five-year warrant to purchase 222,222 shares of common stock at an exercise price of $0.57 per share. We received $100,000 for the sale of such securities.

On May 11, 2015, Abdalla Bamashmus, a 5% shareholder, purchased 66,666 shares of common stock and a five-year warrant to purchase 66,666 shares of common stock at an exercise price of $0.60 per share. We received $30,000 for the sale of such securities.

On June 11, 2015, Abdalla Bamashmus, a 5% shareholder, purchased 62,500 shares of common stock and a five-year warrant to purchase 62,500 shares of common stock at an exercise price of $0.47 per share. We received $25,000 for the sale of such securities.

On August 12, 2015, we issued 200,000 shares of common stock to Spirit Bear, a 5% stockholder, upon the conversion of 4 shares of Series A Stock.

On January 9, 2016, Abdalla Bamashmus, a 5% shareholder, purchased 115,385 shares of common stock and a five-year warrant to purchase 115,385 shares of common stock at an exercise price of $0.18 per share. We received $15,000 for the sale of such securities.

On February 3, 2016, we issued three-year warrants to purchase 100,000 shares of common stock at an exercise price of $0.27 per share to each of Richard Schul (a director and an advisory board member), Daniel Ustian (a director and advisory board member), Christopher McKee (a director and advisory board member) and Scott Van Dorn (an advisory board member) and a three-year warrant to purchase 200,000 shares of common stock to Gurminder Bedi (an advisory board member) at an exercise price of $0.31 per share, for serving on our board of advisors. The warrants may be exercised on a cashless basis.

On March 2, 2016, we issued 700,000 shares of common stock to Spirit Bear, a 5% stockholder, upon conversion of 14 shares of our Series A preferred stock.

On March 24, 2016, Abdalla Bamashmus, a 5% shareholder, purchased 125,000 shares of common stock and a five-year warrant to purchase 62,500 shares of common stock at an exercise price of $0.32 per share. We received $25,000 for the sale of such securities.

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June 24, 2016, we issued to our Chief Executive Officer, Timothy Hassett, 625,000 shares of our common stock and a five-year warrant to purchase 625,000 shares of our common stock at an exercise price of $0.22 for accrued salary. The warrant may be exercised on a cashless basis.

On June 24, 2016, we issued to our former president, Theodore Banzhaf, 500,000 shares of our common stock and a five year warrant to purchase 500,000 shares of our common stock at an exercise price of $0.22 per share, for accrued salary. The warrant may be exercised on a cashless basis. Mr. Banzhaf waived his rights to these warrants upon his resignation from the Company on October 31, 2016.

On June 24, 2016, we issued to Summit Management Consulting, Inc., a company owned by Quentin Ponder, our Chief Financial Officer, 400,000 shares of our common stock and a five-year warrant to purchase 400,000 shares of our common stock at an exercise price of $0.22 for accrued consulting fees of $64,000. The warrant may be exercised on a cashless basis.

On June 24, 2016, we issued to our vice president, Judson Bibb, 750,000 shares of our common stock and a five year warrant to purchase 750,000 shares of our common stock at an exercise price of $0.22 per share, in payment for loans in the amount of $22,910 and accrued salary of $97,090. The warrant may be exercised on a cashless basis.

On June 24, 2016, for consideration of $16,000, we sold to a director, Richard Schul, 100,000 shares of our common stock and a five year warrant to purchase 100,000 shares of our common stock at an exercise price of $0.22. The warrant may be exercised on a cashless basis.

On June 24, 2016, for consideration of $160,000, we sold to a director, Daniel Ustian, 1,000,000 shares of our common stock and a five year warrant to purchase 1,000,000 shares of our common stock at a an exercise price of $0.22. The warrant may be exercised on a cashless basis.

On July 11, 2016, we issued 100,000 conversion shares of our common stock upon conversion of 2 shares of our Series A stock to Spirit Bear, a 5% stockholder, which transaction was subsequently rescinded.

On August 12, 2016, for consideration of $50,000, we sold 909,090 shares of our Series B Stock and a five year warrant to purchase 909,090 shares of our common stock at a an exercise price of $0.07 to Daniel Ustian, a director. Each share of Series B Stock may be converted into common stock on a one-to-one basis and automatically converts into common stock on a one-to-one basis if the Company’s common stock trades in excess of $2.25 for any consecutive 20-day period and a currently exercisable warrant to purchase 909,090 shares of common stock at an exercise price of $0.07 per share.

On August 24, 2016, the Company issued KHIC, LLC, a 5% stockholder, a Senior Convertible Promissory Note in the principal amount of $400,000. The Note accrues interest at 3% and matures on August 24, 2018. The Note is convertible into shares of common stock of the Company at a conversion price of $0.025 per share and is senior to all other indebtedness of the Company and its Subsidiaries. The conversion shares have registration rights. $378,703 is currently outstanding under the Note.

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On September 30, 2016, the Company issued Gemini Master Fund, Ltd., a 5% stockholder, a secured promissory note in the original principal amount of $180,000. The Note accrues interest at 5% (18% in the event of an event of default) and matures on June 30, 2017. On November 10, 2016, we issued 800,000 shares of common stock as partial consideration for the note to Gemini Master Fund, Ltd.

On October 7, 2016, we issued 5,469,113 shares of our common stock upon complete conversion of a warrant originally issued in connection with $400,000 of principal and interest of convertible debt to Gemini Master Fund, Ltd., a 5% stockholder.

On October 31, 2016, Daniel Ustian, a director, purchased warrants to purchase 309,091 shares of common stock at an exercise price of $0.07 per share and 309,091 shares of Series B Stock for $17,000.

On October 31, 2016, each of Christopher Jones and Eric Brown, 5% stockholders, purchased warrants to purchase 309,091 shares of common stock at an exercise price of $0.07 per share and 309,091 shares of Series B Stock for $17,000.

On November 7, 2016, we issued 300,000 shares of common stock to Sprit Bear, a 5% stockholder, upon theconversion of 6 shares of Series A Stock.

On December 23, 2016, we entered into a Securities Purchase Agreement with KHIC, LLC, a 5% stockholder, pursuant to which KHIC, LLC purchased for $65,000, 650,000 shares of common stock and a five-year warrant to purchase 650,000 shares of common stock at $0.12 per share and 650,000 shares of common stock at $0.15 per share.

On January 17, 2017, we issued 800,000 shares of common stock to Sprit Bear, a greater than 5% stockholder, upon the conversion of 16 shares of Series A Stock.

On March 20, 2017, we issued 750,000 shares of common stock to Spirit Bear, a greater than 5% stockholder, upon the conversion of 15 shares of Series A Stock.

On April 6, 2017, we issued 600,000 shares of common stock to Sprit Bear, a greater than 5% stockholder, upon the conversion of 12 shares of our Series A Stock.

On April 18, 2017, we issued 1,132,000 shares of our common stock upon partial conversion of $28,300 on convertible debt of $368,703 by KHIC, LLC, a greater than 5% stockholder,.

On April 25, 2017, we issued 1,000,0000 shares of common stock to Spirit Bear, a greater than 5% stockholder, upon conversion of 20 shares of our Series A Stock.

On May 8, 2017, we issued 909,090 shares of common stock to Inverom Corporation, a 5% stockholder, upon the conversion of 909,090 shares of Series B stock, which represented all of the shares of Series B Stock held by Inverom Corporation.

On June 7, 2017, the Company issued KHIC, a 5% shareholder, 4,000,000 shares of common stock and a warrant to purchase 4,000,000 shares of common stock at an exercise price of $0.06 per share in exchange for $200,000, pursuant to KHIC’s call right which it exercised on June 6, 2017, under its securities purchase agreement with the Company. The warrant expires on June 7, 2022.

On June 16, 2017, Abdalla Bamashmus, a 5% shareholder, purchased 1,000,000 shares of common stock and a three-year warrant to purchase1,000,000 shares of common stock at an exercise price of $0.10 per share. We received $55,000 for the sale of such securities.

On July 5, 2017, Abdalla Bamashmus, a 5% shareholder, purchased 545,455 shares of common stock and a three-year warrant to purchase 545,455 shares of common stock at an exercise price of $0.10 per share. We received $30,000 for the sale of such securities.

On July 10, 2017, for consideration of $100,000, we sold to Spirit Bear Ltd., a 5% stockholder, 2,000,000 shares of our common stock and a five year warrant to purchase 2,000,000 shares of our common stock at an exercise price of $0.06. The warrant may be exercised on a cashless basis.

On July 21, 2017, we issued to our Chief Executive Officer, Timothy Hassett, 285,714 shares of our common stock and a five-year warrant to purchase 285,714 shares of our common stock at an exercise price of $0.10 for accrued salary of $20,000. The warrant may be exercised on a cashless basis.

On July 21, 2017, we issued to Summit Management Consulting, the company who provides the services of our Chief Financial Officer, Quentin Ponder, 1,000,000 shares of our common stock and a five-year warrant to purchase 1,000,000 shares of our common stock at an exercise price of $0.10 for accrued salary of $70,000. The warrant may be exercised on a cashless basis.

On July 21, 2017, we issued to our Secretary and Vice President, Judson Bibb, 1,400,000 shares of our common stock and a five-year warrant to purchase 1,400,000 shares of our common stock at an exercise price of $0.10 for accrued salary of $98,000. The warrant may be exercised on a cashless basis.

On July 26, 2017, Abdalla Bamashmus, a 5% shareholder, purchased 545,455 shares of common stock and a three-year warrant to purchase 545,455 shares of common stock at an exercise price of $0.10 per share. We received $30,000 for the sale of such securities.

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On July 27, 2017, we issued for consideration of $17,000, 309,090 shares of our common stock and a five year warrant to purchase 309,090 shares of our common stock at a an exercise price of $0.07 to Daniel Ustian, a director. The warrant expires on October 31, 2021 and may be exercised on a cashless basis.

On July 27, 2017, we issued for consideration of $17,000, 309,090 shares of our common stock and a five year warrant to purchase 309,090 shares of our common stock at a an exercise price of $0.07 to Eric Brown, a 5% stockholder. The warrant expires on October 31, 2021 and may be exercised on a cashless basis.

On July 27, 2017, we issued for consideration of $17,000, 309,090 shares of our common stock and a five year warrant to purchase 309,090 shares of our common stock at a an exercise price of $0.07 to Christopher Jones, a 5% stockholder. The warrant expires on October 31, 2021 and may be exercised on a cashless basis.

On September 5, 2017, Abdalla Bamashmus, a 5% shareholder, purchased 363,636 shares of common stock and a three-year warrant to purchase 363,636 shares of common stock at an exercise price of $0.10 per share. We received $20,000 for the sale of such securities.

On September 7, 2017, for consideration of $50,000, we sold to Spirit Bear Ltd., a 5% stockholder, 1,000,000 shares of our common stock and a five year warrant to purchase 1,000,000 shares of our common stock at an exercise price of $0.0725. The warrant may be exercised on a cashless basis.

On September 18, 2017, we issued 1,000,000 shares of common stock to Sprit Bear, Ltd a greater than 5% stockholder, upon the conversion of 20 shares of Series A Stock.

On September 20, 2017, the board of directors approved the grant of three-year warrants to purchase an aggregate of 400,000 shares of the Company’s common stock to our Chief Financial Officer and director, Quentin Ponder. The warrants have an exercise price of $0.08536 and may be exercised on a cashless basis.

On September 20, 2017, the board of directors approved the grant of three-year warrants to purchase an aggregate of 400,000 shares of the Company’s common stock to our Vice President and Secretary, Judson Bibb. The warrants have an exercise price of $0.08536 and may be exercised on a cashless basis.

On September 20, 2017, the board of directors approved the grant of three-year warrants to purchase an aggregate of 200,000 shares of the Company’s common stock to our Chief Technical Officer, Mark Hodowanec. The warrants have an exercise price of $0.08536 and may be exercised on a cashless basis.

On September 20, 2017, the board of directors approved the grant of three-year warrants to purchase an aggregate of 300,000 shares of the Company’s common stock to a director, Richard Schul. The warrants have an exercise price of $0.08536 and may be exercised on a cashless basis.

On September 20, 2017, the board of directors approved the grant of three-year warrants to purchase an aggregate of 300,000 shares of the Company’s common stock to a director, Christopher McKee. The warrants have an exercise price of $0.08536 and may be exercised on a cashless basis.

On September 20, 2017, the board of directors approved the grant of three-year warrants to purchase an aggregate of 450,000 shares of the Company’s common stock to a director, Daniel Ustian. The warrants have an exercise price of $0.08536 and may be exercised on a cashless basis.

On September 20, 2017, the board of directors approved the grant of three-year warrants to purchase an aggregate of 200,000 shares of the Company’s common stock to a director, Donald Bowman. The warrants have an exercise price of $0.08536 and may be exercised on a cashless basis.

Spirit Bear Limited

See “Legal Proceedings" above for a description of the legal proceedings between the Company and Spirit Bear.

Director Independence

We currently do not have any independent directors as the term "independent" is defined by the rules of the American Stock Exchange.

EXPENSES OF ISSUANCE AND DISTRIBUTION

We have agreed to pay all expenses incident to the offering and sale of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes, which shall be borne by the selling stockholders. The expenses which we are paying are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

SEC filing fee	$1,043.10
Legal fees and expenses	$3,500.00	*
Accounting fees and expenses	$2,500.00	*
Total	$7,043.10

___________

*	Estimated

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ADDITIONAL INFORMATION

Federal securities laws require us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, and other information with the SEC. You can inspect and copy this information at the public reference facility maintained by the SEC at Room 1024, 100 F Street, N.E., Washington, D.C. 20549.

You can get additional information about the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. The Commission also maintains a web site (http://www.sec.gov) at which you can read or download our reports and other information.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at the addresses set forth above. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified by our Bylaws to the fullest extent permitted by Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

Brenner & Associates, PLLC has opined on the validity of the shares being offered hereby.

EXPERTS

The consolidated financial statements included in this prospectus and in the registration statement for the fiscal years ended December 31, 2016 and December 31, 2015 have been audited by Anton & Chia, LLP, an independent registered public accounting firm and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Cool Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Cool Technologies, Inc. (the "Company") as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that we considered appropriate under the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended; in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has had no revenues and incurred an accumulated deficit of $40,188,414 since inception. These conditions, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1, which includes the raising of additional equity financing. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Anton & Chia, LLP

Newport Beach, CA

April 12, 2017

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Cool Technologies, Inc.

Consolidated Balance Sheets

	December 31,
	2016	2015

ASSETS
Current assets:
Cash	$62,291	$10,882
Prepaid expenses	--	95,175
Total current assets	62,291	106,057
Intangibles	166,402	153,434
Equipment, net	71,664	97,600
Total assets	$300,357	$357,091

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,595,883	$1,278,307
Accrued liabilities – related party	553,953	591,870
Customer deposits – related party	400,000	400,000
Accrued payroll	93,512	33,737
Debt, current portion	825,170	697,903
Derivative liability	4,851,760	356,554
Total current liabilities	8,320,278	3,358,371

Debt, long-term portion	18,311	77,803
Total liabilities	$8,338,589	$3,436,174

Commitments and contingencies (Note 6)	--	--

Stockholders’ deficit:
Preferred stock Series A, $.001 par value; 15,000,000 shares authorized; 116 and 136 shares issued and outstanding at December 31, 2016 and 2015, respectively	--	--
Preferred stock Series B, $.001 par value; 15,000,000 shares authorized: 3,636,360 and 0 issued and outstanding on December 31, 2016 and 2015, respectively.	3,636	--
Common stock, $.001 par value; 140,000,000 shares authorized; 111,438,236 and 66,600,367 shares issued and outstanding at December 31, 2016 and 2015, respectively	110,865	65,929
Additional paid-in capital	31,891,116	36,038,551
Common stock issuable	125,500	180,900
Preferred stock issuable	51,000	--
Common stock held in escrow	8,441	8,441
Accumulated deficit	(40,188,414)	(39,344,245)
Non controlling interest	(40,376)	(28,659)
Total stockholders’ deficit	(8,038,232)	(3,079,083)

Total liabilities and stockholders’ deficit	$300,357	$357,091

See accompanying notes to consolidated financial statements.

70

Cool Technologies, Inc.

Consolidated Statements of Operations

	Year ended December 31,
	2016	2015

Revenues	$--	$--
Cost of revenues	--	--
Gross profit	--	--

Operating expenses
Payroll and related expenses	553,199	803,426
Consulting	2,081,714	867,356
Professional fees	332,767	614,935
Research and development	251,724	824,711
General and administrative	738,816	1,939,230
Total operating expenses	3,958,220	5,049,658

Operating loss	(3,958,220)	(5,049,658)

Other income and (expense)
Interest expense, net	(1,186,008)	(75,145)
Change in fair value of derivative liability	4,959,062	(50,237)
Loss on extinguishment	(628,510)	--
Legal settlement – replacement warrants		(1,764,450)
Legal settlement – other	(42,210)	--

Net loss	(855,886)	(6,939,490)
Net loss attributable to non controlling interest	(11,717)	(16,390)

Net loss attributable to Cool Technologies, Inc.	$(844,169)	$(6,923,100)

Net loss per common share:
Basic and diluted	$(0.01)	$(0.10)

Weighted average common shares outstanding:
Basic and diluted	84,894,351	64,586,781

See accompanying notes to consolidated financial statements

71

Cool Technologies, Inc.

Consolidated Statements of Changes in Stockholders’ Deficit

	Preferred Stock		Common Stock		Additional Paid-in	Common Stock	Preferred Stock	Common Stock Held in	Accumulated	Non- Controlling
	Shares	Amount	Shares	Amount	Capital	Issuable	Issuable	Escrow	Deficit	Interest	Total

December 31, 2014	140	$--	61,439,134	$60,767	$30,864,669	$435,930	$--	$8,441	$(32,421,145)	$(12,269)	$(1,063,607)

Sale of common stock	--	--	2,809,251	2,810	1,082,190	105,020		--	--	--	1,190,020
Issuance of common stock issuable	--	--	753,001	753	410,197	(410,950)		--	--	--	--
Cashless warrant exercises	--	--	288,968	289	(289)	--		--	--	--	--
Conversion of preferred stock to common stock	(4)	--	200,000	200	(200)	--		--	--	--	--
Stock issued for services	--	--	1,110,013	1,110	550,497	50,900		--	--	--	602,507
Warrants issued for services	--	--	--	--	59,037	--		--	--	--	59,037
Employee stock options	--	--	--	--	1,308,000	--		--	--	--	1,308,000
Replacement warrants – legal settlement	--	--	--	--	1,764,450	--		--	--	--	1,764,450
Net loss	--	--	--	--	--	--		--	(6,939,490)	--	(6,939,490)
Noncontrolling interest	--	--	--	--	--	--		--	16,390	(16,390)	--
December 31, 2015	136	--	66,600,367	$65,929	$36,038,551	$180,900	$--	$8,441	$(39,344,245)	$(28,659)	$(3,079,083)
Sale of stock	2,727,270	2,727	2,480,770	2,481	550,292	65,000	51,000				671,500
Issuance of common stock issuable			529,654	529	119,871	(120,400)					--
Cashless warrant exercises											--
Conversion of Series A preferred stock to common stock	(20)		1,000,000	1,100	(1,100)						--
Series B preferred stock issued for services	909,090	909	1,806,812	1,807	334,374						337,090
Stock issued for short term payables			143,188	143	22,767						22,910
Stock issued with debt			1,350,000	1,350	213,650						215,000
Warrants issued for services	--	--	--	--	1,623,958						1,623,958
Warrants issued with debt					35,579						35,579
Employee stock options	--	--	--	--	327,000						327,000
Debt Converted			37,527,445	37,526	987,509						1,025,035
Reclassification of common share equivalents to derivative liabilities					(9,194,736)						(9,194,736)
Conversion of convertible notes					833,401						833,401
Net loss	--	--	--	--	--	--		--	(855,886)		(855,886)
Noncontrolling interest	--	--	--	--	--	--		--	11,717	(11,717)	--
December 31, 2016	3,636,476	3,636	111,438,236	110,865	31,891,116	125,500	51,000	8,441	(40,188,414)	(40,376)	(8,038,232)

See accompanying notes to consolidated financial statements

72

Cool Technologies, Inc.

Consolidated Statements of Cash Flows

	Year ended December 31,
	2016	2015
Operating Activities:
Net loss	$(855,886)	$(6,939,490)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock issued for services	337,090	602,507
Warrants issued for services	1,623,958	59,037
Legal settlement – replacement warrants	--	1,764,450
Loss on extinguishment of debt	628,510
Employee stock options	327,000	1,308,000
Non-cash interest expense	370,718
Change in fair value of derivative liability	(4,959,062)	50,237
Amortization of debt discount	743,051	57,038
Depreciation expense	25,936	25,853
Changes in operating assets and liabilities:
Prepaid expenses	95,175	(38,157)
Accounts payable	317,576	748,571
Accrued liabilities – related party	(37,917)	102,335
Customer deposits – related party	--	--
Accrued payroll liabilities	59,775	19,570
Net cash used in operating activities	(1,324,076)	(2,240,049)

Investing Activities:
Expenditure for Intangible assets	(12,968)	(13,634)
Expenditure for Equipment	--	(5,000)
Net cash used in investing activities	(12,968)	(18,634)

Financing Activities:
Proceeds from sale of common stock, net	671,500	1,190,020
Proceeds from debt	1,091,715	925,000
Payments on debt	(374,762)	(17,326)
Net cash provided by financing activities	1,388,453	2,097,694

Net change in cash	51,409	(160,989)

Cash, beginning of period	10,882	171,871

Cash, end of period	$62,291	$10,882

Cash paid for:
Interest	$29,161	$5,458
Income taxes		--

Non-cash transactions:
Derivative liability offset by debt discount	$492,405	$305,667
Reduction of common stock issuable by issuing stock	120,400	410,950
Debt and interest settled for common stock	1,025,035	--
Stock issued for short term payables	22,910
Stock issued with debt	215,000
Warrants issued with debt	35,579
Reclassification of common share equivalents to derivative liabilities	9,194,736
Conversion of convertible notes	833,401

See accompanying notes to consolidated financial statements.

73

Cool Technologies, Inc. and subsidiary

Notes to Consolidated Financial Statements

Note 1 – Description of Business and Summary of Significant Accounting Policies

Description of Business

Cool Technologies, Inc. and subsidiary, (we, us, our, the "Company" or "Cool Technologies") was incorporated in the State of Nevada in July 2002. In April 2014, we formed Ultimate Power Truck, LLC ("Ultimate Power Truck" or "UPT"), of which we own 95% and a shareholder of Cool Technologies owns 5%. We were formerly known as Bibb Corporation, as Z3 Enterprises, and as HPEV, Inc. On August 20, 2015, we changed our name to Cool Technologies, Inc.

We have developed and intend to commercialize heat dispersion technologies in various product platforms, and have developed and intend to commercialize an electric load assist technology around which we have designed a vehicle retrofit system. In preparation, we have applied for trademarks for one of our technologies and its acronym. We currently own one trademark: TEHPC. We believe that our proprietary technologies, including our patent portfolio and trade secrets, can help increase the efficiency and positively affect manufacturing cost structure in several large industries beginning with motors/generators and fleet vehicles. The markets for products utilizing our technology include consumer, industrial and military markets, both in the U.S. and worldwide.

Our technologies are divided into three distinct but complementary categories: a) mobile power generation, b) heat dispersion technology and c) electric load assist. As of December 31, 2016, we have five US patents and seven patent applications pending in the area of composite heat structures, motors, and related structures, heat pipe architecture, applications (commonly referred to as "thermal" or "heat dispersion technology") and a parallel vehicle power platform. We intend to commercialize our patents by licensing our thermal technologies and applications to electric motor, pump and vehicle component manufacturers; by licensing or selling a mobile electric power system powered by our proprietary gearing system to commercial vehicle and fleet owners; and by licensing a plug-in hybrid conversion system for heavy duty trucks, buses and tractor trailers to fleet owners and service centers.

Basis of Presentation, Use of Estimates and Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Cool Technologies, Inc. and Ultimate Power Truck, LLC. Intercompany accounts and transactions have been eliminated. Our financial statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Although these estimates are based on our knowledge of current events and actions we may undertake in the future, actual results may ultimately differ from these estimates and assumptions. Furthermore, when testing assets for impairment in future periods, if management uses different assumptions or if different conditions occur, impairment charges may result.

Noncontrolling interest represents the 5% third-party interest in UPT. There are no restrictions on the transfer of funds or net assets from UPT to Cool Technologies.

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Going Concern and Management’s Plan

The accompanying consolidated financial statements have been prepared assuming we will continue as a going concern. We have incurred net losses of $40,188,414 since inception and have not fully commenced operations, raising substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on our ability to generate revenue, achieve profitable operations and repay our obligations when they come due. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty. As of the filing date of this Annual Report on Form 10-K, management is negotiating additional funding arrangements to support completion of the initial phases of our business plan: to license its thermal technologies and applications, including submersible dry-pit applications and to license and sell mobile generation retrofit kits (our Ultimate Power Truck business) driven by our proprietary gearing system. There can be no assurance, however, that we will be successful in accomplishing these objectives.

Summary of Significant Accounting Policies

Cash and cash equivalents

Cash and cash equivalents include cash on hand, deposits with banks, and investments that are highly liquid and have maturities of three months or less at the date of purchase.

Intangible assets

Our intangible assets consist of patents on our technology, recorded at cost. Cost is based on third party expenditures for patent applications. We will begin amortizing our intangibles over their estimated remaining useful life when we begin revenue-producing activities. We will determine the useful lives of our intangible assets after considering the specific facts and circumstances related to each intangible asset. Factors we consider when determining useful lives include the contractual term of any agreement related to the asset, the historical performance of the asset, our long-term strategy for using the asset, any laws or other local regulations that could impact the useful life of the asset, and other economic factors, including competition and specific market conditions.

Equipment

Equipment consists of vehicles we use for testing and demonstrating our technology to potential customers. Depreciation is recorded using the straight-line method over five years, the estimated useful life.

Impairment of long-lived assets

When facts and circumstances indicate that the carrying value of long-lived assets may not be recoverable, management assesses the recoverability of the carrying value by preparing estimates of revenues and the resulting gross profit and cash flows. These estimated future cash flows are consistent with those we use in our internal planning. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount, we recognize an impairment loss. The impairment loss recognized, if any, is the amount by which the carrying amount of the asset (or asset group) exceeds the fair value. We may use a variety of methods to determine the fair value of these assets, including discounted cash flow models, which are consistent with the assumptions we believe hypothetical marketplace participants would use. We have not recorded any impairment expense on our long-lived assets as of December 31, 2016.

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Debt – original issue discount

When we issue notes payable with a face value higher than the proceeds we receive, we record the difference as a debt discount and amortize it through interest expense over the life of the underlying note payable.

Derivative financial instruments

When we issue debt that contains a conversion feature, we first evaluate whether the conversion feature meets the requirements to be treated as a derivative: a) one or more underlyings, typically the price of the company's stock; b) one or more notional amounts or payment provisions or both, generally the number of shares upon conversion; c) no initial net investment, which typically excludes the amount borrowed; and d) net settlement provisions, which in the case of convertible debt generally means the stock received upon conversion can be readily sold for cash. There are certain scope exceptions from derivative treatment, but these typically exclude conversion features that provide for a variable number of shares.

When we issue warrants to purchase our common stock, we must evaluate whether they meet the requirements to be treated as a derivative. Generally, warrants would be treated as a derivative if the provisions of the warrant agreement create uncertainty as to a) the number of shares to be issued upon exercise; or b) whether shares may be issued upon exercise.

If the conversion feature within convertible debt or warrants meet the requirements to be treated as a derivative, we estimate the fair value of the derivative liability using the Black-Scholes Option Pricing Model upon the date of issuance. If the fair value of the derivative liability is higher than the face value of the convertible debt, the excess is immediately recognized as interest expense. Otherwise, the fair value of the derivative liability is recorded as a liability with an offsetting amount recorded as a debt discount, which offsets the carrying amount of the debt. The derivative liability is revalued at the end of each reporting period and any change in fair value is recorded as a change in fair value in the consolidated statement of operations. The debt discount is amortized through interest expense over the life of the debt. Derivative instrument liabilities and the host debt agreement are classified on the balance sheet as current or non-current based on whether settlement of the derivative instrument could be required within twelve months of the balance sheet date.

The accounting treatment of derivative financial instruments requires that the Company record the embedded conversion option and warrants at their fair values as of the inception date of the agreement and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded as non-operating, non-cash income or expense for each reporting period at each balance sheet date. The Company reassesses the classification of its derivative instruments at each balance sheet date. If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification. As a result of entering into warrant agreements, for which such instruments contained a variable conversion feature with no floor, the Company has adopted a sequencing policy in accordance with ASC 815-40-35-12 whereby all future instruments may be classified as a derivative liability with the exception of instruments related to share-based compensation issued to employees or directors.

Research and development costs

Internal costs related to research and development efforts on existing or potential products are expensed as incurred. External costs incurred for intangible assets, such as attorney fees for patents, are capitalized.

Share-based payments

All of our share-based awards are classified as equity. We do not have any liability classified share-based awards. Each warrant or stock option is exercisable for one share of our common stock.

Nonemployees – We may enter into agreements with nonemployees to make share-based payments in return for services. These payments may be made in the form of common stock or common stock warrants. We recognize expense for fully-vested warrants at the time they are granted. For awards with service or performance conditions, we generally recognize expense over the service period or when the performance condition is met; however, there may be circumstances in which we determine that the performance condition is probable before the actual performance condition is achieved. In such circumstances, the amount recognized as expense is the pro rata amount, depending on the estimated progress towards completion of the performance condition. Nonemployee share-based payments are measured at fair value, based on either the fair value of the equity instrument issued or on the fair value of the services received. Typically, it is not practical to value the services received, so we determine the fair value of common stock grants based on the price of the common stock on the measurement date (which is the earlier of the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, if there are sufficient disincentives to ensure performance, or the date at which the counterparty's performance is complete), and the fair value of common stock warrants using the Black-Scholes option-pricing model ("Black-Scholes"). We use historical data to estimate the expected price volatility, the expected stock option life and expected forfeiture rate. The risk-free interest rate is based on the United States Treasury yield curve in effect at the time of grant for the estimated life of the stock option. For awards that are recognized when a performance condition is probable, the fair value is estimated at each reporting date. The cost ultimately recognized is the fair value of the equity award on the date the performance condition is achieved. Accordingly, the expense recognized may change between interim reporting dates and the date the performance condition is achieved.

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Employees – We issue two types of common stock options to employees: 1) fully-vested at the time of grant and 2) market price-based vesting. We recognize expense for fully-vested stock options on the date of grant at the estimated fair value of the options using Black-Scholes. We recognize expense for market price-based options at the estimated fair value of the options using the lattice-based option valuation model ("Lattice Model") over the estimated life of the options used in the Lattice Model. We use historical data to estimate the expected price volatility, the expected stock option life and expected forfeiture rate. The risk-free interest rate is based on the United States Treasury yield curve in effect at the time of grant for the estimated life of the stock option.

Modification of share-based payment awards – In the event we modify the terms of a nonvested share-based payment award, we would incur additional expense for the excess of the fair value of the modified share-based payment award, measured at the date of modification, over the fair value of the original share-based payment award. The incremental expense would be recognized ratably over the remaining vesting period.

Sale of common stock with warrants – When we sell common stock we may also issue common stock warrants. We treat the value of these warrants as equity issuance costs. Accordingly, the value of the common stock warrants is included as a component of additional paid-in capital upon recording the sale of common stock.

Nonemployee stock option – In 2012, we issued an equity-based award in the form of stock options to a nonemployee, which have been aggregated and classified with nonemployee common stock warrants, as the terms are similar to the common stock warrants we issued to nonemployees. The stock options were exercised on a cashless basis in 2013.

Cashless exercise – Most of our common stock warrants and stock options may be exercised on a cashless basis. The number of shares of our common stock received upon exercising on a cashless basis is based on a) the volume weighted-average price of our common stock for three trading days immediately preceding the exercise date; b) the exercise price of the warrant or option; and c) the number of common shares issuable under the instrument.

Income taxes

We recognize deferred income tax assets and liabilities for the expected future tax consequences of temporary differences between the income tax and financial reporting carrying amount of our assets and liabilities. We monitor our deferred tax assets and evaluate the need for a valuation allowance based on the estimate of the amount of such deferred tax assets that we believe do not meet the more-likely-than-not recognition criteria. We also evaluate whether we have any uncertain tax positions and would record a reserve if we believe it is more-likely-than-not our position would not prevail with the applicable tax authorities. Our assessment of tax positions as of December 31, 2016 and 2015, determined that there were no material uncertain tax positions.

UPT is a limited liability company ("LLC"), which is treated as a partnership for income tax purposes, where all tax obligations flow through to the owners of the LLC during the period in which income taxes were incurred.

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Fair value of financial instruments

Our financial instruments include cash and cash equivalents, accounts payable, accrued liabilities, and debt. The carrying value of these financial instruments is considered to be representative of their fair value due to the short maturity of these instruments. The carrying amount of our debt approximates fair value, because the interest rates on these instruments approximate the interest rate on debt with similar terms available to us. Our derivative liabilities were adjusted to fair market value at the end of each reporting period, using Level 3 inputs.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability, in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy is based on three levels of inputs, of which the first two are considered observable and the last unobservable, as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the measurement of the fair value of the assets or liabilities.

Reportable segments

We have identified our operating segments, our chief operating decision maker ("CODM"), and the discrete financial information reviewed by the CODM. After evaluating this information, we have determined that we have one reportable segment.

Recently Issued Accounting Pronouncements

Financial Accounting Standards Board, or FASB, Accounting Standards Update, or ASU 2016-02 "Leases (Topic 842)"– In February 2016, the FASB issued ASU 2016-02, which will require lessees to recognize almost all leases on their balance sheet as a right-of-use asset and a lease liability. For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance. Classification will be based on criteria that are largely similar to those applied in current lease accounting, but without explicit bright lines. Lessor accounting is similar to the current model, but updated to align with certain changes to the lessee model and the new revenue recognition standard. This ASU is effective for fiscal years beginning after December 18, 2018, including interim periods within those fiscal years. We are currently evaluating the potential impact this standard will have on our consolidated financial statements and related disclosures.

FASB ASU 2015-17"Income Taxes (Topic 740)" – In November 2015, the FASB issued ASU 2015-17, which simplifies the presentation of deferred tax assets and liabilities on the balance sheet. Previous GAAP required an entity to separate deferred income tax liabilities and assets into current and noncurrent amounts on the balance sheet. The amendment requires that deferred tax liabilities and assets be classified as noncurrent in a classified balance sheet. This ASU is effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. We are currently evaluating the potential impact this standard will have on our consolidated financial statements and related disclosures.

FASB ASU 2015-16 "Business Combinations (Topic 805)," or ASU 2015-16 - In September 2015, the FASB issued ASU 2015-16, which requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. This ASU is effective for interim and annual reporting period beginning after December 15, 2016, including interim periods within those fiscal years, with the option to early adopt for financial statements that have not been issued. We are currently evaluating the potential impact this standard will have on our consolidated financial statements and related disclosures.

78

FASB ASU 2015-11 "Inventory (Topic 330): Simplifying the Measurement of Inventory," or ASU 2015-11 - In July 2015, the FASB issued ASU 2015-11, which requires an entity to measure in scope inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The amendments apply to inventory that is measured using first-in, first-out (FIFO) or average cost. This ASU is effective for interim and annual reporting periods beginning after December 15, 2016, with the option to early adopt as of the beginning of an annual or interim period. We do not expect the adoption of this ASU to have a significant impact on our financial position, results of operations and cash flows.

FASB ASU 2015-03 "Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Cost," or ASU 2015-03 - In April 2015, the FASB issued ASU 2015-03, which requires debt issuance costs to be presented in the balance sheet as a direct deduction from the associated debt liability. We do not expect the adoption of this ASU to have a significant impact on our financial position, results of operations and cash flows.

FASB ASU 2015-02 "Consolidation (Topic 810): Amendments to the Consolidation Analysis," or ASU 2015-02 - In February 2015, the FASB issued ASU 2015-02, which changes the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. This ASU is effective for annual reporting periods beginning after December 15, 2015 and we are currently assessing the impact of adoption of this ASU on our consolidated results of operations, cash flows and financial position.

FASB ASU 2014-09 "Revenue from Contracts with Customers (Topic 606)," or ASU 2014-09 - In May 2014, the FASB issued ASU 2014-09, which supersedes the revenue recognition requirements of Accounting Standards Codification, or ASC, Topic 605 "Revenue Recognition." This ASU is effective for annual reporting periods beginning after December 15, 2017, with the option to adopt as early as December 15, 2016. We are currently assessing the impact of adoption of this ASU on our consolidated results of operations, cash flows and financial position.

Note 2 – Equipment

Equipment consists of the following:

	December 31,
	2016	2015
Test vehicles	$124,687	$124,687
Other	5,000	5,000
	129,687	129,687
Less: accumulated depreciation	(58,023)	(32,087)
	$71,664	$97,600

Depreciation expense for the years ended December 31, 2016 and 2015, was $25,936 and $25,853, respectively.

Note 3 – Customer deposits – Related party

These represent advance payments of $400,000 received on orders that have not yet been fulfilled, with companies controlled by the individual who is the 5% owner of UPT and is a shareholder of Cool Technologies.

Note 4 – Debt

Debt consists of the following:

	December 31,
	2016	2015
Notes payable -- original issue discount	$225,000	$400,000
Convertible notes payable	641,129	365,350
Test vehicle financing	61,811	77,075
Note payable – related party	237	22,910
Note payable – UPT minority owner	250,000	250,000
	1,178,177	1,115,335
Debt discount	(334,696)	(339,629)
	843,481	775,706
Less: current portion	(825,170)	697,903
Long-term portion	$18,311	$77,803

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Notes payable – original issue discount

In October 2015, we received $350,000 under two notes payable with an original issue discount of $50,000, in lieu of interest. The $400,000 principal balance is payable in full on March 31, 2016. In the event of default, the interest rate will be 18% per annum.

Negotiations to extend the maturity date commenced before the end of March and were concluded with the signing of the Forbearance and Amendment Agreement on April 28, 2016. $377,142 and $102,857 for a total of $480,000 plus a forbearance fee of $5,000 payable to each holder of a note payable. In exchange the holders agreed to refrain from taking legal action until May 16, 2016.

An Extension and Amendment Agreement signed on May 23, 2016 extended the Maturity Date of one of the Note until September 30, 2016. And amended Conversion Rights at a price equal to 75% of the VWAP for the preceding 12 business days. The outstanding principal amount including interest, forbearance fees, liquidated damages and expenses was amended to $458,571 from the previous $382,142 and the original $314,285. The second note holder exchanged his debt with a third party for a payment of $104,801 on May 24, 2016.

A series of conversions from June 7 to August 15, 2016 reduced the outstanding principal to the remaining noteholder to $60,751. The note was extinguished with a payment on August 26, 2016.

Convertible notes payable

September 2015 Convertible Note -- In September 2015, the Company entered into a convertible note agreement, which allows us to borrow up to $250,000, bearing interest at 10%, with principal and interest payable on September 15, 2017. The Company borrowed $75,000 in September 2015 and $50,000 in November 2015, for a total of $125,000 due on September 15, 2017. At the holder’s option, a portion or all of the unpaid principal and interest may be converted into shares of our common stock at the lesser of $0.305 per share or 65% of the volume weighted average price of our common stock during the five consecutive trading days immediately preceding the applicable conversion date. The Company determined that the conversion feature meets the requirements for derivative treatment and has recorded a derivative liability and a corresponding debt discount on the consolidated balance sheet. In February 2016, the $75,000 note and interest of $16,667 were converted in exchange for 467,740 shares of our common stock. In May and June, 2016, the remaining $50,000 note and $14,256 of interest were converted in exchange for 649,450 shares of our common stock.

December 2015 Convertible Notes -- In December 2015, the Company entered into a convertible note agreement, bearing interest payable quarterly at 10%, allowing us to borrow up to $248,800. In December 2015, the Company received $200,000 under the convertible note agreement, with an original issue discount of $20,350 and $20,000 distributed to the lender’s legal counsel, for a total amount of $240,350 due on December 1, 2016, with a debt discount of $40,350. In January 2016, the Company received the remaining $48,800 with an original issue discount of $5,850, for a total amount of $54,650 due on February 26, 2017. At the holder’s option, a portion or all of the unpaid principal balance may be converted into shares of our common stock at a rate of $0.12 per share. In the event of a default, the conversion price becomes 70% of the volume weighted average price of our common stock during the three consecutive trading days immediately preceding the applicable conversion date. The Company also issued warrants to purchase 500,000 shares of our common stock in two separate tranches for 250,000 shares each, with exercise prices of 125% and 150% of our common stock price on the day prior to closing the agreement, or $0.175 per share and $0.21 per share. The Company determined that the conversion feature and the warrants meet the requirements for derivative treatment and have recorded a derivative liability and a corresponding debt discount on the consolidated balance sheet. The convertible notes have prepayment penalties of 115%, 120%, 125% and 130%, respectively, in the event the note is settled within 45 days, 46-90 days, 91-120 days, and 121 days through the due date. The Company placed 13,291,667 shares of our common stock in escrow as collateral for this agreement.

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On May 30, 2016, the Company executed an amendment to the convertible note agreement. In consideration for removing limitations, until November 15, 2016, on sales of securities of at least $500,000 including variable rate transactions, convertible notes and third party transactions set forth in the Securities Purchase Agreement signed on December 3, 2015 as well as authorizing the withdrawal of a registration statement filed on January 11, 2016, the Company agreed to file a new registration statement covering the shares issuable to the holder of the Notes.

The Company tested the amendment to ascertain if it should be accounted for as a modification to the notes or treated as an extinguishment. As a result of the change in the fair value of the conversion feature and warrants, the Company determined that the amendment qualifies for extinguishment treatment. Accordingly, the Company recognized a loss on extinguishment equal to the difference in the fair value of the conversion feature and warrants before and after the amendment of $34,673.

In consideration for amending the Notes to permit borrowings by the Company of up to $6,500,000, the Company agreed to amend the Notes to enable the conversion price to be equal to the lesser of $0.12 and 70% of the average of three VWAPs from the 20 trading days prior to the notice of conversion. Furthermore, the Company agreed that if it were to issue new notes with greater discounts than those detailed above, the existing Notes would be reset to match the lower conversion price. Finally, the Company agreed to lower the exercise prices (from $0.21 to $0.168, and from $0.175 to $0.140, respectively) on two existing warrants totaling 500,000 shares previously issued to the holder of the Notes and to issue a cashless, two-year warrant to purchase 250,000 shares at an exercise price of $0.168 per share.

The Company tested the two notes that replaced the other OID note to determine if they should be accounted for as modification of the original note or treated as an extinguishment. As a result of the impact on the present value of cash flows from the additional liquidated damages and the inclusion of a conversion feature, the Company determined that the new notes qualified for extinguishment treatment. Accordingly, the Company recognized a loss on extinguishment equal to the additional liquidated damages, accrued interest and fair value of the conversions options of $140,258.

From June 10 to August 16, 2016, a total of $240,350 were converted into 6,495,516 shares of common stock and on August 30, 2016, a total of $54,650 were converted into 4,313,339 shares of common stock. The Company paid interest fees of $4,119 on August 26, 2016 and $3,114 on September 15, 2016 and the notes were retired.

February 2016 Convertible Note – In February 2016, the Company entered into a convertible note agreement. We received $125,000, with an original issue discount of $15,500 in lieu of interest, for a total amount of $140,500 due on August 10, 2016. In the event of default, the interest rate will be 22% per annum. At any time following an event of default, the lender has the right to convert a portion or all of the unpaid principal balance at a rate of 65% of the average of the three lowest closing prices in the twenty trading days immediately preceding the request for conversion date. The Company determined that the conversion feature meets the requirements for derivative treatment and have recorded a derivative liability and a corresponding debt discount on the consolidated balance sheet.

On August 5, 2016, the lender declared the company in default due to insufficient shares required to maintain the reserve. As a result, the Note began accruing interest at the default rate of 22% per annum. The lender also increased the outstanding balance by 15% or $21,075 bringing the total outstanding balance to $161,575. On August 17, 2016, the Company reached an agreement with the lender on a two week extension thereby extending the maturity date to August 24,2016. In exchange for granting the extension, the lender requested and received a $15,000 extension fee as well as the right to convert the extension fee and $10,000 in principal into common shares. On August 26, 2016, the lender was wired the balance of the principal and interest remaining: $152,945. On August 30, 2016, the lender received 1,953,125 common shares in exchange for the $25,000.

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May 2016 Convertible Note – In May 2016, the Company entered into a convertible note agreement. We received $120,600, bearing interest at 12%, with principal and interest payable on September 15, 2017 in a total amount of $141,102. In the event of default, the interest rate will be 18% per annum. At any time following the 180th day from the date of issuance, the lender has the right to convert a portion or all of the unpaid principal balance at a rate of 60% of the average of the lowest trading price in the fifteen trading days immediately preceding the request for conversion date. The Company determined that the conversion feature meets the requirements for derivative treatment and have recorded a derivative liability and a corresponding debt discount on the consolidated balance sheet.

On July 18, 2016, the lender increased the share reserve from 7,000,000 to 18,572,365 shares. Following a request on August 19, 2016 to increase the share reserve to 48,000,000 shares that we could not accommodate, the company paid off the principal of $120,600 on August 29, 2016 and interest of $4,243 on August 30, 2016. On September 7, 2016, the lender declared the company in default and the Company commenced negotiations on a final pre-payment fee. On October 3, 2016, a settlement agreement was signed and on October 4, 2016 $42,210 was wired to the lender.

August 2016 Convertible Note – In August 2016, the Company entered into a senior convertible note agreement. We received $400,000, bearing interest at 3%, with principal and interest payable on August 24, 2018. In addition, the Company received the right to require the buyer to purchase from the company four million restricted shares of common stock at a purchase price of $0.05 per share and a warrant to purchase four million shares of common stock with an exercise price of $0.06 per share. At the same time, the Company granted the buyer the right to require the company to sell to the buyer four million restricted shares of common stock at a purchase price of $0.05 per share and a warrant to purchase four million shares of common stock with an exercise price of $0.06 per share. In the event of default, the interest rate will be 18% per annum, require the Company to (i) redeem all or any portion of the note at a premium of 150% or (ii) convert any portion of this note then held by noteholder into shares of common stock at the conversion price of $0.025, equal to a number of shares of common stock equal to the principal amount outstanding on the note (divided by 0.025) and multiplied by the premium of 150%.

The note may be converted at any time into shares of the common stock at the conversion price pursuant to the terms of the note. The buyer may not, however, convert more than 50% of the note’s purchase price prior to September 30, 2016.

November 2016 Convertible Note – In November 2016, the Company entered into a convertible note agreement. We issued 350,000 inducement shares of common stock and received $100,000, with an original issue discount of $10,000 in lieu of interest, for a total amount of $110,000 due on June 9, 2017. At the holder’s option, a portion or all of the unpaid principal and interest may be converted into shares of our common stock at $0.07 per share. 350,000 inducement shares. In the event of default, the outstanding balance will increase by 25%. At any time following an event of default, the lender has the right to convert a portion or all of the unpaid principal balance at a rate of 65% of the average of the three lowest closing prices in the twenty trading days immediately preceding the request for conversion date.

December 2016 Convertible Notes -- In December 6, 2016, the Company entered into a note purchase agreement which provides for the purchase of up to an aggregate of $150,000 principal amount of convertible promissory notes (the “Notes”). The Notes have a 5% original issue discount and bear interest at 5% per annum. On December 7, 2016, $85,000 was paid pursuant to the initial Note (after the deduction of $10,000 for legal expenses) which is due on December 5, 2017. On December 28, 2016, after the filing by the Company of a registration statement with the SEC, the Company issued another Note in the original principal amount of $50,000 for $47,500.

The Notes may be prepaid in whole or in part by the Company at a 115% premium if within 120 days of the issue date or 125% after 120 days of the issue date. The Notes are convertible into common stock at a 30% discount to the lowest trading price for the ten trading days immediately prior to the delivery of a conversion notice, provided that the conversion price will not be less than $0.06 per share.

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The Note Purchase Agreement also provides that it is an event of default if the Company does not obtain FINRA’s approval to effectuate a 1:15 reverse stock split no later than January 15, 2017, which was extended to January 20, 2017, then extended to February 15, 2017 and further extended to April 24, 2017. As part of the last extension to April 24, 2017, Bellridge agreed to add an increase in the authorized share capital of the Company as another method to avoid the triggering of an event of default. The increase in amounts required under the Notes held by Bellridge necessitated that the Company amend its Articles of Incorporation. This was accomplished on March 22, 2017.

The Company also agreed to reserve the greater of (i) 1,000,000 shares of common stock or (ii) 300% of the maximum aggregate number of shares issued or issuable. The Company determined that the conversion feature meets the requirements for derivative treatment and has recorded a derivative liability and a corresponding debt discount on the consolidated balance sheet.

Test Vehicle Financing

In October 2014, we entered into financing agreements for the purchase of test vehicles, bearing interest at 5.99% payable monthly over five years, collateralized by the vehicles.

Note payable – related party

On February 3, 2016, an agreement was signed with the Secretary of Cool Technologies to retire a non-interest bearing note that was due on demand. The note was retired with the issuance of 143,187 shares of restricted common stock on June 24, 2016.

Note payable – UPT minority owner

Held by the 5% minority owner of UPT. The terms of the note have not been finalized.

Future contractual maturities of debt are as follows:

Year ending December 31,
2017	$765,375
2018	394,491
2019	18,311
2020	--
$1,178,177

Note 5 – Derivative Liability

Under the terms of the September 2015, December 2015, February 2016, May 2016 and December 2016 Convertible Notes, we identified derivative instruments arising from embedded conversion features, as well as warrants issued with the December 2015 Convertible Note.

Under the terms of the convertible note agreements, the Company identified derivative instruments arising from embedded conversion features, as well as warrants issued with the December 2015 Convertible Note.

The following summarizes the Black-Scholes assumptions used to estimate the fair value of the derivative liability at the dates of issuance and the revaluation dates:

Year ended December 31,
	2016	2015
Volatility	108%-254%	102%-112%
Risk-free interest rate	0.2%-2.5%	0.5%-1.2%
Expected life (years)	0.0 - 10.0	0.9 - 3.0
Dividend yield	--	--

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We determined that as of September 30, 2016 we did not have sufficient authorized but unissued shares of our common stock available to settle all of the common share equivalents represented by our convertible notes, warrants, options and convertible preferred stock. As a result, the common share equivalents that exceeded our authorized but unissued shares of common stock were reclassified from equity to derivative liabilities on a last in, first out (LIFO) basis using the inception date of the related instrument.

Changes in the derivative liability were as follows:

	Twelve Months Ended December 31, 2016
	Level 1	Level 2	Level 3
Convertible debt and other derivative liabilities at December 31, 2015			356,554
$780,850 of convertible debt prior to amendment			(330,694)
$780,850 of convertible debt as amended			733,185
Conversions of convertible debt			(833,401)
Issuance of convertible debt and other derivatives			690,442
Reclassification of common share equivalents to derivative liabilities			9,194,736
Change in fair value			(4,959,062)
Convertible debt and other derivative liabilities at December 31, 2016			4,851,760

Note 6 – Commitments and Contingencies

On December 12, 2012, we concluded negotiations on a debt settlement agreement by and among the Company, Phoenix Productions and Entertainment Group ("PPEG"), Action Media Group, LLC ("Action Media") and Spirit Bear Limited ("Spirit Bear") (PPEG and Action Media collectively, the "Debt Holders"). PPEG and Action Media were significant shareholders in our predecessor company and Spirit Bear is a related party through voting rights. The Debt Holders were to return to escrow a total of 4,676,000 shares of our common stock. 3,676,000 of these shares were returned and cancelled on January 14, 2013, following our filing a registration statement with the SEC on January 11, 2013. The remaining 1,000,000 shares will be purchased by the Company or a nominee of the Company at $0.40 per share (or $400,000) at the rate of $10,000 per month commencing within 90 days of the Company achieving $1,000,000 in gross revenues for products or services from business operations. PPEG and Action Media will divide the $400,000 on a pro rata basis, based on each company's respective amount of debt forgiven. The historical cost of the shares held in escrow are reflected in equity on the balance sheets as common stock held in escrow.

Effective May 1, 2015, we executed a First Amendment to Settlement Agreement (the "Amendment") with Spirit Bear and the parties identified as the assignees of Spirit Bear who are signatories to the Amendment, which amends certain provisions of the Settlement Agreement. In accordance with the terms of the Amendment, Jay Palmer, Carrie Dwyer and Donica Holt, the Spirit Bear holdover directors, tendered their resignation from the Board of Directors of the Company. Spirit Bear also agreed that it will no longer have any rights to appoint nominees to the Board of Directors. Pursuant to the Amendment, the Company agreed to file a registration statement on Form S-1 covering an aggregate of 14,845,072 shares of common stock, preferred stock and warrants on behalf of Spirit Bear and its assignees no later than July 15, 2015, which was filed with the SEC on July 15, 2015. A representative of Spirit Bear agreed that the obligation to register the shares on a Form S-1 need only include shares of common stock and shares of common stock issuable upon conversion of the Preferred Stock and exercise of the warrants held by Spirit Bear and its assignees. The Company agreed to issue replacement warrants for certain previously-issued warrants, which will be canceled in connection with the replacement issuance. Within 10 business days of June 1, 2015, the parties agreed to dismiss all of the pending litigation between and among them.

On November 4, 2016, Spirit Bear agreed to the withdrawal of the registration statement in exchange for confirmation that the warrants owned by Spirit Bear and its associate which were subject to a separate court action shall not expire even if the court action continued beyond the warrants’ initial expiration date. The registration had not been declared effective by the SEC and the Company filed a request to withdraw the Registration Statement on November 14, 2016.

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On August 28, 2015, the parties filed a Stipulation to dismiss the direct claims of the Company against Spirit Bear and of Spirit Bear against the Company in the Nevada Lawsuit. By Order dated September 1, 2015 and filed September 2, 2015, the Court ordered dismissal of all direct claims in the Nevada Lawsuit.

Additionally, on February 20, 2015, the Court issued its preliminary approval to the derivative action settlement agreement (the "DASA") which would lead to the ultimate dismissal of the derivative suit also filed by Spirit Bear in the same action. The Court scheduled a fairness hearing for November 20, 2015 to consider giving its final approval to the DASA. No shareholder filed any objections to the DASA by April 30, 2015 which was the deadline established by the Court for filing objections. However, on October 22, 2015, Peak Finance, LLC filed a Motion to Intervene in the action seeking, among other things, approval to file a new derivative Complaint in this matter. The Company opposed this Motion.

On August 31, 2015, the Company received notice of a summons in the matter styled Peak Finance, Derivatively on Behalf of Nominal Defendant, HPEV, Inc. v. Hassett, et al., No. 2:15-cv-01590-GMN-CWH, filed in the United States District Court for the District of Nevada (the “Peak Finance Claim”). Plaintiff Peak Finance, LLC (“Peak Finance”) alleges that certain members of the Company’s Board of Directors and officers caused a misleading proxy statement to issue and breached alleged fiduciary duties from and after June 18, 2013. Peak Finance further alleges that its claim is related to the Spirit Bear Lawsuit described above. The Company has not determined that there is any merit to the allegations, and has decided to submit the claims to an Independent Director Committee consisting of Directors Christopher McKee, Richard J. “Dick” Schul, and Donald Bowman for their review and consideration. Additionally, on September 28, 2015, the Company filed a motion to dismiss the initial Complaint filed by Peak Finance. On October 22, 2015, rather than oppose the motion to dismiss, Peak Finance filed an amended complaint in this case in addition to the Motion to Intervene in the pending Spirit Bear litigation set forth above. On November 9, 2015, the Company filed a new motion to dismiss the first amended complaint filed by Peak Finance on October 22, 2015.

At the November 20, 2015 fairness hearing, the Court denied Peak Finance's Motion to Intervene. However, the Court did allow Peak Finance to formally argue its objections to the DASA. The Court ordered additional briefing on certain issues which has now been completed. The Court has ordered another hearing to consider the DASA on April 1, 2016.

On April 1, 2016, Peak Finance and the Company advised the Court that they had agreed in principle to a settlement that would include withdrawal of Peak Finance’s objection to the DASA. On April 20, 2016, the parties filed a Stipulation and Proposed Order for Withdrawal of Objection to DASA, which was granted by the Court on April 21, 2016. On May 3, 2016, the Court issued an Order, which fully and finally approved the DASA and dismissed the Peak Finance and the Spirit Bear cases, with prejudice. On May 17, 2016, the Company filed a document to show cause as to the effect of the Stipulation and Proposed Order Regarding Settlement on the pending Motion to Dismiss Amended Complaint.

Also on May 17, 2016, Peak Finance and the Company filed a Stipulation and Proposed Order to Modify Stay of Proceedings so that the stay issued on January 6, 2016 could be modified to permit the Court to consider the Stipulation and Proposed Order Regarding Settlement and for the Court and all parties to take all necessary actions to seek final approval of a settlement prior to the Court ruling on the pending Motion to Dismiss.

On October 11, 2016, the United States District Court, District of Nevada orally approved the derivative action settlement agreement (“Peak Settlement Agreement”) reached in Peak Finance, LLC v. Timothy J. Hassett et. al., Case No. 2:15-cv-01590-GMN-CWH. Noting that no non-party shareholder filed any objections to the Peak Settlement Agreement, the District Court specifically found that it is “fundamentally fair, reasonable and adequate” and serves the best interest of the Company. The Court further directed that counsel for the parties prepare a proposed formal written order finally approving the Peak Settlement Agreement and dismissing the case.

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On October 20, 2016, the Derivative Action Settlement Agreement was formally approved and the case was formally dismissed with prejudice.

Subsequent to the dismissal, an Independent Directors Committee consisting of directors Christopher McKee, Richard J. "Dick" Schul and Donald Bowman reviewed the allegations made by Peak Finance, LLC to determine a proper corporate response. On December 6, 2016, a quorum of the members of the Independent Directors Committee met with Peak Finance, LLC in New York City, to fulfill the judges’ final orders. No further action is required by the Company in this matter.

On October 7, 2016, the Company received a complaint, Wang et al v. Cool Technologies, Inc. et al, filed on July 28, 2016 in the U.S. District Court for the Eastern District of New York (Brooklyn) Civil docket #1:16CV04101RRMPK against the Company and Timothy Hassett, the Company’s Chief Executive Office alleging damages of $1,100,000 for breach of contract for failing to register shares sold to the Plaintiffs in February and March 2014.

From time to time, we may be a party to other legal proceedings. Management currently believes that the ultimate resolution of these matters, and after consideration of amounts accrued, will not have a material adverse effect on our consolidated results of operations, financial position, or cash flow.

Note 7 – Equity

Preferred Stock

The Company has 15,000,000 preferred shares authorized and 116 Series A and 3,636,360 Series B preferred shares issued and outstanding as of December 31, 2016. A total of 927,270 Series B preferred shares is issuable.

On August 12, 2016, the Company entered into a Securities Purchase Agreement with four accredited investors pursuant to which it sold 3,636,360 shares of the Company’s Series B Convertible Preferred Stock. Each share of the preferred stock is convertible into one share of company’s common stock. The conversion price of the preferred stock is equal to the $0.055.

In addition to the preferred stock, the Securities Purchase Agreement included warrants to purchase (i) 3,636,360 shares of the Company’s common stock at an exercise price of $0.07 per share. The aggregate purchase price of the preferred stock and warrants was $200,000, of which $150,000 was paid in cash and $50,000 was paid in services.

In connection with the sale of the Preferred Stock, on October 20, 2016, the Company filed with the Secretary of the State of Nevada, an amended Certificate of Designations of the Rights, Preferences, Privileges and Restrictions, which have not been set forth in the Certificate of Designation of the Series B Convertible Preferred Stock nor the first Amendment to Certificate of Designation filed on August 12, 2016.

The preferred stock has the same rights as if each share of Series B Convertible Preferred Stock were converted into one share of common stock. For so long as the Series B Convertible Preferred Stock is issued and outstanding, the holders of such Series B Convertible Preferred Stock vote together as a single class with the holders of the common stock and the holders of any other class or series of shares entitled to vote with the common stock, with the holders of Series B Stock being entitled to 66 2/3% of the total votes on all such matters.

In the event of the death of a holder of the Class B Preferred Stock, or a liquidation, winding up or bankruptcy of a holder which is an entity, all voting rights of the Class B Preferred Stock shall cease.

The holder of any shares of Class B Preferred Stock have the right to convert their shares into common stock at any time, in a conversion ratio of one share of common stock for each share of Class B Preferred. If the Corporation’s common stock trades or is quoted at a price per share in excess of $2.25 for any twenty consecutive day trading period, the Class B Preferred Stock will automatically be convertible into the common stock of the Corporation in a conversion ratio of one share of Common Stock for each share of Class B Preferred.

The holders of Class B Preferred Stock are not entitled to receive any distributions in the event of any liquidation, dissolution or winding up of the Corporation.

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The warrants cannot be exercised on a cashless basis.

On October 31 and November 1, 2016, three of the accredited investors provided $51,000 to the company and are due to receive an additional 927,270 Series B Preferred shares.

Preferred stock issuable on the consolidated balance sheet represents preferred stock to be issued for either cash received or services performed. As of December 31, 2016 and 2015, the number of shares of preferred stock to be issued was 927,270 and 0 shares, respectively.

Spirit Bear, a related party, holds 113 shares of our Series A preferred stock and KHIC, Inc., a related party, holds the remaining 3 shares of our Series A preferred stock. Each share of Series A Preferred Stock ("Preferred Stock") is convertible into 50,000 shares of common stock. Each share of Preferred Stock has voting rights as if they were converted into 50,000 shares of common stock. The holders of each share of Preferred Stock then outstanding shall be entitled to be paid out of the Available Funds and Assets (as defined in the "Certificate of Designation"), and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of common stock, an amount per preferred share equal to the Preferred Stock Liquidation Price ($2,500 per share).

Common stock

On August 19, 2015, the stockholders voted to increase the number of authorized shares of common stock from 100,000,000 shares to 140,000,000 shares.

Common stock issuable on the consolidated balance sheet represents common stock to be issued for either cash received or services performed. As of December 31, 2016 and 2015, the number of shares of common stock to be issued was 821,364 and 701,018 shares, respectively.

Common stock warrants issued with the sale of our common stock

When we sell shares of our common stock the buyer also typically receives fully-vested common stock warrants with a maximum contractual term of 3-5 years. A summary of common stock warrants issued with the sale of our common stock as of December 31, 2016, and changes during the year then ended is presented below:

	Number of Warrants	Weighted-average Exercise Price	Weighted-average Remaining Life (Years)	Aggregate Intrinsic Value
Outstanding, December 31, 2014	19,114,765	$0.56
Granted	10,466,539	0.35
Exercised	(1,084,597)	0.35
Outstanding, December 31, 2015	20,726,707	0.49
Granted	14,392,309	0.12
Exercised	--	--
Forfeited or expired	(1,073,549)	0.60
Outstanding, December 31, 2016	34,045,467	0.30	2.3	$345,591
Exercisable, December 31, 2016	34,045,467	0.30	2.3	$345,591

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Note 8 – Share-based payments

Amounts recognized as expense in the consolidated statements of operations related to share-based payments are as follows:

	Year ended December 31,
	2016	2015
Nonemployee common stock	$10,000	$602,507
Nonemployee preferred stock (Series B)	50,000
Nonemployee warrants – fully vested upon issuance	1,603,025	6,981
Nonemployee warrants – service and performance conditions	20,933	52,056
Employee common stock	277,090	--
Employee stock options – fully vested upon grant	--	--
Employee stock options – market price-based	327,000	1,308,000
Legal settlement – replacement warrants	--	1,764,450
Total share-based expense charged against income	$2,288,048	$3,733,994

Impact on net loss per common share:
Basic and diluted	$(0.05)	$(0.05)

Nonemployee common stock

UPT management agreement

In July, 2014, we entered into a three year agreement with the company managing the operations of UPT, whereby we would issue common stock under the following conditions:

Condition	Number of Shares
UPT recognizes $100 million of revenue or a change in control	500,000
UPT recognizes $100 million of revenue	150,000
650,000

As of December 31, 2016 and 2015, meeting these conditions was not deemed probable, so no expense was recognized under this agreement and no common stock was issued. The fair value of these unearned shares of common stock was $58,500 as of December 31, 2016.

Investor relations agreement

In June, 2014, we entered into an agreement with a company, which subsequently became a shareholder, to provide investor relations services. Under the terms of this agreement, we agreed to issue 60,000 shares of common stock each quarter through May 2015, for a total of 240,000 shares. We recognized expense of $61,200 and $91,800, respectively, during the years ended December 31, 2015 and 2014.

In January, 2016, we entered into a 2 month agreement with a company, which subsequently became a shareholder, to provide corporate consulting, communications and market outreach services. Under the terms of this agreement we agreed to pay $25,000 in fees and agreed to issue 150,000 one year warrants with an exercise price of $0.18 per share through February 2016, for a total of 300,000 warrants.

In March 2016, we renewed the agreement for a period ending December 31, 2016. Under the terms of this renewal, we agreed to pay a total of $102,000 in fees and agreed to issue a total of 425,000 shares of restricted common stock per and 575,000 warrants with an exercise price of $0.40 per share. We recognized expense of $70,151 during the year ended December 31, 2016.

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Financial advisory agreements

During the quarter ended June 30, 2015, we entered into separate agreements with three companies, which subsequently became shareholders, to provide financial advisory services, including developing, studying and evaluating a financing plan, strategic and financial alternatives, and merger and acquisition proposals. Under the terms of the agreements, we agreed to issue an aggregate of 333,332 shares of common stock each month through June 2016, as services were delivered, for a total of 5,000,000 shares over the term of the agreements. These agreements may be canceled by either party with a 30 day notice. During the three months ended June 30, 2015, we recorded expense at fair value of $510,007 for the issuance of 1,000,013 shares. If the services are provided and the agreements are not canceled, an additional 3,999,987 shares remain to be issued. At management's request, no further services have been provided, and no stock was earned or issued under these agreements after June 30, 2015.

Other

During the years ended December 31, 2016 and 2015, we issued or accrued an additional 2,859,090 and 175,000 shares of common stock in exchange for services, with a fair value of $360,000 and $31,300, respectively.

Nonemployee common stock warrants -- Fully-vested upon issuance

We may issue fully-vested common stock warrants with a maximum contractual term of 5 years to non-employees in return for services or to satisfy liabilities, such as accrued interest. The following summarizes the activity for common stock warrants that were fully-vested upon issuance:

	Number of Warrants	Weighted-average Exercise Price	Weighted-average Remaining Life (Years)	Aggregate Intrinsic Value
Outstanding, December 31, 2014	8,488,235	$0.69
Granted	94,333	0.48
Exercised	--	--
Forfeited or expired	(918,000)	0.19
Outstanding, December 31, 2015	7,664,568	0.72
Granted	5,749,503	0.49
Forfeited or expired	(2,548,000)	1.09
Outstanding, December 31, 2016	10,866,071	0.49	2.4	$8,000
Exercisable, December 31, 2016	10,866,071	0.49	2.4	$8,000

The following summarizes the Black-Scholes assumptions used to estimate the fair value of fully-vested common stock warrants:

Year ended December 31,
	2016	2015
Volatility	102 – 272%	121 – 173%
Risk-free interest rate	0.5 – 1.5%	1.4 – 1.6%
Expected life (years)	1.0 – 5.0	3.0 -- 4.0
Dividend yield	--	--

No fully-vested common stock warrants were exercised in 2016 and 2015.

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Nonemployee common stock warrants -- Service and performance conditions

The following summarizes the terms for warrants we granted that are subject to performance and service conditions.

UPT management agreement

In July, 2014, we entered into a three year agreement with the company managing the operations of UPT, whereby we would issue common stock warrants under the following conditions:

		Number of
Vesting Condition	Category	Warrants
Fully vest upon UPT generating $1 million of revenue	Performance	350,000
45,945 warrants for every $3 million of revenue generated by UPT up to $100 million	Performance	1,530,000
60,000 warrants for every three months of completed service managing UPT	Service	720,000
		2,600,000

The common stock warrants have a three year life and an exercise price of $1.00 per share. The grant date fair value was $2,586,000. As of December 31, 2016, we did not conclude that meeting the performance conditions was probable, so no expense was recognized and no common stock warrants vested. During the years ended December 31, 2016 and 2015, 240,000 of the common stock warrants under the service condition vested with the passage of time and we recognized expense of $20,933 and $52,056. As of December 31, 2016, the fair value of the 2,000,000 unvested common stock warrants, which is also the estimated unrecognized expense, was $84,693. We cannot estimate the period over which the expense for the performance awards will be recognized, if at all. The remaining service award expense will be recognized quarterly over a period of 0.5 years.

Financing advisory services

In March, 2014, we entered into an agreement with a company, which is also a shareholder, to provide financing advisory services, in return for 400,000 common stock warrants having a five year life and an exercise price of $2.50, with vesting in March, 2015 upon satisfactory performance under the agreement. In addition, a second issuance of 400,000 warrants with an exercise price of $2.50 would be due on the one year anniversary of the execution of the agreement. As of December 31, 2014, we deemed it probable that the vesting conditions will be met. Accordingly, during the year ended December 31, 2014, we recognized expense of $200,379. When the warrants vested in March 2015, the fair value was $179,964. The change in fair value between December 31, 2014 and March 2015, of $20,415 was recognized as a reduction of expense in 2015. The grant date fair value of these warrants was $352,000.

In May of 2015, the exercise price of the first and second issuance of warrants was reduced to $0.45. The fair value of the first issuance increased from $180,484 to $188,525 and the second issuance increased from $203,010 to $203,569.

In January of 2016, the exercise price of the first and second issuance of warrants was reduced from $0.45 to $0.30. The fair value of the first issuance decreased from $188,525 to $54,950 and the second issuance decreased from $203,569 to $74,464.

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Summary

The following summarizes the activity for warrants that have performance and service conditions. There were no grants in 2016.

	Number of Warrants	Weighted-average Exercise Price	Weighted-average Remaining Life (Years)	Aggregate Intrinsic Value
Outstanding, December 31, 2013	--
Granted	3,000,000	1.20
Outstanding, December 31, 2014, 2015, 2016	3,000,000	1.20	0.7
Exercisable, December 31, 2016	1,000,000	$1.60	1.2	$--

The following summarizes of the status of our nonvested common stock warrants with performance and service conditions as of December 31, 2016, and changes during the year then ended:

	Number of	Weighted-average Grant Date
	Warrants	Fair Value
Non vested, December 31, 2015	2,240,000	$0.99
Vested	(240,000)	0.99
Non vested, December 31, 2016	2,000,000	$0.99

The following summarizes the Black-Scholes assumptions used to estimate the fair value of warrants with performance and service conditions:

	Year ended December 31,
	2016	2015
Volatility	121 -- 148%	102 -- 184%
Risk-free interest rate	0.7 -- 1.5%	0.9 -- 1.4%
Expected life (years)	3.0	3.0 – 5.0
Dividend yield	--	--

Legal settlement – Replacement warrants

Under the First Amendment to Settlement Agreement (the "Amendment") with Spirit Bear, we agreed to issue replacement warrants for certain previously-issued warrants. The 7,000,000 previously-issued warrants were issued in 2012, had exercise prices ranging from $0.35 to $0.75 per warrant, and expiration dates from April 2015 to April 2017. All of the replacement warrants have an exercise price of $0.25, while 6,000,000 expire in January 2017 and 1,000,000 expired in December 2015.

Under the terms of the February 2016 Waiver of Performance and Second Amendment to Settlement Agreement with Spirit Bear, we agreed to issued replacement warrants for previously amended and replaced warrants. Six million of the previously amended and replaced warrants owned by Spirit Bear and by Leonora Lorenzo had their expiration dates extended from January 29, 2017, until January 29, 2020, and had their exercise price reduced from $0.25 to $0.10 per share.

In addition, Spirit Bear consented to the withdrawal of a Registration Statement on Form S-1 that was pending before the Securities Exchange Commission (SEC). The proposed registration statement covered the common shares underlying the preferred shares owned by Spirit Bear and the common shares underlying the warrants owned by Spirit Bear and Leonora Lorenzo.

91

When a replacement equity instrument is issued, expense is recorded if the fair value of the new instruments is greater than the fair value of the original instruments. We recorded expense of $423,973 associated with the replacement warrants. The following summarizes the Black-Scholes assumptions used to estimate the fair value of the previously-issued warrants and the replacement warrants:

	Previously- issued	Replacement
Volatility	206%	151%
Risk-free interest rate	0.5%	1.3%
Expected life (years)	0.2	3.2
Dividend yield	--	--

Employee stock options – Fully-vested upon grant

We granted stock options to certain members of management in 2014 that were fully-vested at the date of grant. There were no grants in 2015 or 2016. In 2016, one member resigned and released the Company from all incentive compensation it owed to him including stock options. The following is a summary of fully-vested stock option activity with the resigning member’s stock options removed for 2016:

	Number of Shares	Weighted-average Exercise Price per Share	Weighted-average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, December 31, 2013	--
Stock options granted	5,000,000	$2.00
Outstanding, December 31, 2015 and 2014	5,000,000	2.00	--	$--
Stock options forfeited	(1,000,000)	2.00
Outstanding, December 31,2016	4,000,000	2.00	--	--
Exercisable, December 31, 2016	4,000,000	$2.00	--	$--

 The following summarizes the Black-Scholes assumptions used to estimate the fair value of fully-vested stock option grants:

Year ended December 31, 2014
Volatility	325%
Risk-free interest rate	2.7%
Expected stock option life (years)	10
Dividend yield	--

We recognized expense at a fair value of $7,950,000 in the years ended December 31, 2014, for fully-vested stock option grants.

Employee stock options – Market price-based grants

We granted stock options in 2012 to a member of management that vest upon the achievement of certain stock prices for 20 days. He resigned effective October 1, 2016 and released the Company from all obligations to him including stock options.

As of December 31, 2016, there were no market price-based stock options.

92

Note 9 – Income Taxes

The components of our deferred tax asset are as follows:

	December 31,
	2016	2015
Net operating loss carryforwards	$8,194,178	$7,582,195
Equity-based instruments	9,629,824	8,703,465
Accrued liabilities	126,765	85,329
Deferred Revenue	150,520	--
Pass-through losses	182,966	--
Valuation allowance	(18,284,253)	(16,370,989)
Deferred tax asset	$--	$--

Our net operating loss carryforwards expire after 20 years, beginning in 2032.

A reconciliation of income taxes computed at the statutory rate to the income tax amount recorded is as follows:

	Year ended December 31,
	2016	2015
Income tax benefit at statutory rate	$(291,001)	$(2,134,554)
State income tax, net of Federal benefit	(31,069)	(227,895)
Convertible debt	(1,496,427)	--
Other adjustments	(94,809)	--
Meals and entertainment	42	14,542
Increase in valuation allowance	1,913,264	2,347,907
Income tax benefit	$--	$--

We had no gross unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in future periods. We have not accrued any interest or penalties associated with income taxes. We file income tax returns in the United States federal jurisdiction. With few exceptions, we are no longer subject to U.S. federal, state or non-U.S. income tax examination by tax authorities on tax returns filed before January 31, 2010. No tax returns are currently under examination by any tax authorities.

93

Note 10 – Net Loss per Share

Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the reporting period. Diluted net loss per share is computed similarly to basic loss per share, except that it includes the potential dilution that could occur if dilutive securities are exercised.

The following table presents a reconciliation of the denominators used in the computation of net loss per share – basic and diluted:

	Year ended December 31,
	2016	2015
Net loss available for stockholders	$(844,169)	$(6,923,100)
Weighted average outstanding shares of common stock	84,894,351	64,586,781
Dilutive effect of stock options and warrants	--	--
Common stock and equivalents	84,894,351	64,586,781

Net loss per share – Basic and diluted	$(0.01)	$(0.10)

Outstanding stock options and common stock warrants are considered anti-dilutive because we are in a net loss position. The following summarizes equity instruments that may, in the future, have a dilutive effect on earnings per share:

	December 31,
	2016	2015
Stock options	4,000,000	10,000,000
Common stock warrants	59,932,917	29,651,275
Common stock issuable	821,364	701,018
Common stock issuable – warrants	--	226,191
Convertible notes	19,287,020	3,586,915
Convertible preferred stock	9,436,360	6,800,000
Convertible preferred stock issuable	927,270
Total	94,404,931	50,965,399
Total exercisable at December 31	89,019,937	46,038,190

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Note 11 – Subsequent Events

On January 17, 2017, we issued 800,000 shares of common stock to Sprit Bear upon the conversion of 16 shares of our Series A Stock.

February 2017 Convertible Note – On February 7, 2017, the Company entered into a convertible note agreement. We issued 200,000 inducement shares of restricted common stock and received $100,000, with an original issue discount of $10,000 in lieu of interest, for a total amount of $110,000 due on September 9, 2017. At the holder’s option, a portion or all of the unpaid principal and interest may be converted into shares of our common stock at $0.08 per share. In the event of default, the outstanding balance will increase by 25% and a daily penalty of $100 will accrue until the default is remedied.

On February 8, 2017, we issued 34,076 shares of our common stock upon conversion of interest on convertible debt of $54,650 by Tangiers Global, LLC.

February 2017 Convertible Note – On February 13, 2017, the Company entered into a convertible note agreement. We issued 150,000 inducement shares of restricted common stock and received $100,000, with an original issue discount of $10,000 in lieu of interest, for a total amount of $110,000 due on September 13, 2017. At the holder’s option, a portion or all of the unpaid principal and interest may be converted into shares of our common stock at $0.08 per share. In the event of default, the outstanding balance will increase by 25% and a daily penalty will accrue until the default is remedied.

On February 10, 2017, the board of directors and the holders of Series B Preferred shares voted to amend the Articles of Incorporation and increase the number of authorized shares to 350,000,000. Amending the Articles of Incorporation requires an affirmative vote from the holders holding at least a majority of the voting rights of the outstanding common stock. As per an amended and restated Certificate of Designation filed with the state of Nevada on October 31, 2016, the holders of Series B Preferred shares are entitled to sixty-six and two-thirds percent (66 2/3%) of the total votes on all such matters that shareholders are allowed to vote on.

On March 20, 2017, the Company filed an amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada increasing its authorized shares of common stock, par value $0.001 per share, from 140,000,000 shares to 350,000,000 shares. The amendment became effective March 22, 2017.

On February 16, 2017, we issued 1,250,000 shares of restricted common stock as a commitment fee to Bellridge Capital LP in connection with the securities purchase agreement entered into on December 6, 2016.

March 2017 Convertible Note. On March 14, 2017, the Company entered into a note purchase agreement which provides for the purchase of a $78,750 convertible promissory note. The note has a 5% original issue discount and bears interest at 5% per annum. The maturity date is March 14, 2018.

The Note may be prepaid in whole or in part at a 115% premium if within 120 days of the issue date or 125% after 120 days of the issue date. The Note is convertible into common stock at a 30% discount to the lowest trading price for the ten trading days immediately prior to the delivery of a conversion notice, provided that the conversion price will not be less than $0.06 per share.

The Note Purchase Agreement also provides that it is an event of default if the Company does not obtain FINRA’s approval to effectuate a 1:15 reverse stock split no later than January 15, 2017. On February 16, 2017, Bellridge agreed to extend the deadline to April 24, 2017 and that in lieu of a reverse stock split, the Company may increase its authorized shares of common stock. On March 22, 2017, the Company amended its Articles of Incorporation and increased its authorized shares from 140,000,000 to 350,000,000.

The Company also agreed to reserve the greater of (i) 1,000,000 shares of common stock or (ii) 300% of the maximum aggregate number of shares issued or issuable to Bellridge (without giving effect to any beneficial ownership restrictions).

So long as Bellridge owns the Notes and the shares issuable under the Notes, if the Company fails to satisfy certain current public information requirements under Rule 144 for more than 30 consecutive days, the Company will be required to pay liquidated damages to Bellridge in cash equal to 5% of the aggregate conversion price of the Note(s) on the day of a such failure and on every 30th day thereafter. If the Company fails to make such liquidated damages payments in a timely manner, such payments will bear interest of 1.5% per month until paid in full.

On March 14, 2017, we issued 200,000 shares of restricted common stock as a commitment fee to Bellridge Capital LP in connection with the note purchase agreement entered into on the same day.

On March 20, 2017, we issued 750,000 shares of common stock to Spirit Bear upon the conversion of 15 shares of our Series A Stock.

April Convertible Note – On April 5, 2017, the Company entered into a convertible note agreement. We issued 300,000 inducement shares of restricted common stock and received $150,000, with an original issue discount of $15,000 in lieu of interest, for a total amount of $165,000 due on November 5, 2017. At the holder’s option, a portion or all of the unpaid principal and interest may be converted into shares of our common stock at $0.10 per share. In the event of default, the outstanding balance will increase by 25% and a daily penalty of $100 will accrue until the default is remedied.

On April 6, 2017, we issued 600,000 shares of common stock to Sprit Bear upon the conversion of 12 shares of our Series A Stock.

95

Cool Technologies, Inc. and subsidiary

Condensed Consolidated Balance Sheets

	September 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash	$456,545	$62,291
Prepaid expenses and other assets	46,999	--
Total current assets	503,544	62,291
Intangibles	182,082	166,402
Equipment, net	52,212	71,664
Total assets	$737,838	$300,357

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,693,239	$1,595,883
Accrued liabilities – related party	496,534	553,953
Customer deposits – related party	400,000	400,000
Accrued payroll taxes	106,917	93,512
Debt, current portion, net of debt discount	1,042,812	825,170
Derivative liability	20,740	4,851,760
Total current liabilities	3,760,242	8,320,278

Debt, long-term portion, net of debt discount	23,627	18,311
Total liabilities	3,783,869	8,338,589

Commitments and contingencies (Note 5)	--	--

Stockholders’ equity (deficit):
Preferred stock, $.001 par value; 15,000,000 shares authorized; 2,727,303 and 3,636,360 Preferred A and Preferred B shares issued and outstanding at September 30, 2017 and December 31, 2016, Respectively	2,727	3,636
Common stock, $.001 par value; 350,000,000 shares authorized; 146,016,834 and 111,438,236 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	144,444	110,865
Preferred stock payable	--	51,000
Common stock payable	554,000	--
Additional paid-in capital	40,517,316	31,981,116
Common stock issuable	0	125,500
Common stock held in escrow	8,441	8,441
Accumulated deficit	(44,222,918)	(40,188,414)
Total deficit	(2,995,990)	(7,997,856)
Noncontrolling interest in subsidiary	(50,041)	(40,376)
Total stockholders’ deficit	(3,046,031)	(8,038,232)

Total liabilities and stockholders’ deficit	$737,838	$300,357

See accompanying notes to condensed consolidated financial statements.

96

Cool Technologies, Inc. and subsidiary

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended September 30,		Nine months ended September 30
	2017	2016	2017	2016

Revenues	$--	$--	$--	$--
Cost of revenues	--	--	--	--
Gross profit	--	--	--	--

Operating expenses
Payroll and related expenses	132,754	129,668	397,702	540,320
Consulting	309,968	157,500	641,997	1,523,041
Professional fees	72,210	33,113	176,493	241,488
Research and development	77,034	156,484	188,832	175,739
General and administrative	92,152	63,130	235,190	661,420
Total operating expenses	684,118	539,895	1,640,214	3,142,008

Operating loss	(684,118)	(539,895)	(1,640,214)	(3,142,008)

Other income (expense):
Interest expense, net	(295,064)	(207,087)	(861,409)	(1,023,819)
Change in fair value of derivative liability	(5,148)	409,994	(1,542,548)	1,164,807
Loss on Extinguishment of Debt	--	(56,221)	--	(628,510)

Net loss	(984,330)	(393,209)	(4,044,171)	(3,629,530)
Less: Noncontrolling interest in net loss	(3,276)	(3,389)	(9,665)	(9,134)

Net loss to shareholders	$(981,054)	$(389,820)	$(4,034,506)	$(3,620,396)

Net loss per common share:
Basic and diluted	$(0.01)	$(0.005)	$(0.03)	$(0.04)

Weighted average common shares outstanding:
Basic and diluted	137,153,770	84,142,499	123,840,788	80,677,522

See accompanying notes to condensed consolidated financial statements.

97

Cool Technologies, Inc. and subsidiary

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine months ended September 30,
	2017	2016
Operating Activities:
Net loss	$(4,044,171)	$(3,629,530)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock issued for services	115,329	332,090
Warrants issued for services	204,597	1,188,933
Loss on extinguishment of debt	--	628,510
Employee stock options	--	327,000
Non-cash interest expense	47,737	307,097
Change in fair value of derivative liability	1,542,548	(1,164,807)
Amortization of debt discount	791,528	657,426
Depreciation expense	19,452	19,452
Changes in operating assets and liabilities:
Prepaid expenses	(46,999)	95,175
Accounts payable	97,356	291,444
Accrued liabilities – related party	(57,419)	54,732
Accrued payroll liabilities	13,405	59,775
Net cash used in operating activities	(1,316,637)	(832,703)

Investing Activities:
Intangible assets	(15,680)	(7,736)
Net cash used in investing activities	(15,680)	(7,736)

Financing Activities:
Proceeds from issuance of notes payable	574,985	--
Payment of notes payable	(14,414)	--
Issuance of common stock for cash, net of costs	1,166,000	--
Proceeds from sale of common stock	--	555,500
Proceeds from debt	--	643,347
Payments on debt	--	(368,563)
Net cash provided by financing activities	1,726,571	830,284

Net increase (decrease) in cash	394,254	(10,155)

Cash, beginning of period	62,291	10,882

Cash, end of period	$456,545	$727

Supplemental cash flow information:
Cash paid for:
Interest	$14,133	$27,092
Income taxes	--	--

Non-cash investing and financing activities:
Derivative liability offset by debt discount	$54,985	$281,329
Reduction of common stock payable by issuing Stock	105,000	465,400
Reduction of preferred stock payable by issuing stock	51,000
Debt and interest settled for common stock	492,340	1,014,756
Reclassification of common share equivalents to additional paid-in capital	(6,364,224)

See accompanying notes to condensed consolidated financial statements.

98

Cool Technologies, Inc. and subsidiary

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 1 – Description of Business and Summary of Significant Accounting Policies

Description of Business

Cool Technologies, Inc. and subsidiary, (we, us, our, the "Company" or "Cool Technologies") was incorporated in the State of Nevada in July 2002. In April 2014, we formed Ultimate Power Truck, LLC ("Ultimate Power Truck" or "UPT"), of which we own 95% and a shareholder of Cool Technologies owns 5%. We were formerly known as Bibb Corporation, as Z3 Enterprises, and as HPEV Inc. On August 20, 2015, we changed our name to Cool Technologies, Inc.

We have developed and intend to commercialize heat dispersion technologies in various product platforms, and have developed and are commercializing a parallel power gearing system around which we have designed a mobile power generation system that retrofits onto Class 3 to 7 work trucks. In preparation, we have applied for trademarks for one of our technologies and its acronym. We currently own one trademark: TEHPC. We believe that our proprietary technologies, including our patent portfolio and trade secrets, can help increase the efficiency and positively affect manufacturing cost structure in several large industries beginning with motors/generators and fleet vehicles. The markets for products utilizing our technology include consumer, industrial and military markets, both in the U.S. and worldwide.

Our technologies are divided into two distinct but complementary categories: a) mobile power generation and b) heat dispersion technology. As of September 30, 2017, we have seven US patents, one granted Mexican patent, four pending applications and one filed provisional application in the area of composite heat structures, motors, and related structures, heat pipe architecture, applications (commonly referred to as "thermal" or "heat dispersion technology") and a parallel vehicle power platform. We intend to commercialize our patents by licensing our thermal technologies and applications to electric motor, pump and vehicle component manufacturers; by licensing a plug-in hybrid conversion system for heavy duty trucks, buses and tractor trailers to fleet owners and service centers; and by licensing a mobile electric power system powered by our proprietary gearing system to commercial vehicle and fleet owners. On May 25, 2017, the company received its first order: 10 mobile power generation systems.

Basis of Presentation

The accompanying condensed consolidated balance sheet as of September 30, 2017, has been derived from audited financial statements. They include the accounts of Cool Technologies, Inc. and Ultimate Power Truck, LLC. Intercompany accounts and transactions have been eliminated. The accompanying unaudited interim condensed consolidated financial statements have been prepared on the same basis as the annual audited financial statements and in accordance with accounting principles generally accepted in the United States ("GAAP") for interim financial information and the rules and regulations of the Securities and Exchange Commission ("SEC") for interim financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of this interim information. All intercompany transactions have been eliminated in consolidation. Noncontrolling interest represents the 5% third party ownership of our subsidiary, UPT. There are no restrictions on the transfer of funds or net assets from UPT to Cool Technologies. Operating results and cash flows for interim periods are not necessarily indicative of results that can be expected for the entire year. The information included in this report should be read in conjunction with our audited financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2016.

Going Concern

The accompanying condensed consolidated financial statements have been prepared assuming we will continue as a going concern. We have incurred net losses of $44,222,918 since inception and have not fully commenced operations, raising substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on our ability to generate revenue, achieve profitable operations and repay our obligations when they come due. We will have to obtain additional debt and / or equity financing; however, we cannot provide investors with assurance that we will be able to raise sufficient capital to fund our operations. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

99

Recently Adopted Accounting Guidance

In May 2014, the FASB issued a comprehensive new revenue recognition standard that will supersede nearly all existing revenue recognition guidance under U.S. GAAP. The standard’s core principle (issued as ASU 2014-09 by the FASB), is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. The new guidance must be adopted using either a full retrospective approach for all periods presented in the period of adoption or a modified retrospective approach. In August 2015, the FASB issued ASU No. 2015-14, which defers the effective date of ASU 2014-09 by one year, and would allow entities the option to early adopt the new revenue standard as of the original effective date. This ASU is effective for public reporting companies for interim and annual periods beginning after December 15, 2016. The standard permits the use of either the retrospective or cumulative effect transition method. The adoption of ASU 2014-15 did not materially impact our consolidated financial position, results of operations or cash flows.

In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” ASU 2014-15 provides guidance on management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The amendments in ASU 2014-15 are effective for annual reporting periods ending after December 15, 2016, and for annual and interim periods thereafter. Early adoption is permitted. The Company has elected to adopt the methodologies prescribed by ASU 2014-15. The adoption of ASU 2014-15 had no material effect on its financial position or results of operations.

In March 2015, the Financial Accounting Standards Board issued Accounting Standards Update (ASU) No. 2015-03, “Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. The amendments in this ASU require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this ASU. The amendments are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption of the amendments is permitted for financial statements that have not been previously issued. The amendments should be applied on a retrospective basis, wherein the balance sheet of each individual period presented should be adjusted to reflect the period-specific effects of applying the new guidance. Upon transition, an entity is required to comply with the applicable disclosures for a change in an accounting principle. These disclosures include the nature of and reason for the change in accounting principle, the transition method, a description of the prior-period information that has been retrospectively adjusted, and the effect of the change on the financial statement line items (i.e., debt issuance cost asset and the debt liability). The Company adopted ASU 2015-03 during the year ended December 31, 2016. The adoption of ASU 2015-03 had no material effect on its financial position or results of operations or cash flows.

In April 2016, the FASB issued ASU No. 2016-09, “Compensation – Stock Compensation” (topic 718). The FASB issued this update to improve the accounting for employee share-based payments and affect all organizations that issue share-based payment awards to their employees. Several aspects of the accounting for share-based payment award transactions are simplified, including: (a) income tax consequences; (b) classification of awards as either equity or liabilities; and (c) classification on the statement of cash flows. The updated guidance is effective for annual periods beginning after December 15, 2016, including interim periods within those fiscal years. Early adoption of the update is permitted. The adoption of ASU 2016-09 had no material effect on its financial position or results of operations or cash flows.

Recent Accounting Guidance Not Yet Adopted

In April 2016, the FASB issued ASU No. 2016-10, “Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing” (topic 606). In March 2016, the FASB issued ASU No. 2016-08, “Revenue from Contracts with Customers: Principal versus Agent Considerations (Reporting Revenue Gross verses Net)” (topic 606). These amendments provide additional clarification and implementation guidance on the previously issued ASU 2014-09, “Revenue from Contracts with Customers”. The amendments in ASU 2016-10 provide clarifying guidance on materiality of performance obligations; evaluating distinct performance obligations; treatment of shipping and handling costs; and determining whether an entity’s promise to grant a license provides a customer with either a right to use an entity’s intellectual property or a right to access an entity’s intellectual property. The amendments in ASU 2016-08 clarify how an entity should identify the specified good or service for the principal versus agent evaluation and how it should apply the control principle to certain types of arrangements. The adoption of ASU 2016-10 and ASU 2016-08 is to coincide with an entity’s adoption of ASU 2014-09, which we intend to adopt for interim and annual reporting periods beginning after December 15, 2017. The Company is currently evaluating the impact of the new standard.

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In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”). ASU 2016-15 will make eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017. The new standard will require adoption on a retrospective basis unless it is impracticable to apply, in which case it would be required to apply the amendments prospectively as of the earliest date practicable. The Company is currently in the process of evaluating the impact of ASU 2016-15 on its condensed consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230)”, requiring that the statement of cash flows explain the change in the total cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. This guidance is effective for fiscal years, and interim reporting periods therein, beginning after December 15, 2017 with early adoption permitted. The provisions of this guidance are to be applied using a retrospective approach which requires application of the guidance for all periods presented. The Company is currently evaluating the impact of the new standard.

In August 2017, the FASB issued ASU No. 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities. This ASU better aligns accounting rules with a company’s risk management activities; better reflects economic results of hedging in financial statements; and simplifies hedge accounting treatment. The standard is effective for fiscal years and interim periods beginning after December 15, 2018 and is effective for the Company’s fiscal year beginning January 1, 2019, with early adoption permitted. The Company is evaluating the impact of this new standard on the financial statements.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, when adopted, will have a material effect on the accompanying condensed consolidated financial statements.

Note 2 – Customer deposits – Related party

These represent advance payments of $400,000 received on orders that have not yet been fulfilled, with companies controlled by the individual who is the 5% owner of UPT and a shareholder of Cool Technologies.

Note 3 – Debt

Debt consists of the following:

	September 30, 2017	December 31, 2016
Notes payable -- original issue discount	$225,000	$225,000
Convertible notes payable	798,603	641,129
Test vehicle financing	47,396	61,811
Note payable – related party	237	237
Note payable – UPT minority owner	250,000	250,000
	1,321,236	1,178,177
Debt discount	(254,797)	(334,696)
	1,066,439	843,481
Less: current portion	(1,042,812)	(825,170)
Long-term portion	$23,627	$18,311

Notes payable – original issue discount

In October 2015, we received $350,000 under two notes payable with an original issue discount of $50,000, in lieu of interest. The $400,000 principal balance was payable in full on March 31, 2016. In the event of default, the interest rate will be 18% per annum.

Negotiations to extend the maturity date commenced before the end of March and were concluded with the signing of the Forbearance and Amendment Agreement on April 28, 2016. $377,142 and $102,857 for a total of $480,000 plus a forbearance fee of $5,000 payable to each holder of a note payable. In exchange, the holders agreed to refrain from taking legal action until May 16, 2016.

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An Extension and Amendment Agreement signed on May 23, 2016 extended the Maturity Date of one of the Note until September 30, 2016. And amended Conversion Rights at a price equal to 75% of the VWAP for the preceding 12 business days. The outstanding principal amount including interest, forbearance fees, liquidated damages and expenses was amended to $458,571 from the previous $382,142 and the original $314,285. The second note holder exchanged his debt with a third party for a payment of $104,801 on May 24, 2016.

A series of conversions from June 7 to August 15, 2016 reduced the outstanding principal to the remaining noteholder to $60,751. The note was extinguished with a payment on August 26, 2016.

Convertible notes payable

August 2016 Convertible Note – In August 2016, the Company entered into a senior convertible note agreement. We received $400,000, bearing interest at 3%, with principal and interest payable on August 24, 2018. In addition, the Company received the right to require the buyer to purchase from the company four million restricted shares of common stock at a purchase price of $0.05 per share and a warrant to purchase four million shares of common stock with an exercise price of $0.06 per share. At the same time, the Company granted the buyer the right to require the company to sell to the buyer four million restricted shares of common stock at a purchase price of $0.05 per share and a warrant to purchase four million shares of common stock with an exercise price of $0.06 per share. In the event of default, the interest rate will be 18% per annum, require the Company to (i) redeem all or any portion of the note at a premium of 150% or (ii) convert any portion of this note then held by noteholder into shares of common stock at the conversion price of $0.025, equal to a number of shares of common stock equal to the principal amount outstanding on the note (divided by 0.025) and multiplied by the premium of 150%.

The note may be converted at any time into shares of the common stock at the conversion price pursuant to the terms of the note. The buyer may not, however, convert more than 50% of the note’s purchase price prior to September 30, 2016. On April 18, 2017, the buyer converted $28,300 into 1,132,000 shares of common stock.

November 2016 Convertible Note – In November 2016, the Company entered into a convertible note agreement. We issued 350,000 inducement shares of common stock and received $100,000, with an original issue discount of $10,000 in lieu of interest, for a total amount of $110,000 due on June 9, 2017. At the holder’s option, a portion or all of the unpaid principal and interest may be converted into shares of our common stock at $0.07 per share. In the event of default, the outstanding balance will increase by 25%. At any time following an event of default, the lender has the right to convert a portion or all of the unpaid principal balance at a rate of 65% of the average of the three lowest closing prices in the twenty trading days immediately preceding the request for conversion date.

On May 22, 2017, a total of $35,000 were converted into 500,000 shares of common stock.

On June 9, 2017, the company signed an amendment to the convertible promissory note which extended the maturity date to August 10, 2017 and reduced the conversion price from $0.07 to $0.05 per share.

Subsequent to the signing of the amendment, from June 6 to June 15, 2017, a total of $55,000 were converted into 1,100,000 shares of common stock. On June 28, 2017, the buyer converted $25,500 into 510,000 shares of common stock and the note was retired.

December 2016 Convertible Notes -- In December 6, 2016, the Company entered into a note purchase agreement which provides for the purchase of up to an aggregate of $150,000 principal amount of convertible promissory notes (the “Notes”). The Notes have a 5% original issue discount and bear interest at 5% per annum. On December 7, 2016, $85,000 was paid pursuant to the initial Note (after the deduction of $10,000 for legal expenses) which is due on December 5, 2017. On December 28, 2016, after the filing by the Company of a registration statement with the SEC, the Company issued another Note in the original principal amount of $50,000 for $47,500.

The Notes may be prepaid in whole or in part by the Company at a 115% premium if within 120 days of the issue date or 125% after 120 days of the issue date. The Notes are convertible into common stock at a 30% discount to the lowest trading price for the ten trading days immediately prior to the delivery of a conversion notice, provided that the conversion price will not be less than $0.06 per share.

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The Note Purchase Agreement also provides that it is an event of default if the Company does not obtain FINRA’s approval to effectuate a 1:15 reverse stock split no later than January 15, 2017, which was extended to January 20, 2017, then extended to February 15, 2017 and further extended to April 24, 2017. As part of the last extension to April 24, 2017, Bellridge agreed to add an increase in the authorized share capital of the Company as another method to avoid the triggering of an event of default. The increase in amounts required under the Notes held by Bellridge necessitated that the Company amend its Articles of Incorporation. This was accomplished on March 22, 2017.

The Company also agreed to reserve the greater of (i) 1,000,000 shares of common stock or (ii) 300% of the maximum aggregate number of shares issued or issuable. The Company determined that the conversion feature meets the requirements for derivative treatment and has recorded a derivative liability and a corresponding debt discount on the consolidated balance sheet.

On May 3, 2017, we issued an aggregate of 1,411,426 shares of common stock to Bellridge Capital, LLC upon the exercise of the $150,000 principal amount of convertible promissory notes issued to Bellridge on December 6, 2016. The Note in the principal amount of $100,000 was converted into an aggregate of 941,867 shares of the Company’s common stock, which included 17,226 shares representing accrued interest of $1,863.01. The Note in the principal amount of $50,000 was converted into an aggregate of 469,559 shares of the Company’s common stock, which included 7,219 shares representing accrued interest of $780.82.

February Convertible Note – On February 7, 2017, the Company entered into a convertible note agreement. We issued 200,000 inducement shares of restricted common stock and received $100,000, with an original issue discount of $10,000 in lieu of interest, for a total amount of $115,000 due on September 7, 2017. At the holder’s option, a portion or all of the unpaid principal and interest may be converted into shares of our common stock at $0.08 per share. In the event of default, the outstanding balance will increase by 25% and a daily penalty of $100 will accrue until the default is remedied. Shares reserved for future conversions must equal to at least 100% of the full number of shares of common stock issuable upon conversion of all outstanding amounts under this note.

On August 15, 2017, we issued 186,643 shares of our common stock pursuant to the terms of a securities purchase agreement entered into on February 7, 2017, which required the issuance of additional inducement shares if the price of our common stock decreased six months from the date of the agreement so that the aggregate value of the shares issued on the closing date would equal the aggregate value of the shares after six months.

On August 24, 2017, the company signed an amendment to the convertible promissory note which extended the maturity date until September 30, 2017 and reduced the conversion price from $0.08 to $0.05 per share.

Subsequent to the signing of the amendment, from August 25 to September 20, 2017, a total of $72,500 were converted into 1,450,000 shares of common stock. On September 27, 2017, the buyer converted $25,000 into 816,000 shares of common stock and the note was retired.

On August 15, 2017, we issued 186,643 shares of our common stock to Lucas Hoppel pursuant to the terms of a securities purchase agreement entered into on February 7, 2017, which required the issuance of additional inducement shares if the price of our common stock decreased six months from the date of the agreement so that the aggregate value of the shares issued on the closing date would equal the aggregate value of the shares after six months.

March 2017 Convertible Note. On March 14, 2017, the Company entered into an additional note purchase agreement with Bellridge which provides for the purchase of a $78,750 convertible promissory note on the same terms as the December 6, and December 28, 2016 Notes. The note has a 5% original issue discount and bears interest at 5% per annum. The maturity date is March 14, 2018. On March 14, 2017, we also issued 200,000 shares of common stock to Bellridge for agreeing to enter into such agreement.

The Note may be prepaid in whole or in part at a 115% premium if within 120 days of the issue date or 125% after 120 days of the issue date. The Note is convertible into common stock at a 30% discount to the lowest trading price for the ten trading days immediately prior to the delivery of a conversion notice, provided that the conversion price will not be less than $0.06 per share.

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After 180 days the conversion floor of $0.06 expired. The Note was converted in full and 1,382,889 shares and 434,836 shares of common stock were issued to Bellridge on September 14, 2017 and September 26, 2017, respectively.

April Convertible Note – On April 5, 2017, the Company entered into a convertible note agreement. We issued 300,000 inducement shares of restricted common stock and received $150,000, with an original issue discount of $15,000 in lieu of interest, for a total amount of $165,000 due on November 5, 2017. At the holder’s option, a portion or all of the unpaid principal and interest may be converted into shares of our common stock at $0.10 per share. In the event of default, the outstanding balance will increase by 25% and a daily penalty of $100 will accrue until the default is remedied. Shares reserved for future conversions must equal to at least 100% of the full number of shares of common stock issuable upon conversion of all outstanding amounts under this note.

On October 16, 2017, the company signed an amendment to the convertible promissory note which extended the maturity date until December 31, 2017 and reduced the conversion price from $0.10 to $0.05 per share.

Subsequent to the signing of the amendment, on October 25, 2017, $25,000 was converted into 500,000 shares of common stock.

August Convertible Note – On August 25, 2017, the Company entered into a convertible note agreement. We issued 300,000 inducement shares of restricted common stock and received $150,000, with an original issue discount of $15,000 in lieu of interest, for a total amount of $165,000 due on March 25, 2018. At the holder’s option, a portion or all of the unpaid principal and interest may be converted into shares of our common stock at $0.05 per share. In the event of default, the outstanding balance will increase by 25% and a daily penalty of $100 will accrue until the default is remedied.

Test Vehicle Financing

In October 2014, the Company entered into financing agreements for the purchase of test vehicles, bearing interest at 5.99% payable monthly over five years, collateralized by the vehicles.

Note payable – related party

On February 3, 2016, an agreement was signed with the Secretary of Cool Technologies to retire a non-interest bearing note that was due on demand. The note was retired with the issuance of 143,187 shares of restricted common stock on June 24, 2016.

Note payable – UPT minority owner

Held by the 5% minority owner of UPT. The terms of the note have not been finalized.

Future contractual maturities of debt are as follows:

Year ending December 31,
2017	652,714
2018	413,725
2019	(0)
$1,066,439

Note 4 – Derivative Liability

Under the terms of the May 2016, December 2016, February 2017, March 2017, April 2017, August 2017 Convertible Notes, we identified derivative instruments arising from embedded conversion features.

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The following summarizes the Black-Scholes assumptions used to estimate the fair value of the derivative liability at the dates of issuance and the revaluation dates:

Nine Months Ended September 30, 2017

Volatility	122–199%
Risk-free interest rate	0.54–1.31%
Expected life (years)	0.15–1.67
Dividend yield	--

Changes in the derivative liability were as follows:

	Nine Months Ended September 30, 2017
	Level 1	Level 2	Level 3
Convertible debt and other derivative liabilities at December 31, 2016	--	--	$4,851,760
Conversions of convertible debt	--	--	(316,245)
Issuance of convertible debt and other derivatives	--	--	306,901
Reclassification of common share equivalents to additional paid-in-capital	--	--	(6,364,224)
Change in fair value	--	--	1,542,548
Convertible debt and other derivative liabilities at September 30, 2017	$--	$--	$20,740

Note 5 -- Commitments and Contingencies

On December 12, 2012, we concluded negotiations on a debt settlement agreement by and among the Company, Phoenix Productions and Entertainment Group ("PPEG"), Action Media Group, LLC ("Action Media") and Spirit Bear Limited ("Spirit Bear") (PPEG and Action Media collectively, the "Debt Holders"). The Debt Holders were to return to escrow a total of 4,676,000 shares of our common stock. 3,676,000 of these shares were returned and cancelled on January 14, 2013, following our filing a registration statement with the SEC on January 11, 2013. The remaining 1,000,000 shares will be purchased by the Company or a nominee of the Company at $0.40 per share (or $400,000) at the rate of $10,000 per month commencing within 90 days of the Company achieving $1,000,000 in gross revenues for products or services from business operations. PPEG and Action Media will divide the $400,000 on a pro rata basis, based on each company's respective amount of debt forgiven. The historical cost of the shares held in escrow are reflected in equity on the condensed consolidated balance sheets as common stock held in escrow.

Effective May 1, 2015, we executed a First Amendment to Settlement Agreement (the "Amendment") with Spirit Bear and the parties identified as the assignees of Spirit Bear who are signatories to the Amendment, which amends certain provisions of our original Settlement Agreement with Spirit Bear. In accordance with the terms of the Amendment, Jay Palmer, Carrie Dwyer and Donica Holt, the Spirit Bear holdover directors, tendered their resignation from the Board of Directors of the Company. Spirit Bear also agreed that it will no longer have any rights to appoint nominees to the Board of Directors. Pursuant to the Amendment, the Company agreed to file a registration statement on Form S-1 covering an aggregate of 14,028,385 shares of common stock, preferred stock and warrants on behalf of Spirit Bear and its assignees no later than July 15, 2015, which was filed with the SEC on July 15, 2015. A representative of Spirit Bear agreed that the obligation to register the shares on a Form S-1 need only include shares of common stock and shares of common stock issuable upon conversion of the Preferred Stock and exercise of the warrants held by Spirit Bear and its assignees. The Company agreed to issue replacement warrants for certain previously-issued warrants, which will be canceled in connection with the replacement issuance. Within 10 business days of June 1, 2015, the parties agreed to dismiss all of the pending litigation between and among them.

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On November 4, 2016, Spirit Bear agreed to the withdrawal of the registration statement in exchange for confirmation that the warrants owned by Spirit Bear and its associate which were subject to a separate court action shall not expire even if the court action continued beyond the warrants’ initial expiration date. The registration had not been declared effective by the SEC and the Company filed a request to withdraw the Registration Statement on November 14, 2016.

On August 28, 2015, the parties filed a stipulation to dismiss the direct claims of the Company against Spirit Bear and of Spirit Bear against the Company in the Nevada Lawsuit. By order dated September 1, 2015, and filed September 2, 2015, the court ordered dismissal of all direct claims in the Nevada Lawsuit.

Additionally, on February 20, 2015, the Court issued its preliminary approval to the derivative action settlement agreement (the "DASA'), which would lead to the ultimate dismissal of the derivative suit also filed by Spirit Bear in the same action. The Court has scheduled a fairness hearing for November 20, 2015, to consider giving its final approval to the DASA. No shareholder filed any objections to the DASA by April 30, 2015, which was the deadline established by the Court for filing objections. On October 22, 2015, however, Peak Finance, LLC ("Peak Finance") filed a Motion to Intervene in the action seeking, among other things, approval to file a new derivative Complaint in this matter. The Company has opposed this Motion.

On August 31, 2015, the Company received notice of a summons in the matter styled Peak Finance, Derivatively on Behalf of Nominal Defendant, HPEV, Inc. v. Hassett, et al., No. 2:15-cv-01590-GMN-CWH, filed in the United States District Court for the District of Nevada (the "Peak Finance Claim"). Plaintiff Peak Finance, LLC ("Peak Finance") alleges that certain members of the Company's Board of Directors and officers caused a misleading proxy statement to issue and breached alleged fiduciary duties from and after June 18, 2013. Peak Finance further alleges that its claim is related to the Spirit Bear Lawsuit described above. The Company has not determined that there is any merit to the allegations, and has decided to submit the claims to an Independent Director Committee consisting of Directors Christopher McKee, Richard J. "Dick" Schul, and Donald Bowman for their review and consideration. Additionally, on September 28, 2015, the Company filed a motion to dismiss the initial Complaint filed by Peak Finance. On October 22, 2015, rather than oppose the motion to dismiss, Peak Finance filed an amended complaint in this case in addition to the Motion to Intervene in the pending Spirit Bear litigation set forth above. On November 9, 2015, the Company filed a new motion to dismiss the first amended complaint filed by Peak Finance on October 22, 2015.

At the November 20, 2015, fairness hearing, the Court denied Peak Finance's Motion to Intervene. However, the Court did allow Peak Finance to formally argue its objections to the DASA. The Court ordered additional briefing on certain issues, which has not been completed. The Court further ordered another hearing to consider the DASA on April 1, 2016.

On April 1, 2016, Peak Finance and the Company advised the Court that they had agreed in principle to a settlement that would include withdrawal of Peak Finance's objection to the DASA. On April 20, 2016, the parties filed a Stipulation and Proposed Order for Withdrawal of Objection to DASA, which was granted by the Court on April 21, 2016. On May 3, 2016, the Court issued an Order, which fully and finally approved the DASA and dismissed the Peak Finance and the Spirit Bear cases, with prejudice. On May 17, 2016, the Company filed a document to show cause as to the effect of the Stipulation and Proposed Order Regarding Settlement on the pending Motion to Dismiss Amended Complaint.

Also on May 17, 2016, Peak Finance and the Company filed a Stipulation and Proposed Order to Modify Stay of Proceedings so that the stay issued on January 6, 2016 could be modified in order to permit the Court to consider the Stipulation and Proposed Order Regarding Settlement and for the Court and all parties to take all necessary actions to seek final approval of a settlement prior to the Court ruling on the pending Motion to Dismiss.

On October 11, 2016, the United States District Court, District of Nevada orally approved the derivative action settlement agreement (“Peak Settlement Agreement”) reached in Peak Finance, LLC v. Timothy J. Hassett et. al., Case No. 2:15-cv-01590-GMN-CWH. Noting that no non-party shareholder filed any objections to the Peak Settlement Agreement, the District Court specifically found that it is “fundamentally fair, reasonable and adequate” and serves the best interest of the Company. The Court further directed that counsel for the parties prepare a proposed formal written order finally approving the Peak Settlement Agreement and dismissing the case.

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On October 20, 2016, the Derivative Action Settlement Agreement was formally approved and the case was formally dismissed with prejudice.

Subsequent to the dismissal, an Independent Directors Committee consisting of directors Christopher McKee, Richard J. "Dick" Schul and Donald Bowman reviewed the allegations made by Peak Finance, LLC to determine a proper corporate response. On December 6, 2016, a quorum of the members of the Independent Directors Committee met with Peak Finance, LLC in New York City, to fulfill the judges’ final orders. No further action is required by the Company in this matter.

On October 7, 2016, the Company received a complaint, Wang et al v. Cool Technologies, Inc. et al, filed on July 28, 2016 in the U.S. District Court for the Eastern District of New York (Brooklyn) Civil docket #1:16CV04101RRMPK alleging damages of $1,100,000 for inter alia breach of contract for failing to register shares sold to the Plaintiffs in February and March 2014. On March 30, 2017, the Company and Timothy Hassett, the Company’s Chief Executive Officer, requested leave of the court to move to dismiss the matter, on both Substantive and Jurisdictional grounds. On April 13, 2017, the Honorable Roslynn R. Mauskopf granted leave to renew our March 30, 2017 request for a pre-motion conference after the initial conference before Magistrate Judge Kuo. At the initial conference, Corporate counsel informed the court that the Company, in fact, filed a registration statement for said shares in July 2014 and the Warrants were in the possession of Plaintiff Gary Zse Kong J.D. and located on his computer and printed at his office in the Law Offices of Gary Park. Magistrate Judge Peggy Kuo directed plaintiff to file an amended complaint and directed plaintiff Gary Sze Kong to preserve all computer and other records which may still be at the Law Offices of Gary Park. Defendants were also granted leave to subpoena such records if they are no longer under the control of Plaintiff Kong. On June 30th Plaintiff filed an “attorney verified” amended complaint inter alia admitting that the company registered the shares. On August 7, 2017, Corporate Counsel requested leave for a pre-motion conference to move to dismiss the matter. On October 10, 2017, the Honorable Magistrate Judge Roslynn R. Mauskopf issued an order that by October 17, 2017, plaintiffs shall file a letter with the Court setting forth the legal and factual bases on which they intend to oppose the defendants' proposed motion to dismiss. As of October 17, 2017, the Plaintiff has not complied with the Court’s order.

From time to time, the Company may be a party to other legal proceedings. Management currently believes that the ultimate resolution of these other matters, if any, and after consideration of amounts accrued, will not have a material adverse effect on our consolidated results of operations, financial position, or cash flow.

Note 6 – Equity

Preferred Stock

The Company has 15,000,000 preferred shares authorized and 33 Series A and 2,727,270 Series B preferred shares issued and outstanding as of September 30, 2017.

On August 12, 2016, the Company entered into a Securities Purchase Agreement with four accredited investors pursuant to which it sold 3,636,360 shares of the Company’s Series B Convertible Preferred Stock. Each share of the preferred stock is convertible into one share of company’s common stock. The conversion price of the preferred stock is equal to the $0.055.

In addition to the preferred stock, the Securities Purchase Agreement included warrants to purchase (i) 3,636,360 shares of the Company’s common stock at an exercise price of $0.07 per share. The aggregate purchase price of the preferred stock and warrants was $200,000, of which $150,000 was paid in cash and $50,000 was paid in services.

In connection with the sale of the Preferred Stock, on October 20, 2016, the Company filed with the Secretary of the State of Nevada, an amended Certificate of Designations of the Rights, Preferences, Privileges and Restrictions, which have not been set forth in the Certificate of Designation of the Series B Convertible Preferred Stock nor the first Amendment to Certificate of Designation filed on August 12, 2016.

The preferred stock has the same rights as if each share of Series B Convertible Preferred Stock were converted into one share of common stock. For so long as the Series B Convertible Preferred Stock is issued and outstanding, the holders of such Series B Convertible Preferred Stock vote together as a single class with the holders of the common stock and the holders of any other class or series of shares entitled to vote with the common stock, with the holders of Series B Stock being entitled to 66 2/3% of the total votes on all such matters.

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In the event of the death of a holder of the Class B Preferred Stock, or a liquidation, winding up or bankruptcy of a holder which is an entity, all voting rights of the Class B Preferred Stock shall cease.

The holder of any shares of Class B Preferred Stock have the right to convert their shares into common stock at any time, in a conversion ratio of one share of common stock for each share of Class B Preferred. If the Corporation’s common stock trades or is quoted at a price per share in excess of $2.25 for any twenty consecutive day trading period, the Class B Preferred Stock will automatically be convertible into the common stock of the Corporation in a conversion ratio of one share of Common Stock for each share of Class B Preferred.

The holders of Class B Preferred Stock are not entitled to receive any distributions in the event of any liquidation, dissolution or winding up of the Corporation.

The warrants cannot be exercised on a cashless basis.

On October 31 and November 1, 2016, three of the accredited investors provided $51,000 to the company. Pursuant to signed approval from the investors, on July 25, 2017, we issued 309,090 shares of common stock to each of the investors.

On May 8, 2017, Inverom Corporation converted its 909,090 Series B preferred shares into 909,090 shares of common stock. The represented all of the shares of Series B stock held by Inverom Corporation.

Preferred stock issuable on the consolidated balance sheet represents preferred stock to be issued for either cash received or services performed. As of September 30, 2017 and 2016, the number of shares of preferred stock to be issued was 0.

Spirit Bear, a related party, holds 30 shares of our Series A preferred stock and KHIC, Inc., a related party, holds the remaining 3 shares of our Series A preferred stock. Each share of Series A Preferred Stock ("Preferred Stock") is convertible into 50,000 shares of common stock. Each share of Preferred Stock has voting rights as if they were converted into 50,000 shares of common stock. The holders of each share of Preferred Stock then outstanding shall be entitled to be paid out of the Available Funds and Assets (as defined in the "Certificate of Designation"), and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of common stock, an amount per preferred share equal to the Preferred Stock Liquidation Price ($2,500 per share).

Common Stock

On August 19, 2015, the stockholders voted to increase the number of authorized shares of common stock from 100,000,000 shares to 140,000,000 shares. On February 10, 2017, the board of directors and the holders of Series B Preferred shares voted to amend the Articles of Incorporation and increase the number of authorized shares to 350,000,000. Amending the Articles of Incorporation requires an affirmative vote from the holders holding at least a majority of the voting rights of the outstanding common stock. As per an amended and restated Certificate of Designation filed with the state of Nevada on October 31, 2016, the holders of Series B Preferred shares are entitled to sixty-six and two-thirds percent (66 2/3%) of the total votes on all such matters that shareholders are allowed to vote on.

Common stock issuable on the condensed consolidated balance sheet represents common stock to be issued for either cash received or services performed. As of September 30, 2017 and December 31, 2016, the number of shares of common stock to be issued was 291,000 and 125,000 shares, respectively.

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Common stock warrants issued with the sale of our common stock

When we sell shares of our common stock the buyer also typically receives fully-vested common stock warrants with a maximum contractual term of 3-5 years. A summary of common stock warrants issued with the sale of our common stock as of September 30, 2017, and changes during the period then ended is presented below:

	Number of Warrants	Weighted-average Exercise Price	Weighted-average Remaining Life (Years)	Aggregate Intrinsic Value
Outstanding, December 31, 2016	34,045,467	$0.30
Granted	23,441,558	0.08
Forfeited or cancelled	(12,038,264)	0.24
Outstanding, September 30, 2017	45,448,771	0.20	2.2	$114,000
Exercisable, September 30, 2017	45,448,771	0.20	2.2	$114,000

Included in the warrants granted and cancelled above are 3,729,164 warrants for which the life was extended by one year, for which the Company recorded expense of $660,000.

Note 7 – Share-based payments

Amounts recognized as expense in the consolidated statements of operations related to share-based payments are as follows:

	Nine months ended September 30,
	2017	2016
Nonemployee common stock	$115,329	$--
Nonemployee preferred Series B	--	50,000
Nonemployee warrants – fully-vested upon issuance	198,479	445,390
Nonemployee warrants – service and performance conditions	6,118	18,392
Employee common stock	--	--
Employee stock options – market price-based	--	327,000
Total share-based expense charged against income	$319,926	$840,782

Impact on net loss per common share:
Basic and diluted	$(0.00)	$(0.01)

Nonemployee common stock

UPT management agreement

In July, 2014, the Company entered into an agreement with the company managing the operations of UPT, whereby we would issue common stock under the following conditions:

Condition	Number of Shares
UPT recognizes $100 million of revenue or a change in control	500,000
UPT recognizes $100 million of revenue	150,000
650,000

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As of September 30, 2017, and from the date of the agreement, meeting these conditions was not deemed probable, so no expense was recognized under this agreement and no common stock was issued.

Investor relations agreement

In June, 2014, we entered into an agreement with a company, which subsequently became a shareholder, to provide investor relations services. Under the terms of this agreement, the Company agreed to issue 60,000 shares of common stock each quarter through May 2015, for a total of 240,000 shares. We recognized expense of $31,200, during the quarter ended March 31, 2015, for the issuance of 60,000 shares.

In January, 2016, we entered into an agreement with a company, which subsequently became a shareholder, to provide investor relations services. Under the terms of this agreement, the Company agreed to issue 150,000 one year warrants per month through February 2016, for a total of 300,000 warrants. In March 2016, we renewed the agreement through December 2016. Under the terms of the renewed agreement, the Company agreed to issue 50,000 restricted common shares and 150,000 one year warrants each month for three months. Thereafter, we agreed to issue 100,000 restricted common shares and 100,000 warrants each month for the duration of the renewed agreement. A total of 2,000,000 restricted common shares and warrants are due to be issued under the renewed agreement.

The warrants were priced based upon the closing bid price on the last day of the previous month before issuance. The shares were priced based upon the closing bid price on the day of issuance. Warrants were issued for services rendered during the months of January, February, March and April. Twenty-five thousand shares were issued for services rendered during the month of March. Therefore, the exercise prices of the warrants are $0.18, $0.22, $0.40 and $0.30, respectively, and the shares were priced at $0.38. A total of 1,675,000 restricted common shares and warrants remain to be issued.

Other

During the quarters ended September 30, 2017 and 2016, the Company issued no other shares of common stock in exchange for services.

Nonemployee common stock warrants -- Fully-vested upon issuance

We may issue fully-vested common stock warrants with a maximum contractual term of 5 years to non-employees in return for services or to satisfy liabilities, such as accrued interest.

	Number of Warrants	Weighted-average Exercise Price	Weighted-average Remaining Life (Years)	Aggregate Intrinsic Value
Outstanding, December 31, 2016	10,866,071	0.72
Granted	3,050,000	0.09
Forfeited or expired	(3,270,235)	0.58
Outstanding, September 30, 2017	10,645,836	0.35	2.5	$6,000
Exercisable, September 30, 2017	10,645,836	0.35	2.5	$6,000

On June 28, 2017, we issued three year warrants to purchase at total of 500,000 shares of common stock at an exercise price of $0.07 per to six individuals who provide services to the company. We recognized $27,727 of expense for these warrants.

Volatility	144%
Risk-free interest rate	1.5%
Expected life (years)	3.0
Dividend yield	--

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Financing Advisory Services

In January 2016, the Company modified the terms of previously issued warrants and issued additional warrants to a company that provides us with financial consulting services. We lowered the exercise price on 2,533,000 warrants to $0.30 per share for warrants that previously had exercise prices ranging from $0.56 to $2.50 per share. As a result of modifying the previously issued warrants, the Company recognized expense of $64,000. We also issued 1,266,503 additional warrants with an exercise price of $0.30 per share that expire in five years, for which the Company recognized expense of $246,500.

The following summarizes the Black-Scholes assumptions used to estimate the fair value of these common stock warrants:

	Replacement Warrants	Additional Warrants
Volatility	133 – 182%	204%
Risk-free interest rate	1.1 – 1.3%	1.4%
Expected life (years)	3.0 – 4.3	5.0
Dividend yield	--	--

Board of Advisors

In February 2016, the Company issued three year warrants to purchase 400,000 shares of common stock at an exercise price of $0.27 per share and 200,000 shares of common stock at an exercise price of $0.31 per share, to five individuals serving on our board of advisors. We recognized $134,890 of expense for these warrants.

The following summarizes the Black-Scholes assumptions used to estimate the fair value of these common stock warrants:

Volatility	127%
Risk-free interest rate	0.9%
Expected life (years)	3.0
Dividend yield	--

Board of Directors

In September 2017, the Company issued three-year warrants to purchase 200,000 shares of common stock at an exercise price of $0.08536 per share to six individuals serving on our board of directors. We recognized $81,222 of expense for these warrants.

The following summarizes the Black-Scholes assumptions used to estimate the fair value of these common stock warrants:

Volatility	145%
Risk-free interest rate	1.55%
Expected life (years)	3.0
Dividend yield	--

Nonemployee common stock warrants -- Service and performance conditions

UPT management agreement

In July, 2014, the Company entered into a three year agreement with the company managing the operations of UPT, whereby we would issue common stock warrants under the following conditions:

		Number of
Vesting Condition	Category	Warrants
Fully vest upon UPT generating $1 million of revenue	Performance	350,000
45,945 warrants for every $3 million of revenue generated by UPT up to $100 million	Performance	1,530,000
60,000 warrants for every three months of completed service managing UPT	Service	720,000
Total		2,600,000
Vested – September 30, 2017		(720,000)
Nonvested – September 30, 2017		1,880,000

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The common stock warrants have a three year life and an exercise price of $1.00 per share. The grant date fair value was $2,586,000. As of September 30, 2017, and since the date of the agreement, we have not deemed it probable that the performance conditions will be met, so no expense was recognized and no common stock warrants vested. During the three months ended September 30, 2017 and 2016, 60,000 of the common stock warrants under the service condition vested with the passage of time and the Company recognized expense of $6,118 and $18,392, respectively.

Financing advisory services

In March 2014, the Company entered into an agreement with a company, which is also a shareholder, to provide financing advisory services, in return for 400,000 common stock warrants having a five year life and an exercise price of $2.50, with vesting in March, 2015 upon satisfactory performance under the agreement. As of December 31, 2014, we deemed it probable that the vesting conditions would be met. Accordingly, during the year ended December 31, 2014, the Company recognized estimated expense of $200,379. As of September 30, 2015, the service conditions were met and the award was re-valued at $179,964, resulting in a reduction in expense of $20,415 during the quarter ended September 30, 2015.

Employee stock options – Fully-vested

The Company granted no additional fully-vested options during the three months ended September 30, 2017.

Employee stock options – Market-based

The Company granted no additional options that vest upon the achievement of certain stock prices during the three months ended September 30, 2017. No additional non-vested market-based options vested during the quarter ended September 30, 2017.

Note 8 – Net Loss per Share

Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the reporting period. Diluted net loss per share is computed similarly to basic loss per share, except that it includes the potential dilution that could occur if dilutive securities are exercised.

The following table presents a reconciliation of the denominators used in the computation of net loss per share – basic and diluted:

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Net loss available for stockholders	$(981,054)	$(389,820)	$(4,034,506)	$(3,620,396)
Weighted average outstanding shares of common stock	137,153,770	84,143,586	123,840,788	80,677,887
Dilutive effect of stock options and warrants	--	--	--	--
Common stock and equivalents	84,143,586	84,143,586	80,677,887	80,677,887

Net loss per share – Basic and diluted	$(0.01)	$(0.005)	$(0.03)	$(0.04)

Outstanding stock options and common stock warrants are considered anti-dilutive because we are in a net loss position.

	September 30
	2017	2016
Stock options	4,000,000	4,000,000
Common stock warrants	71,175,986	51,317,075
Common stock issuable	7,420,635	390,412
Convertible notes	20,169,776	15,698,045
Convertible preferred stock	4,377,270	6,100,000
Convertible preferred stock issuable	--	3,636,360
Total	106,743,667	81,141,892

Total exercisable at September 30	99,323,032	77,115,120

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Note 9 – Subsequent Events

On October 11, 2017, we issued 377,097 shares of our common stock pursuant to the terms of a securities purchase agreement entered into on April 5, 2017, which required the issuance of additional inducement shares if the price of our common stock decreased six months from the date of the agreement so that the aggregate value of the shares issued on the closing date would equal the aggregate value of the shares after six months.

On October 25, 2017, we issued 500,000 shares of our common stock upon partial conversion of $25,000 on convertible debt of $165,000 by Lucas Hoppel.

On October 26, 2017, we engaged the services of Barron and Associates, LLC as an independent agent for generating revenue and investment funding. Pursuant to the Independent Agent Agreement, Barron and Associates, received one block of 1,000,000 warrants with an exercise price of $0.05 and a three-year maturity. The warrants do not offer a cashless option.

For each agreement in principle accepted and signed by the Company, Barron will also be eligible to receive a block of warrants to be issued on a sliding scale. For the first agreement, the Agent will be eligible to receive a warrant to purchase 1,000,000 shares of restricted common stock. For each subsequent agreement, the block of warrants that the Agent will be eligible to receive will be reduced by half.

The exercise price of the first warrant will be $0.05 with a three-year maturity and no cashless option. Each subsequent warrant will carry the same terms as the first warrant, with the exception of the exercise price, which will equal the closing price of the Company’s common stock on the day the agreement in principle is accepted and signed by the company.

The warrants for the first agreement which was indicated to be Jatropha, Inc. would be delivered upon the signing of the Jatropha agreement. The warrants for all subsequent agreements in principle will be paid out on each $250,000 of net revenue shipped by the company in fulfillment of the respective agreement.

In addition, for the first 18 months of the Independent Agent Agreement, Barron will receive a commission of 10% of the net revenues from opportunities and customers introduced to and registered with the company. At any time after that, Barron will be entitled to a commission of 5% of net revenues.

Either party may terminate the agreement at any time without cause. Upon termination, the agent will continue to receive commission based on orders for up to six months.

On November 7, 2017, we accepted and signed an agreement with Jatropha (see below). Therefore, Barron was issued received one block of 1,000,000 warrants with an exercise price of $0.05 and a three-year maturity.

On October 31, 2017, we issued 750,000 shares of our common stock upon partial conversion of $37,500 on convertible debt of $165,000 by Lucas Hoppel.

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On November 1, 2017 we entered into a Securities Exchange Agreement and General Release with Black Mountain Equities, Inc. Previously, on September 30, 2016, Black Mountain received a Secured Promissory Note for $45,000 with 5% annual interest redeemable in cash. The Note was originally due to mature on June 30, 2017. It was subsequently extended with no change in terms until September 30, 2017 and then again until November 30, 2017.

On November 1, 2017, the total principal and interest reached $47,451.68. In lieu of repaying the principal and interest in cash, the Company agreed to issue 949,034 shares in full repayment of the note and to issue another 10,880 shares to Black Mountain as an inducement to sign the Exchange Agreement, thereby, making the total number of shares to be issued 959,914.

On November 3, 2017, we issued 750,000 shares of our common stock upon partial conversion of $37,500 on convertible debt of $165,000 by Lucas Hoppel.

On November 3, 2017, we issued 302,506 shares of restricted common stock valued at $0.08 per share to Postremous Partners, LLC in payment for an outstanding invoice of $24,200.44.

On November 7, 2017, we entered into an Agreement of Principal Terms with Jatropha, Inc. Pursuant to the Agreement, CoolTech will furnish Jatropha with one MG80 prototype retro-fitted onto a Ford F-350 truck within 60 business days of the execution of the Agreement. Jatropha will have the use of the prototype for a subsequent period of 60 days.

When the MG80 prototype meets the technical criteria established by Jatropha in cooperation with CoolTech, Jatropha will release the rest of the purchase order to CoolTech: 233 MG units. The Purchase Order Agreement will encompass MG units in a variety of kilovolt amp (KVA) outputs (either 30, 55, 80 or 125) with a minimum order of 25 of the same model number. The order terms and conditions will be 50% down at the time of order and 50% at the time of shipment.

The production schedule will be mutually agreed upon by CoolTech and Jatropha. It will start no later than April 2018 and continue until the order is completed.

If the MG80 prototype does not meet the mutually agreed upon technical criteria, there will be a 30 cure period. If the technical criteria still has not been met after the cure period, Jatropha will return the Ford F-350 truck with the installed MG80 prototype within 5 business days and CoolTech will refund the cost to Jatropha.

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